PARTICIPATION AGREEMENT
ATLAS PROSPECT

This Participation Agreement ("Agreement") is entered into and made effective as of the 1st day of March, 2007 ("Effective Date") by and between **Kerr-McGee Oil & Gas Corporation**, a wholly owned subsidiary of Anadarko Petroleum Corporation ("Kerr-McGee"), whose mailing address is P. O. Box 1330, The Woodlands, Texas 77251-1330 and **Ridgewood Energy Corporation** ("Ridgewood"), whose mailing address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079 herein referred to collectively as "Parties" and individually as a "Party".

WITNESSETH

WHEREAS, Kerr-McGee, intends to drill an initial exploratory well, the IEW as hereinafter defined, on a prospect consisting of United States Outer Continental Shelf Walker Ridge Area Blocks 111, 112, 155, 156, 199 and 200 sometimes referred to herein as the "Atlas Prospect" or "Atlas"; and

WHEREAS, Ridgewood proposed by letter dated May 17, 2006 to participate in the IEW and thereby earn an interest in the Atlas Prospect, which proposal was accepted by Kerr-McGee May 26, 2006 (the aforesaid correspondence being hereinafter referred to collectively as the "Letter of Intent"), and

WHEREAS, pursuant to the Letter of Intent Kerr-McGee and Ridgewood desire to set forth the terms and conditions under which Ridgewood shall participate in the IEW and receive an assignment of an interest in the Leases comprising the Atlas Prospect, all as more fully provided for herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, together with the mutual covenants, conditions, and obligations contained herein, Kerr-McGee and Ridgewood do hereby enter into this Agreement under the following terms and conditions:

ARTICLE I
DEFINITIONS

1.1 AFE: shall mean the well cost estimate Authorization for Expenditure for the Initial Exploratory Well on the Atlas Prospect, a copy of which is attached hereto as **Exhibit "B-1"**.

1.2 Contract Area: shall mean the area covered by the Leases and contained within the Atlas Prospect.

1.3 Initial Exploratory Well ("IEW"): shall mean the first well or its substitute well(s), as provided for in Article III below, to be drilled on the Atlas Prospect.

1.4 Leases: shall mean the Federal OCS Oil and Gas Leases set forth on **Exhibit "A"**

1.5 Objective Depth: the Objective Depth in the IEW for purposes of this Agreement is defined as the shallower of the following depths: (i) the depth at which the IEW encounters and sufficiently tests the Lower Miocene objective interval as set forth in the original AFE and Well Plan for said well; or (ii) 30,350' TVD; or (iii) some depth at which all the Parties to the Operating Agreement agree in writing that the Objective Depth has been reached by the IEW.

1.6 Joint Operating Agreement ("JOA"): shall mean, as the context requires, a Unit Operating Agreement covering Walker Ridge Blocks 111, 112, 155 and 156, being the blocks included within the Walker Ridge Block 155 Unit and/or a Joint Operating Agreement, covering Walker Ridge Blocks 199 and 200, covering blocks lying outside the Walker Ridge Block 155 Unit, but included within this Agreement, such Unit Operating Agreement and Joint Operating Agreement to be negotiated and established by and among the Parties and other participating parties in the Atlas Prospect and Leases (collectively known as the "Atlas Parties"). If a JOA is not executed by the Atlas Parties by August 1, 2007, then, by default, the Joint Operating Agreement attached hereto and made a part hereof as **Exhibit "C"** ("Default JOA") shall be deemed the applicable JOA between the Atlas Parties. Notwithstanding the foregoing, the Default JOA shall govern all operations conducted until such time as the Parties enter into a JOA or Unit operating agreement. Under the Default JOA, Kerr-McGee, or its parent company Anadarko Petroleum Corporation, shall be Operator. The Default JOA shall only be amended, to the extent necessary, to: (a) extablish Kerr-McGee (or Anadarko Petroleum Corporation) as Operator; (b) include the applicable Contract Area (Unit Operating Agreement or Joint Operating Agreement, as applicable); and (c) include the Atlas Parties as defined herein.

1.7 Tax Partnership Agreement: shall mean the tax partnership agreement set forth as **in the JOA**.

1.8 Well Plan: shall mean the Well Plan for the IEW attached hereto as **Exhibit "B-2"**.

1.9 Capitalized Terms: Capitalized terms used throughout this Agreement and not defined in Sections 1.1 through 1.7 above, shall have the meanings ascribed to them elsewhere in this Agreement or in the Exhibits attached hereto.

ARTICLE II
EXHIBITS

The following Exhibits are attached hereto and made a part of this Agreement:

Exhibit "A"	Contract Area Leases and Burdens
Exhibit "B-1"	Authority for Expenditure Walker Ridge Block 155 OCS-G 15914 #1 Well
Exhibit "B-2"	Well Plan for Walker Ridge Block 155 OCS-G 15914 #1 Well consisting of:

Wellbore schematic
Depth versus days chart
Depth versus cost chart
PPGE
WR 155 #1 Sperry Directionals

Exhibit "C" Default JOA
Exhibit "D" Geologic and Data Information Requirements of Ridgewood
Exhibit "E" Form of Assignment of Record Title Interest

ARTICLE III
IEW PARTICIPATION-ATLAS PROSPECT

3.1 Subject to rig availability, permitting and suspension of operations approval by the Minerals Management Service ("MMS"), on or before September 30, 2007, Kerr-McGee as Operator shall commence the drilling of the IEW at a surface location in the AFE, or as otherwise agreed amongst the Atlas Parties and drill the IEW to the Objective Depth in accordance with the AFE and Well Plan, or as otherwise agreed amongst the Atlas Parties. If due to the lack of rig availability, issues with permitting, the inability to obtain a suspension of operations approval (or and extension of an existing suspension of operations) by the MMS or for any other cause, Kerr-McGee fails or is unable to commence the drilling of the IEW prior to September 30, 2007, then, unless extended by the Parties or as provided in the next sentence of this Section 3.1, this Agreement shall automatically terminate as of September 30, 2007 and will be of no further force or effect. If, prior to September 30, 2007, Kerr-McGee obtains from the MMS a suspension of operations for the leases covering both Walker Ridge Block 155 and Walker Ridge Block 156, thereby extending the terms of such leases beyond September 30, 2007, and until at least October 31, 2007, then the date of "September 30, 2007" appearing in the preceding sentence will be deemed changed to October 31, 2007.

If the above condition precedents are satisfied within the applicable time frame, then Ridgewood shall bear and pay twenty-four percent (24%) of the costs and expenses to drill, evaluate and or abandon the IEW if a dry hole, to the Objective Depth (and/or a like share of the cost of any substitute well in which Ridgewood may agree to participate under the JOA) up to (i) the point at which the total gross costs and expenses of drilling, evaluating and or abandoning the IEW if a dry hole, to the objective depth reach one hundred and six million dollars ($106,000,000); or (ii) one hundred percent (100%) of the actual total gross costs and expenses of drilling, evaluating and or abandoning the IEW if a dry hole, to the objective depth, whichever (i) or (ii) is the lesser amount. When the aggregate gross costs and expenses of the IEW and/or its substitute, if applicable, have reached one hundred percent (100%) of either (i) or (ii), whichever is lesser, as set forth in preceding sentence, Ridgewood will thereafter bear twelve percent (12%) of the remaining costs in excess of the 100% of the total dry hole drilling costs set forth in the AFE of the IEW and all further operations under the JOA. The Parties, having reviewed the Well Plan and AFE, more particularly reflected in **Exhibits "B-1" and "B-2"**, with all particulars (i.e. casing program, mud system, logging/evaluation program, and TD criteria), hereby mutually acknowledge their respective agreement with the IEW well design, including but not limited to, well location (surface and bottom-hole) and the projected penetration point into the objective interval and Ridgewood hereby

approves such Well Plan and AFE for the IEW and elects to participate therein for its 12% working interest subject to Ridgewood's bearing of costs set forth above in this paragraph.

3.2 Kerr-McGee has, pursuant to MMS rules and regulations, submitted to the MMS an application for the formation of a federal unit ("Unit") covering the Contract Area and Leases (or such portions thereof that the MMS allows to be unitized) and to be joined by all working interest owners in the Leases comprising such Unit. Ridgewood hereby agrees to support and join its working interest to be earned to such Unit and shall execute and deliver all documents, forms, ratifications, agreements, designations or any other instrument which may be necessary and requested for Ridgewood to execute to commit its working interest provided for in this Agreement to the Unit. In the event a Unit is applied for and approved, the Parties agree that the JOA (including the default JOA, if applicable as provided for in Section 1.6 above) shall serve as the MMS required Unit operating agreement for such Unit, subject to any necessary revisions to geographical references.

ARTICLE IV
JOINT OPERATING AGREEMENT

4.1 All operations on the Contract Area shall be governed by the JOA. Ridgewood hereby confirms the JOA as to its twelve (12%) working interest and Ridgewood shall be deemed a party thereto with all the corresponding rights and obligation, subject to the provisions of this Agreement. The JOA shall be considered the effective operating agreement replacing and superceding all other operating agreements in effect as of the Effective Date and covering the Contract Area and the Leases or any portion thereof. The Parties along with other parties to the JOA may, by agreement amongst them, amend the JOA from time to time. The Parties agree that all provisions of the JOA shall apply to all operations conducted after the Effective Date within the Contract Area (including, but not limited to, AFE operations), except as otherwise provided in this Agreement.

4.2 If necessary, Ridgewood shall execute and deliver to Kerr-McGee a "Designation of Operator" form (Minerals Management Service ["MMS"] Form 1123) designating Kerr-McGee as the operator of the Leases and Ridgewood shall execute and deliver to KMG "Designation of Applicant form (Minerals Management Service ["MMS"] Form 1017) naming KMG as Designated Applicant for certification of oil spill financial responsibility in accordance with the Oil Pollution Act of 1990 and 30 CFR 253, along with any other documents required to allow Kerr-McGee to serve as operator of the Leases and, if created, the Unit.

4.3 Kerr-McGee shall provide Ridgewood, free of cost, with any and all raw well data and information obtained and/or results of analyses performed through the conduct of the drilling of any wells by Kerr-McGee on the Contract Area in which Ridgewood is a participant, as further provided for in **Exhibit "D"**, and any additional data and/or information that Ridgewood may become entitled to pursuant to the terms of the JOA or Unit operating agreement, as applicable. All data delivered to Ridgewood as provided in this Section 4.3 shall be delivered to Ridgewood pursuant to the JOA or Unit operating agreement, as applicable.

4.4 The Parties acknowledge that Kerr-McGee, as Operator of the Leases and under the JOA or Unit operating agreement, as applicable, will classify the IEW as a "tight hole". As such, certain information customarily disclosed at weekly Offshore Oil Scout meetings as provided for in the JOA or Unit operating agreement, as applicable, may be withheld, at Kerr-McGee's sole discretion, including, but not limited to, information regarding the proposed and actual bottomhole locations for the IEW.

4.5 Notwithstanding the fact that Ridgewood will not have earned its full interest in the Leases upon the execution of this Agreement, as between Ridgewood and Kerr-McGee, from and after the execution of this Agreement, subject to Article III of this Agreement, Ridgewood shall be entitled to all of the rights and subject to all the burdens as identified on **Exhibit "A"** hereto, as if it had earned its 12% interest in the Leases.

ARTICLE V
EARNING AND ASSIGNMENT

5.1 Subject to Ridgewood fulfilling its payment obligations as set forth in Section 3.1 and otherwise complying with terms and provisions in this Agreement, Ridgewood will have earned and Kerr-McGee shall execute and deliver or cause to be executed and delivered to Ridgewood an assignment of an undivided twelve percent (12%) of 8/8ths record title interest (which shall include the corresponding working interest) in the Leases included within the Contract Area, on the first occurrence of any of the events as follows:

a. the IEW is drilled to Objective Depth or as agreed to by the Parties; or

b. the IEW is drilled shallower than its Objective Depth, no additional operations are conducted on the IEW, no substitute well is drilled and at least seventy-five percent (75%) of the total amount of the AFE is expended; or

c. the IEW is abandoned before reaching Objective Depth and prior to drilling costs reaching seventy-five percent (75%) of the total amount of the AFE, a substitute well is proposed and commenced pursuant to the JOA (or Unit operating agreement, as applicable), Ridgewood agrees to participate therein, and the cumulative costs of the IEW and its substitute well equal or exceed seventy-five percent (75%) of the total amount of the AFE for the IEW.

The interest assigned shall be free and clear of all mortgages, liens, royalties, overriding royalties, production payments, contracts or other burdens and/or encumbrances on production, save and except the lessor's royalty, the JOA or Unit operating agreement, as applicable, and overriding royalty interests described in **Exhibit A**.

In the event the IEW is abandoned before reaching Objective Depth prior to the time the drilling costs have reached seventy-five percent (75%) of the total amount of the AFE, and a substitute well is <u>not</u> commenced while the rig is on the Contract Area, Ridgewood will nevertheless be entitled to receive an assignment upon request covering an undivided twelve percent (12%) of 8/8ths record title interest (which shall include the corresponding working interest) in the Contract Area limited only to those depths from surface of the earth (sea level) down to the deeper of (i) the statigraphic

equivalent of the base of any hydrocarbon bearing reservoir penetrated by the drill bit or (ii) 100 feet below the stratigraphic equivalent of the depth at which drill operations were discontinued.

In the event Ridgewood earns an assignment of interest to less than all depths as provided in the immediately preceding paragraph, Ridgewood shall have the option to earn a twelve percent (12%) interest in all depths below those depths which Ridgewood previously earned as provided in the immediately preceding paragraph of this Section 5.1 by participating (pursuant to the JOA or Unit operating agreement, as applicable) in any subsequently proposed deeper drilling operations on the Leases as if any such subsequent well were a substitute well under this Agreement.

5.2 The assignments of interest to Ridgewood, as provided in Section 5.1, are to be made on a mutually acceptable form and Kerr-McGee will use best efforts to have the assignments executed and delivered within thirty (30) days after the event by which Ridgewood earns such assignment. The form of assignment into Ridgewood shall be substantially the same as the form of Assignment attached hereto as **Exhibit "E"**. In addition to the form of Assignment set forth in Exhibit "E", Kerr-McGee agrees, upon request, to execute and deliver to Ridgewood an agreed form of assignment that would be appropriate for filing in the appropriate county/parish records. Notwithstanding the form of assignment to Ridgewood, Ridgewood shall bear its proportionate twelve percent (12%) share of the Lease royalty and its proportionate 12% share of the overriding royalty burdens on the Leases, such overriding royalty interest burdens being more fully described on **Exhibit "A"** attached hereto.

5.3 Any assignment(s) of record title interest and/or operating rights delivered by the Parties pursuant to this Agreement shall be delivered without warranty of title, whether express or implied, except as to persons lawfully claiming by, through or under the assignor, but not otherwise, and shall be free and clear of all burdens or other encumbrances on the leasehold, except for the assignor's share of (a) the lessor's royalty and (b) those existing burdens as set forth in **Exhibit "A"** attached hereto. Further, any such assignment(s) delivered by the Parties pursuant to this Agreement shall specifically and expressly be subject to the terms and conditions of this Agreement and the JOA or Unit operating agreement, as applicable.

5.4 The assignment(s) of record title interest and/or operating rights executed pursuant to this Agreement require approval by the MMS. The assignee under any assignment(s) of record title interest executed pursuant to this Agreement shall promptly (i) file of record any assignment of record title interest in the appropriate governmental records and (ii) file for approval with the MMS (or other applicable governmental agencies) all assignment documents for the assigned interest. Should approval of the MMS (or any other similar governmental agency having jurisdiction) be denied, the Party receiving notice of such denial agrees to provide the other Party with written notice of such occurrence, along with a copy of all associated written communications, and the Parties agree to develop a revised form of assignment in an effort to meet the MMS' or other appropriate agency's requirements for approval. In the alternative, each Party shall execute and deliver, or cause to be executed and delivered, such other documents and take such other actions as a Party may reasonably request in an effort to comply with any such approval requirements.

5.5 Either Party's rights and obligations hereunder may be assigned to a willing and financially able party subject to the terms and conditions of this Agreement and the JOA or Unit

operating agreement, as applicable. In the event of any such assignment, the assigning Party's third party assignee shall agree to assume all relevant obligations hereunder; provided that any assignment to a third party shall not relieve the assigning Party of the liabilities and obligations under this Agreement and the assigning Party shall be responsible and liable for satisfaction of any and all liabilities and obligations uner this Agreement in the event such Party's assignee fails to fully perform.

5.6 The Parties hereby waive any preferential rights to purchase they may be entitled to in the Contract Area prior to the spudding of the IEW. Kerr-McGee represents that, to the best of its knowledge, the interests provided to be earned by Ridgewood under the provisions of this Agreement are not, and during the term of this Agreement shall not be, subject to any (a) approval or consent of a third party or (b) any preferential rights to purchase, preemptive rights or other similar rights in favor of any third party.

5.7 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns and shall constitute a covenant running with the Leases comprising the Contract Area.

ARTICLE VI
APPLICABLE LAW

6.1 THIS AGREEMENT AND ALL OPERATIONS CONDUCTED HEREUNDER BY THE PARTIES SHALL BE SUBJECT TO ALL VALID APPLICABLE LAWS, RULES, REGULATIONS AND ORDERS, INCLUDING ALL FEDERAL LAWS, RULES, REGULATIONS AND ORDERS ("FEDERAL LAW"). TO THE EXTENT REQUIRED BY FEDERAL LAW, THE LAWS OF THE STATE ADJACENT TO THE CONTRACT AREA SHALL APPLY. THIS AGREEMENT SHALL OTHERWISE BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

6.2 Any dispute or disagreement arising under this Agreement that cannot be resolved voluntarily by the Parties may be submitted by either Party to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as the exclusive method of resolving any such dispute or disagreement. Arbitration proceedings shall be conducted in Houston, Texas. Each Party shall select an arbitrator and each arbitrator thus selected shall select a third arbitrator. The decision and award of a majority of the panel of arbitrators shall be binding on the Parties; provided that the arbitrators shall not award indidrect or consequential damages in favor or either Party. Judgement on the award of the arbitrators may be entered by any court of competent jurisdiction.

ARTICLE VII
NOTICES

7.1 Any notices, communications, or documents that either of the Parties desire to give to the other Party or that may be required to be delivered to the other Party pursuant to this Agreement shall be in writing and sent via telecopy, delivered in person, by first class mail, postage paid or sent by certified mail, postage prepaid, return receipt requested, addressed to the Parties at the following respective addresses stated for each:

Kerr-McGee Oil & Gas Corporation
P. O. Box 1330
The Woodlands, Texas 77251-1330
Attention: Director, Gulf of Mexico-Land
Telephone: (281) 673-6017
Facsimile: (281) 673-5673

Ridgewood Energy Corporation
11700 Old Katy Road, Suite 280
Houston, Texas 77079
Attention: W. Greg Tabor, Executive Vice President
Telephone: (281) 293-8449
Facsimile (281) 293-7391

For purposes hereof, if facsimile or personal delivery is not possible, refusal by any Party hereto to accept correspondence sent by certified mail or two (2) unsuccessful attempts by the U.S. Postal Service to serve any communication sent by certified mail shall be deemed receipt of such correspondence. Any notice delivered on Saturday, Sunday, a legal holiday or after 4:15 p.m. on any other day, in the office of the recipient, shall be deemed to have been delivered on the business day next following the date of actual receipt. Either Party may change its address for notices by written notice to the other of them in accordance with this Section 7.1.

ARTICLE VIII
TERM

8.1 The term of this Agreement shall commence on the Effective Date, and shall terminate upon the earliest of: (i) the assignment of interests in the Leases per Article V, hereof, or (ii) the expiration of the JOA or Unit operating agreement, as applicable, or (iii) by the mutual agreement of the Parties. Notwithstanding termination of this Agreement, rights and obligations of the Parties that shall have accrued prior to such termination shall not be diminished or impaired.

ARTICLE IX
RENTALS

9.1 Kerr-McGee shall make all rental payments on behalf of the Parties for the Contract Area during the term of this Agreement. Kerr-McGee shall use reasonable care to make proper and timely payment of all rentals accruing under the terms of the Lease(s) in the Contract Area. Upon receipt by Ridgewood of proper evidence of any such payments and Kerr-McGee's invoice for

Ridgewood's twelve percent (12%) interest share of such rental payments accruing from and after the Effective Date, Ridgewood shall reimburse Kerr-McGee for its twelve percent (12%) interest share of such rentals. In the event Kerr-McGee fails to make proper payment of any rental accruing under the terms of the Lease(s) where such payment is required to continue the Lease(s) in force, Kerr-McGee shall not be liable to Ridgewood for any resulting damages or any loss which results from such non-payment, unless such non-payment results from Kerr-McGee's gross negligence or willful misconduct. After the execution and delivery of the assignments referenced in Article V, the applicable terms in the JOA or Unit Operating Agreement, as applicable, shall control as to the payment of rentals. Notwithstanding the foregoing, Kerr-McGee shall exercise reasonable commercial diligence to maintain the Leases in force and effect and not allow a lien or encumbrance to be placed against any of the Leases during the term of this Agreement. Kerr-McGee shall promptly notify Ridgewood if Kerr-McGee acquires knowledge or receives notice that either of the conditions of the preceding sentence has not been satisfied.

ARTICLE X
PSDM SEISMIC DATA

10.1 Within fifteen days of written verification from CGG that Ridgewood holds a license or other authorization from the licensor or owner of the appropriate 3D seismic data, Kerr-McGee agrees to use good faith efforts to enter into a mutually acceptable data use agreement with Ridgewood under which Kerr-McGee shall make available to Ridgewood Kerr-McGee's proprietary PSDM data applicable to the Leases (and any adjacent leases) so that Ridgewood and Kerr-McGee may be able more effectively to align and coordinate their respective strategies to further explore and, if applicable, appraise and develop the Contract Area. Such data shall be provided at no cost to Ridgewood, other than the customary copy and handling charges.

ARTICLE XI
CONTRIBUTIONS

11.1 If either of the Parties secures in its favor a farmin agreement, option agreement, contribution agreement or other agreement from a third party (other than Devon Energy Corporation and its affiliates) covering one or more leases in the vicinity of the Contract Area which is in support of drilling the IEW, the acquiring Party shall promptly notify the other Party and shall offer an interest in such support agreement to the other Party in accordance with the provisions of the JOA or Unit operating agreement, as applicable.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1 This Agreement together with the instruments referred to herein and the Exhibits attached hereto, embody the entire agreement between the Parties with regard to the subject matter hereof, and supersede all other prior agreements, arrangements, understandings, negotiations and discussions, whether oral or written between the Parties relating to the subject matter hereof,

including the Letter of Intent dated May 17, 2006 and that certain Confidentiality Agreement dated May 10, 2006 between Kerr-McGee and Ridgewood and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement or in subsequent documents delivered pursuant thereto. This Agreement may be supplemented, altered, amended, modified or revoked only in writing, signed by all Parties hereto.

12.2 Except for the definition headings contained in Article I, all of the captions, numbering sequences and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor shall they have any legal effect other than to aid in a reasonable interpretation of this Agreement.

12.3 Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other events of negotiation, drafting or execution hereof.

12.4 Each of the Exhibits attached to this Agreement are incorporated into this Agreement by reference as fully as if the text of each Exhibit were set forth within the body of this Agreement.

12.5 In the event of any conflicts or inconsistencies between the provisions contained in the body of this Agreement, on the one hand, and the Exhibits to this Agreement and any other agreement dealing with the subject matter hereof, including any agreement heretofore executed or referenced herein to be executed by the Parties hereafter (including the Confidentiality Agreement and Letter of Intent referred to in Section 12.1, the JOA and/or Unit Operating Agreement), on the other, the provisions of the body of this Agreement shall control to the extent of such conflict or inconsistency until such time as this Agreement is terminated.

12.6 The Parties agree that prior to making any public announcement or statement with respect to the transactions or operations contemplated by this Agreement, the Party desiring to make such public announcement shall obtain the prior written approval of the other Party of the text of such announcement or statement, which approval shall not be unreasonably withheld; provided, however, that any Party shall have the right, for any reason, to deny approval in the event the announcement or statement specifically names or otherwise identifies the other Party. Nothing contained in this Section 12.6 shall be construed to require any Party to obtain approval to disclose information to any State or Federal governmental authority or agency, to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction, or as necessary to comply with any disclosure requirements of applicable securities laws or any applicable stock exchanges, or if otherwise permitted under the terms of the JOA or Unit operating agreement, as applicable.

12.7 This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement with the same effect as if

all Parties had signed the same instrument. This Agreement may also be ratified by separate instrument referring to this Agreement and adopting by reference all the provisions of this Agreement. A ratification shall have the same effect as an execution of the original Agreement.

12.8 This Agreement is subject to the arbitration provisions of the JOA or Unit operating agreement, as applicable.

12.9 If any provision of this Agreement is for any reason held to violate any applicable law, governmental rule or regulation, or if the provision is held to be unenforceable or unconscionable, then such provision shall be deemed null and void; but the invalidity of that specific provision shall not be held to invalidate the remaining provisions of this Agreement. All other provisions in the entirety of this Agreement (including all Exhibits) shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled and terminated. In the event any provision of this Agreement is or shall become unenforceable because of changes in applicable laws, or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected. If those circumstances should arise, the Parties shall negotiate in good faith the required modifications to this Agreement to place themselves in the same position (insofar as possible), as they would have been in but for the change in applicable laws or interpretations thereof. If they cannot agree, the matter shall be submitted to arbitration.

12.10 This Agreement does not benefit or create any rights in any person or entity not a party to this Agreement. It is expressly agreed that the duties, obligations and liabilities of the Parties are several and not joint or collective, and each shall be responsible for its own obligations; furthermore, nothing contained herein shall be construed to create or impose a state law based partnership duty, obligation or liability on any of the Parties. Notwithstanding the foregoing, the Tax Partnership Agreement shall be effective between the Parties as of the Effective Date and effective between the Parties and any additional party participating in the IEW and thereby earning an interest in the Atlas Prospect whether pursuant to this Agreement or any other agreement as of the date of execution by such third party of a participation agreement. Further, each Party represents that upon execution of this Agreement it has secured all necessary management approvals or other corporate approvals necessary to make this Agreement a fully binding contract.

12.11 Waiver: No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the other Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the other Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

12.12 Indemnification: Kerr-McGee agrees to fully defend, indemnify and hold harmless Ridgewood from and against any liabilities, costs and claims (including but not limited to court costs and reasonable attorney's fees) arising out of or in connection with the Leases or operations on the Leases prior to commencement of any activities associated with the drilling operations of the

IEW without regard to actual or alleged negligence (whether sole, joint or concurrent), fault or strict liability of any party. This indemnification shall terminate immediately upon the commencement of such operations but shall continue to govern claims filed with in two (2) years of the Effective Date of this Agreement so long as those claims arise out of activities conducted before the commencement of such operations.

EXECUTED as of the dates shown below, but effective for all purposes as of the Effective Date.

WITNESSES:	**Kerr-McGee Oil & Gas Corporation**
Farrar McDavra	By: Jim W. Bryan
Judith E. Singh	Name: Jim W. Bryan
	Title: Attorney-in-Fact
	Date: July 26, 2007

WITNESSES:	**Ridgewood Energy Corporation**
Randy Bennett	By: W. G. Tabor
Donna E. Mis	Name: W. Greg Tabor
	Title: Executive Vice President
	Date: July 29, 2007

Execution page to Participation Agreement by and between Kerr-McGee Oil & Gas Corporation ("Kerr-McGee") and Ridgewood Energy Corporation ("Ridgewood").

EXHIBIT A

Attached to and made a part of that certain Participation Agreement entered into and made effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

CONTRACT AREA LEASES AND BURDENS

(1) OCS-G 18644: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective August 1, 1997, covering all of Block 111, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(2) OCS-G 18645: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective August 1, 1997, covering all of Block 112, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(3) OCS-G 18649: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective May 1, 1997, covering all of Block 155, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(4) OCS-G 18650: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective May 1, 1997, covering all of Block 156, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(5) OCS-G 25237: Oil and Gas Lease between the United States of America and Ocean Energy, Inc. and Kerr-McGee Oil and Gas Corporation effective June 1, 2003, covering all of Block 199, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(6) OCS-G 21855: Oil and Gas Lease between the United States of America and Kerr-McGee Oil and Gas Corporation effective June 1, 2000, covering all of Block 200, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.

Exhibit "B-1"
AUTHORITY FOR EXPENDITURE
OCS-G 18649 #1 WELL

Attached to and made a part of that certain Participation Agreement entered into and made effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

This Exhibit "B-1" consists of Well Cost Estimate Sheet ("AFE") for Kerr-McGee Oil & Gas Corporation Walker Ridge Block 155 OCS-G 18649 Well No. 1 – Atlas Prospect.

WELL COST ESTIMATE SHEET

PROJECT NAME		PREPARED BY	WCE DATE	ANTICIPATED SPUD
Walker Ridge 155 #1 - Atlas Deep Prospect	SL: 5607' FWL & 4754' FSL WR 155 BHL: 5607' FWL & 12933' FSL WR 155	Steve Sparling	20-Feb-07	30-May-07
	Plan TD: 30,350' TVD / 32,425' MD			

	NO.	DESCRIPTION		DRILL & LOG 111.0 DAYS	RUN CSG & TA 22.0 DAYS	P & A 13.0 DAYS	PRODUCER TOTAL 133.0 DAYS	DRY HOLE TOTAL 124.0 DAYS
INTANGIBLES	110	LABOR AND RELATED COST		389	77	46	466	434
	120	ROAD AND LOCATION/CONSTRUCTION		145	0	10	145	155
	130	SURVEYS AND DAMAGES		93	17	10	110	103
	140	CONTRACT RIG COST - DAYRATE	($407,000 / Day)	45,177	4,477	3,256	49,654	48,433
	150	CONTRACT RIG COST - FOOTAGE		0	0	0	0	0
	160	MOBILIZATION/DEMOBILIZATION		2,380	1,140	1,140	3,520	3,520
	170	TRANSPORTATION - LAND		307	50	25	357	332
	180	TRANSPORTATION - MARINE		6,775	1,410	870	8,185	7,645
	190	TRANSPORTATION - AIR		952	189	111	1,140	1,063
	200	BITS, REAMERS AND STABILIZERS		1,927	0	0	1,927	1,927
	210	FUEL AND WATER		1,958	525	413	2,483	2,370
	220	MUD AND MUD ENGINEERING SERVICES		6,467	292	271	6,759	6,739
	230	CEMENT AND CEMENTING SERVICES		2,047	105	99	2,152	2,146
	240	WELL TESTING		0	0	0	0	0
	250	FORMATION EVALUATION/CORING		332	56	24	387	356
	260	LOGGING		5,713	1,950	0	7,663	5,713
	270	DIRECTIONAL DRILLING SERVICES		2,013	0	0	2,013	2,013
	280	FISHING TOOLS AND SERVICES		175	35	20	210	195
	290	DRILLSTRING RENTALS		1,440	225	195	1,665	1,635
	300	EQUIPMENT RENTALS		1,277	150	130	1,427	1,407
	310	PERFORATING		0	0	0	0	0
	320	STIMULATION SERVICES/SAND		0	0	0	0	0
	330	WIRELINE SERVICES		0	0	0	0	0
	340	CONTRACT SERVICES		2,482	145	125	2,626	2,607
	350	PIPE SERVICES		249	0	0	249	249
	360	PROFESSIONAL FEES		389	77	46	466	434
	370	MISCELLANEOUS SUPPLIES		167	33	20	200	186
	380	MISCELLANEOUS EXPENSE		333	66	39	399	372
	390	DISTRICT AND OVERHEAD EXPENSE		2,080	275	171	2,355	2,251
	400	CONTINGENCIES	(± 20.0%)	16,738	2,206	1,480	18,946	18,218
		TOTAL INTANGIBLES		**102,000**	**13,500**	**8,500**	**115,500**	**110,500**

	NO.	DESCRIPTION	SIZE	DEPTH	LENGTH	DRILL & LOG	RUN CSG & TA	P & A	PRODUCER TOTAL	DRY HOLE TOTAL
TANGIBLES	441	TUBULAR GOODS								
		CASING 1	36.000"	6,262'	290'	112	0		112	112
		CASING 2	22.000"	9,500'	3,528'	882	0		882	882
		CASING 3	17.875"	13,000'	3,750'	656	0		656	656
		CASING 4	16.000"	16,030'	7,030'	773	0		773	773
		CASING 5	13.625"	19,430'	13,458'	1,346	0		1,346	1,346
		CASING 6	11.875"	26,300'	7,170'	609	0		609	609
		CASING 7	9.875"	30,310'	4,310'	323	0		323	323
		CASING 8	OH	32,425'		0	0		0	0
		CASING 9				0	0		0	0
		CASING 10				0	0		0	0
		CASING 11				0	0		0	0
		CASING 12				0	0		0	0
		CASING 13				0	0		0	0
		CASING 14				0	0		0	0
		CASING 15				0	0		0	0
		DRILLING TIEBACK				0	0		0	0
		PRODUCTION TIEBACK				0	0		0	0
	442	PUMPING EQUIPMENT				0	0	0	0	0
	443	PLATFORMS AND FACILITIES				0	0	0	0	0
	444	WELLHEAD EQUIPMENT				320	0	0	320	320
	445	PRODUCTION EQUIPMENT				0	0	0	0	0
	446	CAISSONS/WELL PROTECTORS				0	0	0	0	0
	448	MISCELLANEOUS EQUIPMENT				478	0	0	478	478
	500	CONTINGENCIES	(± 0.0%)			0	0	0	0	0
		TOTAL TANGIBLES				**5,500**	**0**	**0**	**5,500**	**5,500**
		TOTAL WELL				**107,500**	**13,500**	**8,500**	**121,000**	**116,000**

NOTE: COSTS SHOWN IN M$'S.

REMARKS: MOORED SEMI-SUBMERSIBLE RIG RATE - $407,000 / DAY, BOAT RATES - $25,000 (WORK), $10,000 (CREW) / DAY, FORMATION EVALUATION COSTS ARE $9,041,388 (DRY HOLE) & $20,453,085 (COMMERCIAL), ± 20.0% INTANGIBLE CONTINGENCY / ± 0.0% TANGIBLE CONTINGENCY, ASSUMES A MOBILIZATION OF 168 NM @ 2.0 KNOTS, MUD LOGGING FOR 26.000", 21.500", 20.000", 17.000", 14.750", 12.250" & 8.500" INTERVAL(S), LWD LOGGING - 36.000" HOLE: 9 ½" DGR-EWR, 26.000" HOLE: 9 ½" DGR-EWR, 21.500" HOLE: 9 ½" DGR-EWR-BAT COMP, 20.000" HOLE: 9 ½" DGR-EWR-BAT COMP, 17.000" HOLE: 9 ½" DGR-EWR-BAT COMP, 14.750" HOLE: 8" DGR-EWR-CNØ-SLD-BAT COMP & SHEAR-FTMWD, 12.250" HOLE: 8" DGR-EWR-CNØ-SLD-BAT COMP & SHEAR-FTMWD, 8.500" HOLE: 6 ¾" DGR-EWR-CNØ-SLD-BAT COMP & SHEAR-FTMWD, MUD PROGRAM - SW PAD, P & D, SBM

DRILLING MECHANICAL RISK INDEX - 11,105

Note: 16" Contingency Casing String included in AFE Cost Estimate

PREPARED BY	DATE	APPROVED BY	DATE
Steve Sparling	20-Feb-07		

Exhibit "B-2"

WELL PLAN FOR OCS-G 18649 #1

Attached to and made a part of that certain Participation Agreement entered into and made effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

This Exhibit "B-2" consists of the following concerning the Kerr-McGee Oil & Gas Corporation Walker Ridge Block 155 OCS-G 18649 Well No. 1 – Atlas Prospect.

- Wellbore schematic
- Walker Ridge Block 155 Well No. 1 – Atlas depth versus days chart
- Walker Ridge Block 155 Well No. 1 – Atlas depth versus cost chart
- PPGE
- WR 155 #1 Sperry Directionals

Walker Ridge 155 #1 - Atlas Deep Prospect


Measured Depth, Feet
5,000
6,000
7,000
8,000
9,000
10,000
11,000
12,000
13,000
14,000
15,000
16,000
17,000
18,000
19,000
20,000
21,000
22,000
23,000
24,000
25,000
26,000
27,000
28,000
29,000
30,000
31,000
32,000
33,000
PP MW FG
Mud Line
6,262' TVD/ 6,262' MD
36.000" x 1.500" wall X-56 8.50 8.60 9.00
9,500' TVD/ 9,500' MD
22.000" x 1.000" wall X-80 8.50 8.60 11.50
Salt - Top
13,000' TVD/ 13,000' MD
17.875" x 0.650" wall P-110 9.40 10.00 14.00
16,000' TVD/ 16,030' MD
16.000" 109.00 ppf P-110 10.00 12.80 14.50
19,000' TVD/ 19,430' MD
13.625" 88.20 ppf HCQ-125 10.60 13.10 14.80
Salt - Base
Middle Miocene
25,000' TVD/ 26,300' MD
11.875" 71.80 ppf HCQ-125 11.60 13.40 14.50
Lower Miocene
28,500' TVD/ 30,310' MD
9.875" 62.80 ppf HCQ-125 13.80 14.00 15.50
Oligocene
30,350' TVD/ 32,425' MD
OH 14.20 14.50 15.80

Walker Ridge 155 #1 - Atlas Deep Prospect



5,000'
6,000'
7,000'
8,000'
9,000'
10,000'
11,000'
12,000'
13,000'
14,000'
15,000'
16,000'
17,000'
18,000'
19,000'
20,000'
21,000'
22,000'
23,000'
24,000'
25,000'
26,000'
27,000'
28,000'
29,000'
30,000'
31,000'
32,000'
33,000'
Measured Depth, Feet
Dry Hole
Producing
0
10
20
30
40
50
60
70
80
90
100
110
120
130
140
Days On AFE

Walker Ridge 155 #1 - Atlas Deep Prospect



Dry Hole
Producing
Measured Depth, Feet
5,000'
6,000'
7,000'
8,000'
9,000'
10,000'
11,000'
12,000'
13,000'
14,000'
15,000'
16,000'
17,000'
18,000'
19,000'
20,000'
21,000'
22,000'
23,000'
24,000'
25,000'
26,000'
27,000'
28,000'
29,000'
30,000'
31,000'
32,000'
33,000'
0 10 20 30 40 50 60 70 80 90 100 110 120 130
Cumulative Well Cost, $MM

Walker Ridge 155 #1 - Atlas Deep Prospect



Pore Pressure
Mud Weight
Frac Gradient
Frac Gradient - 0.5 ppge
Frac Gradient - 0.3 ppge
Overburden
90% of Overburden
Mud Line - 5,982' MD
Salt Top - 10,9_0' MD
Salt - Base - 23,526' MD
Middle Micoene - 24,696' MD
Lower Miocene - 27,078' MD
Oligocene - 31,842" MD
Total Depth - 32,425' MD
36.000"
22.000"
17.875"
16.000"
13.625"
11.875"
9.875"
OH
5,000'
6,000'
7,000'
8,000'
9,000'
10,000'
11,000'
12,000'
13,000'
14,000'
15,000'
16,000'
17,000'
18,000'
19,000'
20,000'
21,000'
22,000'
23,000'
24,000'
25,000'
26,000'
27,000'
28,000'
29,000'
30,000'
31,000'
32,000'
True Vertical Depth, Feet
8
9
10
11
12
13
14
15
16
17
18
19
20
21
Equivalent Mud Weight, (ppge)

HALLIBURTON

Sperry Drilling Services

Anadarko Petroleum Corporation

Anadarko Petroleum Corporation

Project: Walker Ridge 155
Site: Atlas Deep Prospect
Well: Well #1
Wellbore: ST00 BP00
Design: Ver. 02-14-07

N

Reference is Grid North

SECTION DETAILS

Sec	MD	Inc	Azi	TVD	+N/-S	+E/-W	DLeg	TFace	VSec	
1	0.00	0.000	0.000	0.00	0.00	0.00	0.000	0.000	0.00	
2	14499.31	0.000	0.000	14499.31	0.00	0.00	0.000	0.000	0.00	
3	16832.03	29.159	0.000	16732.63	580.88	0.00	1.250	0.000	580.88	
4	27077.81	29.159	0.000	25679.97	5572.98	0.00	0.000	0.000	5572.98	
5	27077.84	29.159	0.000	25680.00	5573.00	0.00	1.250	0.000	5573.00	Target 1 : Lower Miocene
6	31841.62	29.159	0.000	29840.00	7594.00	0.00	0.000	0.000	7594.00	Target 2 : Oligocene
7	32425.53	29.159	0.000	30350.00	8178.55	0.00	0.000	0.000	8178.55	BHL - Ver. 02-14-07

WELL DETAILS: Well #1

RKB: Est'd 80 to MSL -- Water Depth: 6500.00

Northing	Easting	Latitude	Longitude
9730614.00	2349927.00	26° 47' 56.670 N	90° 49' 28.229 W

WELLBORE TARGET DETAILS (MAP CO-ORDINATES)

Name	TVD	+N/-S	+E/-W	Northing	Easting	Shape
Target 1 : Lower Miocene	25680.00	5573.00	0.00	9736187.00	2349927.00	Circle (Radius: 500.00)
Target 2 : Oligocene	29840.00	7594.00	0.00	9738208.00	2349927.00	Circle (Radius: 500.00)
BHL - Ver. 02-14-07	30350.00	8178.55	0.00	9738792.55	2349927.00	Point



T/ Salt
Begin Build at 14499.31' MD
DLS=1.250°/100'
End of Build at 16832.03' MD
Hold Angle at 29.159°
B/ Salt
Target 1 : Lower Miocene
Target 2 : Oligocene
TD at 32425.53' MD-30350.00' TVD
True Vertical Depth (3000 ft/in)
Vertical Section at 0.00° (3000 ft/in)



TD at 32425.53' MD-30350.00' TVD
Target 2 : Oligocene
Target 1 : Lower Miocene
End of Build at 16832.03' MD
Begin Build at 14499.31' MD
West(-)/East(+) (2500 ft/in)
South(-)/North(+) (2500 ft/in)

FORMATION TOP DETAILS

TVDPath	MDPath	Formation
10960.00	10960.00	T/ Salt
22680.00	23527.97	B/ Salt

Exhibit "C"
Attached to and made a part of that certain Participation Agreement effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

JOINT OPERATING AGREEMENT

Exhibit "D"
Attached to and made a part of that certain Participation Agreement effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

GEOLOGIC AND DATA INFORMATION REQUIREMENTS OF RIDGEWOOD

RIDGEWOOD ENERGY CORPORATION

WELL INFORMATION REQUIREMENTS

Walker Ridge155 OSC-G-18649 #1
Offshore Louisiana

PRIOR TO SPUDDING	**NUMBER OF COPIES**
Application for Permit to Drill	1
Location/Survey Plat	1
All regulatory data & correspondence such as POE, etc. filed with State and Federal Agencies	1

DURING DRILLING OF WELL:

Daily Drilling Reports by 7:00 a.m. to: Donna Ermis
E-mail: dermis@ridgewoodenergy.com
Phone: 281-293-9464
Ken Webb
E-mail: kwebb@ridgewoodenergy.com
Phone: 281-293-8375
Harvey Dupuy
Email: hdupuy@ridgewoodenergy.com
Phone: 281-293-0405

Mud, Wireline, and LWD Logs: Please send daily via E-mail to:
kwebb@ridgewoodenergy.com
dermis@ridgewoodenergy.com
hdupuy@ridgewoodenergy.com

After hours and weekends, please notify Ken Webb or Harvey Dupuy of email or data drop.
Mobil Phone = KW: 281/851-7662 or HD: 713/261-7907

Also provide a casing detail report on each string run, and any spill or accident reports associated with this operation.

If any online websites are used to transfer data (Schlumberger Interact, Visean, etc.) make sure Ken Webb and Harvey Dupuy are provided access

DURING COMPLETION:	**NUMBER OF COPIES**
Completion Program	2
WITHIN TEN (10) DAYS AFTER DRILLING:	
Typed Composite Detailed Daily Report	2
Final Composite Log Prints	3
Final Composite Log CD	1
Final Mug Log Prints and Show Report + 1 CD	2
Drill Stem Test Charts	2
Oil, Gas & Water Analysis	2
Core Analysis Report + 1 CD	2
Final Directional + 1 CD	2
Temperature, Caliper and/or other Well Surveys	2
All Government Reports (completion or P&A report)	2

Final Velocity Survey Report + 1 Digital copy 2
Final Report of Paleo + 1 CD 2

PLEASE MAIL ABOVE WELL DATA TO:

Ridgewood Energy Corporation
11,700 Old Katy Rd., Ste 280
Houston, Texas 77079
Attention: Ken Webb

The following Ridgewood representative should be contacted in sufficient time to witness all logging and testing operations:

Primary:

Ken Webb
Ridgewood Energy Corporation
11700 Old Katy Rd.
Houston, Texas 77079
Phone: (Mobil) 281/851-7662

Alternate:

Harvey Dupuy
Ridgewood Energy Corporation
11700 Old Katy Rd.
Houston, Texas 77079
Phone: (Mobil) 713/261-7907

Exhibit "E"
Attached to and made a part of that certain Participation Agreement effective March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

(Use as Exhibit A to Required Form MMS-150)

*****Block #***]**
OCS-G ____

(FORM OF)
ASSIGNMENT OF RECORD TITLE INTEREST

UNITED STATES OF AMERICA §
OUTER CONTINENTAL SHELF §
OFFSHORE _____________ §

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the covenants and agreements of Assignee herein contained, and subject to the terms and conditions hereinafter set forth, **Kerr-McGee Oil & Gas Corporation**, a Delaware corporation, whose address is 16666 Northchase, Houston, Texas 77060 ("Assignor"), hereby sells, transfers, assigns, conveys and delivers unto and **Ridgewood Energy Corporation**, whose address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079 ("Assignee"), effective as of _, at 7:00 a.m., local time where the Lease is located the "Effective Time"), _____percent of eight-eighths (________________% of 8/8ths) record title interest in and to the following oil and gas lease (the "Assigned Interest"):

Serial Number OCS-G ______________________: Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act dated effective _______________________________, issued by the United States of America, as lessor, to ____, as lessee, covering all of Block ___, Walker Ridge, OCS Official Protraction Diagram, NG 15-06, containing approximately 5,760.00 acres, more or less (the "Lease")

TO HAVE AND TO HOLD the Assigned Interest unto Assignee, its successors and assigns forever.

This Assignment of Record Title Interest is made free and clear of all burdens and encumbrances on the Lease, except for the lessor's royalty and those existing burdens and encumbrances set forth in Exhibit "A" attached hereto in existence as of the Effective Time and is delivered and accepted without any warranty of title, express or implied, except as to persons lawfully claiming by, through or under Assignor, but not otherwise, or other representations or warranties. Assignee shall have the rights of full substitution and subrogation in and to any and all rights and actions of warranty which the Assignor has or may have against all preceding owners of the Assigned Interest.

Assignee hereby accepts this Assignment of Record Title Interest subject thereto and hereby assumes and agrees to fully discharge, comply with and perform its share of all duties, liabilities, obligations, both express and implied, imposed on the lessee of the Lease and to comply with all applicable state, federal and local laws and the rules and regulations of all state and federal regulatory and administrative bodies having jurisdiction over the Lease premises or operations for and the production of oil and gas therefrom.

This Assignment of Record Title Interest is subject to that certain Participation Agreement dated effective January __ _______, 2007 by and between Assignor and Assignee and that certain Unit Operating Agreement dated effective January _______, 2007 by and between Assignor and Assignee.

This Assignment of Record Title Interest is subject to the approval of the Minerals Management Service of the United States Department of the Interior and/or any other governmental department or agency having jurisdiction, which approval(s) Assignee shall earnestly seek to secure by promptly filing this Assignment of Record Title Interest with the appropriate offices of same.

The provisions hereof shall bind and inure to the benefit of Assignee and Assignor and their respective affiliates, heirs, devisees, legal representatives, successors and assigns.

EXECUTED this _______ day of _____________, 2007, but effective as of the above-stated Effective Time.

WITNESSES: ***ASSIGNOR:***

Kerr-McGee Oil & Gas Corporation

By:____________________
Name: __________________
Title: ___________________

WITNESSESS:

ASSIGNEE:

Ridgewood Energy Corporation

By:____________________
Name: __________________
Title: ___________________

STATE OF TEXAS §
COUNTY OF MONTGOMERY §

On this ___ day of ___, 2007, before me appeared to me personally known, who, being by me duly sworn, did say that he is the of Kerr Mc-Gee Oil & Gas Corporation, a ________ corporation, and that the said instrument was signed on behalf of said corporation by authority of its Board of Directors and appearer herein acknowledged said instrument to be the free act and deed of said corporation.

GIVEN under my hand and seal of office the day and year last above written.

NOTARY PUBLIC in and for the aforesaid County and State

State Notarial No. ____________
My Commission expires ______________

STATE OF TEXAS §
COUNTY OF HARRIS §

On this ___ day of ___, 2007, before me appeared to me personally known, who, being by me duly sworn, did say that he is the of Ridgewood Energy Corporation, a ___________ corporation, and that the said instrument was signed on behalf of said corporation by authority of its Board of Directors and appearer herein acknowledged said instrument to be the free act and deed of said corporation.

GIVEN under my hand and seal of office the day and year last above written.

NOTARY PUBLIC in and for the aforesaid County and State

State Notarial No. ____________
My Commission expires ______________

JOINT OPERATING AGREEMENT

By and between

KERR-MCGEE OIL & GAS CORPORATION,
REPSOL E&P USA INC.
AND
RIDGEWOOD ENERGY CORPORATION

Covering

WALKER RIDGE BLOCKS 111, 112, 155, 156, 199 AND 200

ATLAS PROSPECT

Gulf of Mexico

Effective March 1, 2007

TABLE OF CONTENTS

JOINT OPERATING AGREEMENT

THIS AGREEMENT is made effective as of March 1, 2007 ("Effective Date"), by and between KERR-MCGEE OIL & GAS CORPORATION, REPSOL E&P USA INC. and RIDGEWOOD ENERGY CORPORATION, the signers hereof, who are herein referred to collectively as "Parties" and individually as "Party".

WHEREAS, the Parties are owners of one or more Outer Continental Shelf oil and gas leases, identified in Exhibit "A" and desire to explore and develop, and operate these leases lying within the Contract Area for the production of oil, gas and associated Hydrocarbons in commercially producible quantities.

WHEREAS, the Parties herein enter into this Agreement for the exploration, development, production and operation of the Contract Area henceforth from the effective date of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises exchanged and contained within this Agreement, the Parties agree to explore, develop and operate the Contract Area according to the following provisions:

ARTICLE 1.0 CONTRACT APPLICATION

1.1 Application in General:

This Agreement applies to the exploration, development and operation of the Contract Area for the production of Hydrocarbons therefrom and the transportation of same by pipeline(s) or otherwise from the Contract Area.

1.2 Application to Contract Area:

This Agreement shall apply to the Contract Area as defined in Article 2.0 below. Unless otherwise provided for in this Agreement, all the rights and obligations in and under the Lease(s) comprising the Contract Area, all property and all Hydrocarbons produced from the Contract Area shall be owned by the Parties according to their respective Working Interests in the Leases.

1.3 Preparation and Effect of Future Unit Operating Agreements:

Subject to Articles 1.3.1 and 1.3.2 below, if unitization occurs with respect to one or more Leases covered by this Agreement, then (i) the unitized acreage shall be deemed governed by an operating agreement, incorporating identical terms and conditions as contained in this Agreement (unless clearly inappropriate or if in conflict with the terms and conditions in the applicable unit operating agreement), ii) the Operator of the unitized acreage shall promptly prepare such unit operating agreement, and (iii) the execution of such unit operating agreement shall be considered a mere formality. On the effective date of the unit, the Leases included in the unit shall no longer be subject to the terms of this Agreement (and Exhibit "A" shall be revised to reflect this change). If fewer than all Leases are included in a unit, then the provisions of Article 1.3.3 (*Unitization and Creation of a New Contract Area*) shall apply.

1.3.1 Operator Under Unit Operating Agreement:

Subject to Article 4.1, the Party designated as the Operator in the unit operating agreement will be the same Party that is Operator pursuant to this Agreement prior to unitization.

1.3.2 Unitization's Effect on Approved Development Plans:

In the following circumstances the unit operating agreement shall incorporate an approved Development Plan (unless the Participating Parties in the approved Development Plan unanimously agree not to incorporate it):

(a) all the Leases to be developed under an approved Development Plan are included in the unit, or

(b) fewer than all Leases to be developed under an approved Development Plan are included in the unit provided that the approved Development Plan can be implemented, with respect to such unitized Leases, without making a major modification, as defined in Article 12.10 (*Major Modifications to Development Plans*).

In all other circumstances, an approved Development Plan shall only be incorporated into the unit operating agreement if the Participating Parties in the approved Development Plan unanimously agree.

1.3.3 Unitization and Creation of a New Contract Area:

If a unit is formed which is composed of less than all the Leases or portions thereof, then the excluded acreage shall become a new Contract Area under this Agreement with Exhibit A amended accordingly unless the Parties unanimously agree otherwise prior to the effective date of the unit.

ARTICLE 2.0 DEFINITIONS

As used in this Agreement (or in the Exhibits attached hereto) the initially capitalized terms listed below shall have the following meanings:

2.1 Affiliate:

Shall mean a corporation, company, limited liability company, partnership, or other legal entity that:

(a) is owned or controlled by a Party,

(b) is owned or controlled by another corporation, company, limited liability company, partnership, or other legal entity that is owned or controlled by a Party,

(c) owns or controls a Party, or

(d) is owned or controlled by a corporation, company, limited liability company, partnership, or other legal entity that owns or controls a Party.

For the purposes of this definition, ownership or control means (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the shares, voting rights, or interest in a corporation, company, limited liability company, partnership, or other legal entity, or (b) where a Party is the general manager of a limited liability corporation having full, exclusive and complete discretion in the management and control of said entity.

2.2 Agreement:

Shall mean this Operating Agreement, together with its attached Exhibits.

2.3 Annual Operating Plan:

Shall mean the operational plan and estimate of Costs for operations in the next ensuing calendar year as described in Article 6.7 *(Annual Operating Plan)*.

2.4 Appraisal Operations:

Shall mean all operations conducted subsequent to the conclusion of Exploratory Operations, until such operations are concluded pursuant to Article 11.6 *(Conclusion of Appraisal Operations)*.

2.5 Appraisal Well:

Shall mean any well proposed and drilled as an Appraisal Operation.

2.6 Authorization For Expenditure (AFE):

Shall mean an authorization for expenditures containing the written description of a proposed operation along with an estimate of Costs for an operation in such detail as is customary for the offshore Gulf of Mexico. An AFE, when executed by a Party, evidences that Party's Election to participate in the proposed operation and grants the Operator the authority to commit or expend funds on behalf of the Participating Parties to conduct the operation.

2.7 Confidential Data:

Shall mean all proprietary geophysical, geological, geochemical, drilling or engineering data owned or developed by the Parties relating to operations conducted within the Contract Area. The term shall also include (but may not be limited to):

- certain commercial, contractual or financial information, acquired for the joint account
- analyses, compilations, maps, models, interpretations or other documents that reflect or incorporate Confidential Information

- all other subsurface, seismic and related data acquired or derived from operations conducted pursuant to this Agreement.

Confidential Data does not include "Confidential Work Product" as such term is defined in Exhibit "G" (*Integrated Project Team")*

2.8 Contract Area:

Shall mean the OCS blocks listed on Exhibit "A" and covered by the Leases subject to this Agreement.

2.9 Cost(s):

Shall mean the monetary amount of all expenditures (or indebtedness) incurred by the Operator and the Participating Parties for (or on account of) any and all operations conducted pursuant to this Agreement and determined pursuant to this Agreement, including the Accounting Procedure attached as Exhibit "C".

2.10 Development Operations:

Shall mean all operations other than Exploratory and Appraisal Operations conducted within the Contract Area.

2.11 Development Phase:

Shall mean Development Operations associated with the installation of a Production System.

2.12 Development Plan:

Shall mean the plan for fabricating and/or installing a Production System and developing and producing Hydrocarbons from the Contract Area as described in Article 12.0 *(Development Plans)*.

2.13 Development Well:

Shall mean any well proposed and drilled as a Development Operation or a well in which Development Operations are being conducted.

2.14 Disproportionate Spending Settlement:

Settlement of an underinvestment by a Non-Participating Party paying a disproportionate amount of Costs in the next operation in which the Non-Participating Party makes an Election to participate.

2.15 Election, Elects, Electing:

Shall mean a decision by a Party to either participate or to become a Non-Participating Party in a proposed operation (including the AFE associated with the operation). A Party's execution of the AFE shall be considered an affirmative Election to participate in a proposed operation.

2.16 Exploratory Operation:

Shall mean all operations (including any Sidetracks or any substitute well) conducted in accordance with the provisions of Article 10.0.

2.17 Exploratory Well:

Shall mean any well drilled pursuant to Article 10.0 until the conclusion of Exploratory Operations as provided in Article 10.5.

2.18 Expendable Well:

Shall mean a well drilled for purposes of obtaining data and information, and not intended to be completed and produced under the Well Plan.

2.19 Fabrication AFE:

Shall mean the AFEs collectively submitted pursuant to an approved Development Plan for the construction or acquisition, and installation of a Production System and related Facilities.

2.20 Facilities:

Shall mean all production equipment beyond the wellhead connections that is installed on or outside the Contract Area pursuant to this Agreement in order to handle or process Hydrocarbon production. Facilities include, but are not limited to, injection and disposal wells and the flowlines and gathering lines that transport Hydrocarbons from the wellhead to the Production System. Facilities exclude (1) offshore surface structures, whether fixed, compliant, or floating, (2) offshore subsea structures or templates, whether capable of accommodating

one well or multiple wells, (3) pipelines used to transport Hydrocarbons or produced water to shore or to pipeline interconnections located downstream of the Production System, and (4) the facilities to take in kind provided for in Article 15.2 (Facilities to Take in Kind).

2.21 Final Design AFE:

Shall mean the AFE included as part of the Development Plan pursuant to Article 12.5 *(Content of Development Plan).*

2.22 General Matters:

Shall mean all matters decided by a vote of the Parties in accordance with Article 8.2 *(Voting Procedures on General Matters).*

2.23 Gross Negligence or Willful Misconduct:

Shall mean any act, or failure to act (whether sole, joint or concurrent), by a Party's corporate officers, regular salaried supervisory staff or non-supervisory staff at a level comparable to an area manager or superior to such position functioning at an equivalent level, which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person knew, or should have known, such act or failure to act would have on the safety or property of another person or entity not justifiable by any special circumstances. The defined term Gross Negligence or Willful Misconduct shall not include any error or judgement or mistake made by the aforesaid persons while exercising in good faith any function, authority, or discretion conferred upon them under this Agreement.

2.24 Hydrocarbons:

Shall mean the oil and gas and associated liquid and gaseous by-products (except helium) which may be produced from a wellbore located on the Contract Area.

2.25 Initial Production System:

Shall mean the Production System and accompanying Facilities included in the first approved Development Plan.

2.26 Integrated Project Team:

Shall mean the representatives of the Parties assigned to prepare a Development Plan pursuant to Exhibit "G".

2.27 Initial Test Well:

Shall mean the first Exploratory Well commenced pursuant to this Agreement.

2.28 Joint Account:

Shall mean the account maintained by the Operator under this Agreement, showing the charges paid and credits received in connection with the activities and operations conducted under this Agreement.

2.29 Lease:

Shall mean each OCS federal oil and gas lease (or portion thereof) identified in Exhibit "A" attached hereto and the lands affected that are within the Contract Area.

2.30 MMS:

Shall mean the Minerals Management Service of the Department of the Interior of The United States of America and any successor to the responsibility of such agency to oversee and regulate oil and gas activities in offshore waters of The United States of America.

2.31 Non-Consent Well:

Shall mean an Exploratory Well, Appraisal Well or Development Well drilled as a Non-Consent Operation.

2.32 Non-Consent Operations:

Shall mean Exploratory Operations, Appraisal Operations, or Development Operations for which one or more Parties, having the contractual right to do so, makes an Election not to participate in the proposed operation; and where the Operator (or substitute Operator) proceeds to conduct the operation at the Participating Parties' sole Cost and risk pursuant to the provisions of Article 16.0 *(Non-Consent Operations)*.

2.33 Non-Operating Party:

Shall mean any Party to this Agreement other than the Operator (or a substitute Operator).

2.34 Non-Participating Party:

Shall mean any Party to this Agreement who, having the contractual right to do so, makes an Election not to participate in the proposed operation and who is subject to the provisions of Article 16.0 *(Non-Consent Operations)*.

2.35 Non-Participating Party's Share:

Shall mean the share of Working Interest and Costs that a Non-Participating Party would have assumed if all Parties had made an Election to participate in the proposed operation.

2.36 Objective Depth:

Shall mean, for any well, the shallower of the total footage to be drilled (as measured in total vertical depth) or the penetration by the drill bit sufficient to test the deepest target formation or interval, said depth and formation (together with a bottomhole location) as set forth in the proposed Well Plan and AFE.

2.37 Operator:

Shall mean the Party identified in Article 4.1 *(Designation of Operator)* charged with the responsibility of conducting all operations on behalf of the Participating Parties. The term shall also refer to any successor or substitute Operator selected pursuant to Article 4.2 *(Substitute Operator), or* Article 4.5 *(Selection of Successor Operator)*.

2.38 Participating Interest:

Shall mean a Participating Party's percentage of participation in the Costs, risks and benefits (including rights to Hydrocarbons) of an operation conducted pursuant to this Agreement; that is, the proportion that the Party's Working Interest bears to the total Working Interest of all the Participating Parties (unless a different Cost sharing basis has been agreed upon by the Participating Parties in such operation).

2.39 Participating Party:

Shall mean a Party who makes an Election to participate in sharing the Costs, risks and benefits (including rights to Hydrocarbons) of an operation conducted pursuant to this Agreement. If the Parties have agreed upon a different Cost sharing arrangement, those Parties shall be considered Participating Parties for all purposes of this Agreement.

2.40 Participation Agreements:

Shall mean agreements as follows:

- that certain Participation Agreement entered into effective as of March 1, 2007, between Kerr-McGee Oil & Gas Corporation and Repsol E&P USA Inc., covering drilling operations for the first Exploratory Well on the Contract Area.

  and
- that certain Participation Agreement entered into effective as of March 1, 2007, between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation, covering drilling operations for the first Exploratory Well on the Contract Area.

2.41 Production System:

Shall mean a system located within the Contract Area to develop and produce Hydrocarbons. The term includes:

(i) an offshore surface structure, whether fixed, compliant, or floating, and

(ii) an offshore subsea structure or template, whether capable of accommodating one well or multiple wells, and

(iii) any combination of (i) and (ii), and

(iv) any other type of system designed to develop and produce Hydrocarbons, and

(v) all associated components of any of the above.

The term excludes Facilities, mobile offshore drilling units, and the facilities referred to in Article 15.2 (Facilities to Take in Kind).

2.42 Producible Well:

Shall mean a well a) producing Hydrocarbons, or, b) if not producing, a well that shall at least meet the "well producibility" criteria set forth in 30 CFR 250.115 and 250.116 (effective January 27, 2000) or any succeeding order issued by an appropriate governmental authority; or c) is deemed a Producible Well by unanimous approval of the Participating Parties even if the well is plugged and abandoned.

2.43 Producible Reservoir:

Shall mean a Hydrocarbon accumulation into which a Producible Well has been drilled and which is separated from and not in oil or gas communication with any other such accumulation and identified as a Hydrocarbon bearing accumulation expected to be developed under any Development Plan or any other accumulation from which Hydrocarbons are ultimately produced.

2.44 Recompletion:

Shall mean a Development Operation in a single well bore in which a completion in one Producible Reservoir is abandoned in order to attempt a completion in a different Producible Reservoir. To "Recomplete" means to conduct a Recompletion.

2.45 Sidetrack or Sidetracking:

Unless otherwise qualified, shall mean an operation to directionally control or intentionally deviate the drilling of a well (other than to straighten the hole, core the formations encountered or to avoid obstructions or other mechanical difficulty) for the purpose of changing the bottomhole location to another bottomhole location not specified in the most recently approved Well Plan for the well, provided that such new bottomhole location is not deeper than the stratigraphic equivalent of the original Objective Depth.

2.46 Subsea Production System:

Shall mean an offshore subsea structure or template and the components thereof (including flow lines and control systems), which are attached to the sea floor for use in obtaining Hydrocarbon production from a well not drilled from a Production System.

2.47 SOO:

Shall have the meaning ascribed to it under Article 8.3.6.

2.48 SOP:

Shall have the meaning ascribed to it under Article 8.3.6.

2.49 Subsequent Production System:

Shall mean any new or expanded Production System proposed to be installed after the installation of the Initial Production System.

2.50 Transfer of Interest:

Shall mean a conveyance, assignment, transfer, farmout, exchange, or other disposition of all or part of a Party's undivided Working Interest.

2.51 Well Plan:

Shall mean the description of operations, tests, evaluation and other activities described in Article 10.1.1 *(Well Plan's Minimum Specifics)* which are proposed as a part of an Exploratory, Appraisal or Development Operation.

2.52 Working Interest:

Shall mean the record title leasehold interest or, where applicable, the operating rights of each Party in and to each Lease, and the interest of each Party in the personal property on the Contract Area (expressed as the percentage set forth in Exhibit "A"). If a Party's record title interest is different from its operating rights, then the Working Interest, as expressed by the percentages set forth in Exhibit "A", shall be calculated using only the Party's operating rights.

2.53 Workover:

A Development Operation conducted in an existing well after the well has been completed in one or more Producible Reservoirs to restore, maintain, or improve production from one or more of those Producible Reservoirs.

2.54 Work Plan:

Shall mean the operational plan for operations.

ARTICLE 3.0 EXHIBITS

3.1 Exhibits:

All references in this Agreement to "Exhibits" without further qualification shall mean the Exhibits listed below and attached to this Agreement. Each of the Exhibits listed below are made a part of this Agreement and shall be deemed incorporated into the body of this Agreement by this reference, as completely as if the full text of each Exhibit were contained within the text of this Agreement. If the provisions of any of the Exhibits, except Exhibits "D" and "G", conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail unless a different priority for interpretation is stated in the attached Exhibits. If a provision of Exhibit "D" or "G" is inconsistent with a provision in the body of this Agreement, however, the provisions of Exhibit "D" and/or "G" shall prevail.

Exhibit "A"	Description of Leases, Working Interests of the Parties, Operator and Representatives of the Parties
Exhibit "B"	Offshore Insurance Provisions
Exhibit "C"	Accounting Procedure
Exhibit "D"	Gas Balancing Agreement
Exhibit "E"	Certification of Non-segregated Facilities
Exhibit "F"	News Release Guidelines
Exhibit "G"	Integrated Project Team
Exhibit "H"	Policies Regarding Alcohol, Drugs and Other Prohibited Material
Exhibit "I"	Tax Partnership
Exhibit "J"	Safety, Health and Environmental

ARTICLE 4.0 SELECTION OF OPERATOR

4.1 Designation of the Operator:

The Parties agree to the following:

i) Kerr-McGee Oil & Gas Corporation is designated as Operator for all activities and operations on the Contract Area

ii) The designation of operatorship is subject to approval by the Minerals Management Service and the Parties agree to execute and file such documents as may be required to gain approval of this designation of operatorship.

4.2 Substitute Operator:

If the Operator becomes a Non-Participating Party in a Non-Consent Operation, any Participating Party may be designated as the substitute Operator, with the same authority, rights, obligations and duties as the Operator, except when:

(a) the drilling and other contracts for equipment and facilities to be utilized on the Non-Consent Operation are not assignable;

(b) the operation is conducted from a Production System or Subsea Production System being operated by the Operator; or

(c) the Non-Consent Operation is an operation conducted in a drilling well subsequent to such well reaching its Objective Depth but prior to release of the drilling unit or vessel used to drill such well.

If no substitute Operator is designated by the Participating Parties, then the Operator at its option, shall conduct such Non-Consent Operations at the sole risk, Cost and expense of the Participating Parties and subject to their control, supervision and direction. If the Operator conducts Non-Consent Operations on behalf of Participating Parties (when the Operator is a Non-Participating Party), the Operator shall furnish the Participating Parties an estimate of the Costs of the Non-Consent Operation. The Operator shall not be required to proceed with such Non-Consent Operations unless and until the Costs thereof have been advanced to it by the Participating Parties, to the end that the Operator need not expend any of its own funds for such Non-Consent Operation. If a Non-Consent Operation conducted by a substitute Operator is completed or results in a Producible Well, said well shall be turned over to the Operator for future operations within thirty (30) days of completion of such operations.

4.3 Resignation of Operator:

The Operator may resign at any time by giving written notice to the Parties; provided, however, the Operator shall not resign during a Force Majeure

situation described in Article 25.1 *(Force Majeure)*. If the Operator no longer owns an interest in the Contract Area, the Operator shall be deemed to have resigned without any action by the Non-Operating Party other than the selection of a successor Operator.

4.4 Removal of Operator:

The Operator may be removed for good cause under the following circumstances:

4.4.1 Removal for Cause by Vote:

The Operator may be removed for cause by vote of the Parties as a General Matter after excluding the voting interest of the Operator, if the Operator commits any of the following acts:

(a) the Operator becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, commits any act of bankruptcy, or seeks relief under laws providing for the relief of debtors; or,

(b) a receiver is appointed for the Operator or for substantially all of its property and/or affairs; or,

(c) the Operator is found liable for an act of Gross Negligence or Willful Misconduct; or,

(d) the Operator is unable to meet the standards of operation contained in Articles 5.2 *(Workmanlike Conduct)*, 5.3 *(Drilling)*, 5.4 *(Liens and Encumbrances)*, and 5.6 *(Reports to Government Agencies)*; or

(e) the Operator commits a substantial breach of a material provision of this Agreement and fails to cure same within thirty (30) days after receipt of notice of such breach. However, if the breach specified in the notice is of such a nature that it reasonably cannot be corrected within the thirty-day period, and the Operator within said period begins corrective action or steps to correct the breach and thereafter diligently carries such corrective action to completion, the Operator shall not be removed.

To be effective, a vote to remove Operator for any cause described above must be taken within ninety (90) days after a Non-Operating Party receives actual knowledge of the cause.

4.5 Selection of Successor Operator:

Upon resignation, or removal of the Operator as provided for in Article 4.4.1, then, a successor Operator shall be selected by the Parties to this Agreement as a General Matter. If the Operator that resigned or was removed fails to vote or votes only to succeed itself, then the successor Operator shall be selected as a General Matter after excluding the vote of the former Operator. If there are only two Parties to this Agreement, the Non-Operating Party shall become the Operator.

4.6 Effective Date of Resignation or Removal:

The resignation or removal of the Operator shall become effective at 7:00 a.m. on the first day of the month following a period of ninety (90) days after said notice or vote or such earlier date as may be agreed to by the Parties, unless a longer period of time is required to obtain approval by the Minerals Management Service. Prior to the successor Operator's assumption of the Operator's duties, the previous Operator (the "outgoing Operator") shall continue to exercise its authorities and meet its duties as Operator. Upon selection of a successor Operator, the outgoing Operator shall be bound by the terms of this Agreement as a Non-Operating Party. The resignation or removal of the outgoing Operator shall not prejudice any rights, obligations or liabilities which accrued during the period when the outgoing Operator acted as the Operator. If the outgoing Operator resigns or is removed, it shall be entitled to charge the Joint Account for the reasonable Costs directly incurred in connection with the change of operatorship unless the Operator is removed pursuant to Article 4.4.1 (c) or (d).

4.7 Delivery of Property:

On the effective date of resignation or removal of the Operator, the outgoing Operator shall deliver to the successor Operator possession of everything owned by the Parties pursuant to this Agreement, including all funds owned by the Parties, all Hydrocarbons, all equipment, materials, appurtenances and any other

Production Systems, Subsea Production Systems or Facilities used in conducting operations and all books, records, and inventories relating to operations under this Agreement (other than those books records and inventories maintained by the outgoing Operator as the owner of a Working Interest). Upon such delivery, the outgoing Operator shall be discharged from all future rights and obligations as the Operator except those arising from audits, suits, claims, or settlements attributable to the period during which it operated. The outgoing Operator shall further use good faith efforts to transfer to the successor Operator, effective as of the effective date of such resignation or removal, its rights as the Operator under all contracts exclusively relating to operations under this Agreement and the successor Operator shall assume all obligations of the Operator thereunder. As soon as practicable after the effective date of such resignation or removal, the Parties shall audit the accounts and conduct an inventory of all property and all Hydrocarbons, and such inventory shall be used in the return of and the accounting for the property and the Hydrocarbons in respect to this Agreement by the outgoing Operator. Except as provided in Article 4.6 *(Effective Date of Resignation or Removal)*, all reasonable Costs directly incurred in connection with such audit and inventory shall be charged to the Parties.

ARTICLE 5.0 RIGHTS AND DUTIES OF OPERATOR

5.1 <u>Exclusive Right to Operate</u>:

Except as otherwise provided, the Operator shall have the exclusive right and duty to conduct (or cause to be conducted) all operations pursuant to this Agreement. Except as provided in Exhibit "G", the number of employees or contractors used by the Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by the Operator, and all such employees or contractors shall be the employees or contractors, respectively, of the Operator. In performing services under the Agreement for the Non-Operating Parties, Operator shall be an independent contractor, not subject to the control or direction of Non-Operating Parties, except as provided in this Agreement. Operator shall not be deemed to be or hold itself out as the agent or fiduciary of the Non-Operating Parties.

5.2 Workmanlike Conduct:

The Operator shall conduct all operations in a proper and workmanlike manner in accordance with methods and practices customarily used in sound oil and gas field practice and with that degree of diligence reasonably and ordinarily exercised by an experienced prudent operator engaged in a similar activity under the same or similar circumstances. The Operator shall not be liable to the Non-Operators for losses sustained or liabilities incurred as a result of its actions as the Operator, except to the extent such may result from its Gross Negligence or Willful Misconduct. Operator shall never be required under this Agreement to conduct an operation that it believes would be unsafe or would endanger persons or property. Unless otherwise provided, Operator shall consult with the Parties and keep them informed of all important matters.

5.3 Drilling:

The Operator shall contract for and employ any drilling rigs/vessels, tools machinery, equipment, materials, supplies and personnel reasonably necessary for the Operator to conduct the operations provided for in this Agreement. The Operator may have all drilling operations conducted by qualified and responsible independent contractors who are not affiliated with the Operator and are employed under competitive contracts. A competitive contract is a contract that, when the contract was entered into, did not contain terms, rates and provisions that were materially more burdensome to the Parties than those generally prevailing at that time in the deepwater OCS Gulf of Mexico involving drilling rigs/vessels of an equivalent type, operating in similar environments and water depths, equipped to the Operator's standard conditions, and capable of drilling the proposed well or conducting other required operations within the schedule in the well AFE, provided that such contract was entered into no more than five (5) years before the proposal of the well. Notwithstanding anything herein to the contrary, Kerr-McGee Oil & Gas Corporation's contract for the Amos Runner semi submersible drilling rig (including any modifications, amendments or extensions heretofore made) shall be deemed for all purposes a competitive contract. The Operator may employ its, or its Affiliates, equipment, personnel, and/or Operator-owned or its Affiliate-owned drilling rig/vessels, workover rig or snubbing in the conduct of such operations in accordance with the Accounting

Procedures contained in Exhibit "C" or pursuant to a written agreement among the Participating Parties. If the Operator's or its Affiliates equipment, personnel, and/or drilling rig, workover rig or snubbing unit are employed in conducting operations under this Agreement, the terms rates and provisions for use shall reflect actual costs consistent with competitive contracts prevailing in the deepwater OCS in the Gulf of Mexico.

5.4 Liens and Encumbrances:

The Operator shall endeavour to keep the Leases, Production Systems, Facilities and other equipment and any Hydrocarbons free from all liens and encumbrances [except those provided for in Article 6.3 *(Security Rights)*] which might arise by reason of the operations conducted under this Agreement.

5.5 Records:

The Operator shall keep accurate books, accounts and records of operations hereunder in compliance with the Accounting Procedure in Exhibit "C". Unless otherwise provided for in this Agreement, all records of the Joint Account shall be available to a Non-Operating Party at all reasonable times and during the Operator's normal office hours pursuant to the provisions contained in Exhibit "C".

5.6 Reports to Government Agencies:

The Operator shall make timely reports to all governmental authorities that it has a duty to make as Operator and shall furnish copies of such reports to Participating Parties. The Operator shall give timely written notice to the Parties of litigation and/or administrative proceedings affecting the Contract Area or operations hereunder.

5.7 Information to Participating Parties:

The Operator shall, in a timely manner, furnish each Participating Party the following information pertaining to each well operation being conducted hereunder (provided such information was obtained):

(a) copy of the application for permit to drill and all amendments thereto;

(b) daily drilling and workover reports, which shall include, but which shall not be limited to, the current depth, the corresponding lithological information, drilling fluid characteristics; information about drilling difficulties or delays (if any); daily mud checks, mud logs, MWD/LWD ("measurement while drilling/logging while drilling") information, Hydrocarbon information, daily casing and cementation tallies and cumulative Costs incurred on the operation by posting the same each day to an internet website to which each Participating Party has access or sending the information via e-mail or by fax transmission to each Participating Party;

(c) complete report of all core analysis;

(d) copies of any logs or surveys as run (including, but not limited to, all digitally recorded data and output of wireline log information);

(e) copies of well test results, bottom-hole pressure surveys, gas and condensate analyses, PVT analysis or similar information;

(f) copies of reports made to regulatory agencies;

(g) forty-eight (48) hours advance notice of logging, coring, and testing operations (or if conditions do not permit, such advance notice as is reasonably possible);

(h) upon written request, and if available samples of cutting and sidewall cores marked as to depth, to be packaged and shipped at expense of the requesting Party;

(i) copies of the drilling prognosis and if applicable completion prognosis;

(j) if conventional cores are taken, the Participating Party shall be allowed access to the rig to inspect and evaluate said cores;

(k) samples of Hydrocarbons, if sufficient quantities are available; and

(l) estimates of daily production reports if available.

Upon written request, the Operator shall use good faith efforts to furnish to a requesting Participating Party any additional available information, acquired by the Operator for the Participating Parties, not otherwise furnished under this Article (not including any derivative information independently developed at Operator's sole cost and expense). The costs of gathering and furnishing such

additional available information shall be charged to the requesting Participating Party.

5.8 Completed Well Information:

Operator shall furnish to each Participating Party the following information pertaining to each completed well:

(a) monthly report of production and injection;
(b) copies of routine reports made to regulatory agencies;
(c) report on status of wells not producing and not abandoned;
(d) a summary of the Hydrocarbons produced during production testing and a statement of any Hydrocarbon imbalances;
(e) bottomhole pressure data and surface pressure data;
(f) composite of all logs run (for example, TDT, Carbon-Oxygen, Spinner Surveys, and Casing Collar), which is technologically feasible; and
(g) reports of inventory of Hydrocarbons in storage.

5.9 Information to Non-Participating Parties:

The Operator shall furnish to each Non-Participating Party copies of all non-confidential reports made to regulatory agencies. Such Non-Participating Party shall be entitled to receive the information specified in Article 5.7 (*Information to Participating Parties)* and 5.8 (*Completed Well Information)* after fulfilling the recoupment requirements specified in Article 16.0 *(Non-Consent Operations)*; provided however, any Non-Participating Party shall be entitled to review financial records to the extent necessary to conduct an audit of the payout account for the Non-Consent Operation. A Party which has permanently relinquished all of its Working Interest in the Contract Area shall not be entitled to receive any information specified in Articles 5.7 (*Information to Participating Parties*) and 5.8 (*Completed Well Information*) above. Following completion of a Non-Consent Operation, the Operator shall also furnish to all other Parties the information set forth in Article 16.1.2 *(Cost Information)* within the time period set forth in that article.

5.10 Submittal of Mineral Management Service ("MMS") Plans:

Any Unit Plan of Exploration, Unit Plan of Development and Unit Plan of Operation ("Plan") as required under a Unit Agreement, for the exploration, development and operation of a Unit Area shall be submitted by Operator to the MMS in accordance with a Unit Agreement and the further provisions of this Article.

5.10.1 Proposal:

Operator shall submit to each Non-Operator, at least thirty (30) days prior to filing, a copy of the proposed Plan and each Non-Operator shall either approve or submit written objections to the Operator within ten (10) days of its receipt of the proposed Plan. If the Plan receives the unanimous approval of the Parties, then such Plan shall be filed.

5.10.2 Revised Plan:

If such Plan does not receive the unanimous approval of the Parties, and Operator receives written objections thereto as provided in Article 5.10.1, then Operator shall submit to the Parties a revised Plan at least fifteen (15) days prior to filing, taking into account the objections made to the first proposed Plan. If no Plan receives the unanimous approval of the Parties, then Operator shall file with the MMS a Plan taking into account, to the extent possible, the various views expressed by the Parties.

5.10.3 Rejection of Plan:

If the MMS rejects a Plan filed by Operator, Operator shall initiate a new Plan in the same manner as provided in Section 5.10.1 and the procedure with respect thereto shall be the same as in the case of an initial Plan.

5.10.4 Notice of Approval or Disapproval:

If a Plan is approved or disapproved by the MMS, Operator shall give prompt written notice of that fact to each Party.

5.10.5 Supplemental Plans:

If any Party or Parties shall have Elected to proceed with a proposed operation in accordance with the provisions of this Agreement, and such operation is not provided for in the current Plan approved by the MMS, Operator shall either (a) submit to the MMS for approval a supplemental Plan which includes such operation or (b) request the MMS to consent to the inclusion of such operation in the Plan, if such consent is sufficient.

5.10.6 Copy of Plan :

Each Party to a Unit will receive a copy of the Plan that is filed with the MMS.

5.11 Safety, Health and Environment:

In fulfilling its obligations hereunder, the Operator shall act in accordance with the provisions of Exhibit "J" (Safety, Health and Environment).

ARTICLE 6.0 EXPENDITURES AND ANNUAL OPERATING PLAN

6.1 Basis of Charges to the Parties:

Except as otherwise provided, the Operator shall pay all Costs incurred under this Agreement and each Participating Party shall reimburse the Operator, in proportion to its Participating Interest, for such Costs. The Operator shall have the right to require each Participating Party to advance its respective share of estimated expenditures, as provided in Exhibit "C". Funds received by the Operator under this Agreement may be commingled with Operator's own funds. All charges, credits, and accounting for expenditures shall be made pursuant to Exhibit "C", attached hereto.

6.2 Authorization for Expenditure:

Subject to Article 6.2.1 (*Required Authorization)*, the Operator shall not make any single expenditure or undertake any project or operation costing Five Hundred Thousand Dollars ($500,000) or more, unless an Authorization for Expenditure (AFE) has either: (1) been included in a proposal for an operation and approved by the Participating Parties through their Election to participate in

the operation, or (2) received the approval of the Parties as a General Matter. For any single expenditure or project costing in excess of Two Hundred Thousand Dollars ($200,000), but less than Five Hundred Thousand Dollars ($500,000), the Operator need not submit an AFE, but shall furnish written information describing the expenditure to each of the Participating Parties. In the event of an emergency and notwithstanding the foregoing, the Operator shall be empowered to immediately make such expenditures for the Joint Account of the Participating Parties as, in its opinion as a reasonable and prudent operator, are required to deal with the emergency. The Operator shall report and submit any required AFE to the Participating Parties, as promptly as possible, the nature of the emergency, action taken, and Costs incurred. The Operator is also authorized to conduct operations and incur expenses reasonably required by statute, regulation, orders or permit condition or by a government authority having jurisdiction, which expense shall be borne by the Participating Parties in the affected operations.

6.2.1 Required Authorization:

Prior to making any expenditure of less than Two Hundred Thousand Dollars ($200,000) that requires the utilization of a drilling or workover rig, the Operator shall obtain the approval of the Parties as a General Matter.

6.2.2 AFE Overrun Notice:

Operator shall provide an AFE overrun notice for informational purposes only to all Participating Parties whenever the latest approved AFE is exceeded by ten percent (10%) or Five Million Dollars ($5,000,000.00), whichever first occurs.

6.2.3 Supplemental AFE for Cost Overruns:

If it appears (based upon the Operator's reasonable estimate) that the actual Costs associated with an original AFE, or its latest approved supplemental AFE, will exceed the relevant Permitted Over-expenditure, as defined below, the Operator shall promptly submit a supplemental AFE to the Participating Parties. Subject to Article 8.3 (*Response Time for General Matters and Elections*), after receipt of the supplemental AFE each Participating Party shall have the right to make an Election as to its

further participation in the approved activity or operation. If a Participating Party Elects to participate in the proposed supplemental AFE and such Party is willing to bear one hundred percent (100%) of the Cost set forth in the supplemental AFE, the Operator shall continue to conduct the approved activity or operation associated with the supplemental AFE at the sole Cost and risk of such Party. Any Participating Party in a current AFE Electing not to participate in an approved supplemental AFE shall become a Non-Participating Party in the activity or operation associated with the original AFE once the actual Costs expended on the activity or operation exceed the Permitted Over-expenditure amount of the last AFE in which the Non-Participating Party Elected to participate, without regard to whether all the activities or operations (including plugging and abandonment) in the original AFE have been conducted at the time of its Election not to participate. A Non-Participating Party in a supplemental AFE shall be subject to the same provision in Article 16.0 (*Non-Consent Operations*) that would apply to a Party Electing or voting not to participate in the originally approved activity or operation. If a supplemental AFE described in this Article 6.2.3 is not approved by any Party, the Operator shall conclude the activity or operation as soon as practical, and each Participating Party in the original AFE, or its latest approved supplemental AFE, will be responsible for its Participating Interest share of the Costs of the activity or operation, including Costs in excess of the Permitted Over-expenditure. Notwithstanding the foregoing no Party shall be allowed to make an Election not to participate in a further operation during a Force Majeure or other emergency as described in Article 25.1 (*Force Majeure)*, but may make its Election not to participate after termination of such emergency.

6.2.3.1 <u>Supplemental AFE for Cost Overruns on Wells and Well Operations at Objective Depth:</u>

The Permitted Over-expenditure for the Exploratory Well, an Appraisal Well, or a Development Well, or for operations in any such well after it has reached its Objective Depth, is an amount equal to twenty percent (20%) of the original approved AFE, or its

latest approved supplemental AFE, for the well or subsequent operation or Ten Million Dollars ($10,000,000), whichever is less.

6.2.3.2 **Supplemental AFE for Cost Overruns on the Integrated Project Team AFE:**

The Permitted Over-Expenditure for the Integrated Project Team is an amount equal to twenty percent (20%) of the original approved Integrated Project Team AFE, or its latest approved supplemental AFE, or Six Million Dollars ($6,000,000), whichever is less.

6.2.3.3 **Supplemental AFE for Cost Overruns on Final Design AFE:**

The Permitted Over-expenditure for the Final Design AFE is an amount equal to twenty percent (20%) of the original approved Final Design AFE, or its latest approved supplemental AFE, or Ten Million Dollars ($10,000,000), whichever is less.

6.2.3.4 **Supplemental AFE for Cost Overruns on Fabrication AFE:**

The Permitted Over-expenditure for any separate AFE submitted under the approved Fabrication AFE shall be the amount provided in Article 12.11 *(Cost Overruns on Fabrication AFE)*.

6.2.3.5 **Supplemental AFE for Cost Overruns on All Other AFEs:**

The Permitted Over-expenditure for all other AFEs is an amount equal to twenty percent (20%) of the original approved AFE, or its latest approved supplemental AFE, for the activity or operation or Three Million Dollars ($3,000,000), whichever is less.

6.3 **Liens, Mortgages and Security Rights:**

In addition to any other security rights and remedies provided by law with respect to services rendered or materials and equipment furnished under this

Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the covenants and mutual undertakings of the Operator and the Non-Operating Parties herein, the Parties shall have the following security rights:

6.3.1 Lien, Mortgage and Pledge:

Each Non-Operating Party (i) grants a lien in, with respect to any portion of the Contract Area that is not located offshore adjacent Louisiana, and (ii) mortgages, pledges, affects, and hypothecates, with respect to any portion of the Contract Area that is located offshore adjacent Louisiana, to Operator, and Operator (i) grants a lien in, with respect to any portion of the Contract Area that is not located offshore adjacent to Louisiana, and (ii) mortgages, pledges, affects, and hypothecates, with respect to any portion of the Contract Area that is located offshore adjacent Louisiana, to the Non-Operating Parties, all of its respective right, title, and interest in and to the following:

a) the Leases and any interest therein, and all accounts, gas imbalance accounts, contract rights, inventory, and general intangibles relating thereto or arising therefrom;

b) all property and fixtures, personal or real, moveable or immovable, corporeal or incorporeal, attached to or located on or off the Contract Area, which are acquired by the Parties pursuant to this Agreement;

c) all of the oil, gas and associated substances in, on, or under the Leases and that may be produced from the Leases and the proceeds attributable to the sale of such oil, gas and associated substances; and

d) all property, personal or real, movable or immovable, corporeal or incorporeal, that is used, obtained, or constructed (or under construction) for use, in connection with the Leases and operations thereon pursuant to this Agreement;

6.3.2 Security Interest:

Each Non-Operating Party hereby grants to the Operator, and Operator hereby grants to each Non-Operating Party, a continuing security interest in and to all of its rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (a) all oil, gas and associated substances from the offshore blocks covered by the Leases or the Contract Area or attributable to the Leases or the Contract Area when produced, (b) all accounts receivable accruing or arising as a result of the sale of such oil, gas and associated substances (including, without limitation, accounts arising from gas imbalances or from the sale of such oil, gas and associated substances at the wellhead), (c) all cash or other proceeds from the sale of such oil, gas and associated substances once produced, and (d) all production systems, wells, facilities, fixtures, tools, tubular goods, other personal or moveable property, whether now or hereafter placed on the offshore blocks covered by the Leases or the Contract Area or maintained or used in connection with the ownership, use or exploitation of the Leases or the Contract Area, and other surface and sub-surface equipment of any kind or character located on or attributable to the Leases or the Contract Area, and the cash or other proceeds realised from the sale, transfer, disposition or conversion thereof. The interest of the Parties in and to the oil, gas and associated substances from or attributable to the Leases or the Contract Area when extracted and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Leases or the Contract Area. To the extent susceptible under applicable law, the security interest granted by each Party hereunder covers: (A) all substitutions, replacements, and accessions to the property of such Party described herein and is intended to cover all of the rights, titles and interests of such Party in all personal or moveable property now or hereafter located upon or used in connection with the Contract Area, whether tangible or intangible, corporeal or incorporeal; (B) all rights under any gas balancing agreement, farmout rights, option farmout rights, acreage and cash contributions, and conversion rights of such Party in connection with the Leases or the Contract Area, or the oil, gas and associated substances from or attributable to the Leases or the Contract

Area, whether now owned and existing or hereafter acquired or arising, including, without limitation, all interests of each Party in any partnership, tax partnership, limited partnership, association, joint venture, or other entity or enterprise that holds, owns, or controls any interest in the Contract Area; and (C) all rights, claims, general intangibles, and proceeds, whether now existing or hereafter acquired, of each Party in and to the contracts, agreements, permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to the Leases or the Contract Area, including the following:

(a) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from any present or future operating, farmout, bidding, pooling, unitization, and communitization agreements, assignments, and subleases, whether or not described in Exhibit "A," to the extent, and only to the extent, that such agreements, assignments, and subleases cover or include any of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in and to all or any portion of the Leases or the Contract Area, and all units created by any such pooling, unitization, and communitization agreements and all units formed under orders, regulations, rules, or other official acts of any governmental authority having jurisdiction, to the extent and only to the extent that such units cover or include all or any portion of the Leases or the Contract Area;

(b) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from all presently existing and future advance payment agreements, and oil, casinghead gas, and gas sales, exchange, and processing contracts and agreements, including, without limitation, those contracts and agreements that are described on Exhibit "A," to the extent, and only to the extent, those contracts and agreements cover or include all or any portion of the Leases or the Contract Area; and

(c) all of its rights, titles, and interests, whether now owned and existing or

hereafter acquired or arising, in, to, and under or derived from all existing and future permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to the Leases or the Contract Area.

The liens, mortgages, pledge rights and security interests described in this Agreement are given to secure the complete and timely performance of and payment by each Party of all its obligations and indebtedness of every kind or nature, whether now owed by such Party or hereafter arising, pursuant to this Agreement. To the extent susceptible under applicable law, the liens, mortgages, pledge rights and security interests granted in this Agreement shall secure the payment of all Costs and other expenses properly charged to such Party, together with (A) interest on such indebtedness, Costs, and other expenses at the rate set forth in Exhibit "C" attached hereto (the "Accounting Procedure") or the maximum rate allowed by law, whichever is the lesser, (B) reasonable attorneys' fees, (C) court costs, and (D) other directly related collection costs. If any Party does not pay such Costs and other expenses or perform its obligations under this Agreement when due, the Operator (or the Non-Operating Parties, if the defaulting Party is Operator) shall have the additional right to notify the purchaser or purchasers of the defaulting Party's Hydrocarbon production and collect such Costs and other expenses out of the proceeds from the sale of the defaulting Party's share of Hydrocarbon production until the amount owed has been paid. The Operator (or the Non-Operating Parties, if the defaulting Party is Operator) shall have the right to offset the amount owed against the proceeds from the sale of such defaulting Party's share of Hydrocarbon production. Any purchaser of such production shall be entitled to rely on the Operator's (or Non-Operating Parties', if the defaulting Party is Operator) statement concerning the amount of Costs and other expenses owed by the defaulting Party and payment made to the Operator (or Non-Operating Parties, if the defaulting Party is Operator) by any purchaser shall be binding and conclusive as between such purchaser and such defaulting Party.

6.3.3 **Special Provisions Applicable to Properties Offshore of Louisiana:** With regard to any portion of the Contract Area located offshore adjacent to Louisiana, the provisions of this Article 6.3.3 shall apply in addition to the other provisions set out herein:

The maximum amount for which the mortgage herein granted by each Non-Operating Party shall be deemed to secure the obligations and indebtedness of such Non-Operating Party to the Operator as stipulated herein is hereby fixed in an amount equal to $250,000,000.00, and the maximum amount for which the mortgage herein granted by the Operator shall be deemed to secure the obligations and indebtedness of the Operator to all Non-Operating Parties as stipulated herein is hereby fixed in an amount equal to $250,000,000.00 in the aggregate. Except as provided in the preceding sentence, and then only to the extent such limitations are required by law, the entire amount of obligations and indebtedness of each Party is secured hereby without limitation. Notwithstanding the foregoing dollar limitations, the liability of each Party under this Agreement and the mortgage and security interest granted hereby shall be limited to (and no Party shall be entitled to enforce same against another Party for an amount exceeding) the actual obligations and indebtedness (including all interest charges, costs, attorneys' fees, and other charges provided for in this Agreement or in the Financing Statement (as such term is defined in Article 6.3.8) outstanding and unpaid and that are attributable to or charged against the interest of such Non-Operating Party pursuant to this Agreement.

If Operator seeks to enforce the mortgage granted it hereunder against a Non-Operating Party, Operator shall have the right to appoint a keeper of such Non-Operating Party's Property, or any part thereof, pursuant to the terms and provisions of La. R.S. 9:5131 et seq. and 9:5136 et seq. If any Non-Operating Party seeks to enforce the mortgage granted it hereunder against Operator, such Non-Operating party shall have the right to appoint a keeper of Operator's Property or any part thereof, pursuant to the terms and provisions of La. R.S. 9:5131 et seq. and 9:5136 et seq.

6.3.4 **Priority; Successors:**

Each Party represents and warrants to the other Parties hereto that the lien and mortgage granted by such Party to the other Parties in this Agreement shall be a first and prior lien and mortgage, and each Party hereby agrees to maintain the priority of said lien and mortgage against all persons acquiring an interest in the Leases or the Contract Area by, through or under such Party. All Parties acquiring an interest in the Leases or the Contract Area, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the liens, mortgages, pledge rights and security interests hereunder as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

6.3.5 **Waiver:**

If any Party does not perform all of its obligations hereunder, and the failure to perform subjects such Party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting Party waives any available right of redemption from and after the date of judgement, any required valuation or appraisement of the property covered by the lien, mortgage and security interest created hereunder prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed.

6.3.6 **Other Lien or Privilege Rights:**

Each Party agrees that the other Parties shall be entitled to utilize the provisions of oil and gas lien law or privilege or other lien law or privilege of any state adjacent to the Contract Area, or that is otherwise applicable, to enforce the rights and remedies of each Party hereunder. Without limiting the generality of the foregoing, to the extent allowed by applicable law, the Operator may invoke and use the mechanics' and materialmens' lien law to secure the payment to the Operator of any sum due hereunder for services performed or materials supplied by the Operator.

6.3.7 Power of Sale:

To the extent permitted by applicable law, each Party hereby grants to the other Parties a power of sale ("Power of Sale") as to any property that is subject to the liens and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

6.3.8 Recordation:

Each Party may attach thereto and file, or may file separately, any standard UCC forms necessary to effectuate perfection of the security interests described herein. Upon request, each debtor Party hereunder agrees to execute and deliver to each secured party hereunder a UCC - 1 or other UCC forms reflecting the security interest granted herein. In addition, each debtor Party agrees that each secured Party may file any such UCC form without such debtor Party's signature, to the extent allowed by law.

6.4 Default:

If any Party does not pay its share of the charges authorized under this Agreement when due including cash advances and interest, the Operator may give that Party notice that unless payment is made within thirty (30) days, the non-paying Party shall be in default. Any Party in default shall have no further access to the rig, Production System, Facilities, maps, records, data, interpretations, or other information obtained in connection with operations or be allowed to participate in meetings. A Party in default shall not be entitled to vote on any General Matter or make an Election until such time as the Party in default is no longer in default. The voting interest of each non-defaulting Party shall be counted in the proportion its Participating Interest bears to the total non-defaulting Participating Interests. As to any operation approved during the time a Party is in default, such Party in default shall be deemed to be a Non-Participating Party. If a Party notifies the Operator in writing that all or a portion of such payment is not being made as a result of a good faith dispute over such charges said Party shall not be considered in default as to the disputed amount, provided that any undisputed portion of such Costs are promptly paid to the Operator.

6.5 Unpaid Charges:

If any Participating Party fails to pay its share of the charges due hereunder within sixty (60) days after receipt of the Operator's statement or to otherwise perform any of its financial obligations under this Agreement, the Operator may take immediate steps to diligently pursue collection and to exercise the Operator's lien and security rights granted by this Agreement. The Operator shall keep an accurate account of amounts owed (plus interest and collection costs) by the Party in default and any amounts collected against the indebtedness. If a Party is in default and any indebtedness remains delinquent for a period of six (6) months, the other Participating Parties shall, upon the Operator's request, pay the unpaid amount in proportion that their Participating Interest bears to all paying Participating Interests. Each Participating Party paying its share of the unpaid amount shall be subrogated to the Operator's lien and security rights to the extent of such payment.

6.6 Carved-out Interests:

Any overriding royalty, production payment, net proceeds interest, carried interest or any other interest that is hereafter carved out of a Working Interest in a Lease(s) shall be inferior to the rights of the Parties to this Agreement. If any Party whose Participating Interest is so encumbered does not pay its share of Costs, and the proceeds from the sale of its Hydrocarbon production under Article 6.3 *(Security Rights)* are insufficient for that purpose, the security rights provided for herein may be applied against the carved-out interests with which such Working Interest is burdened. In such event, the rights of the owner of such carved-out interest shall be subordinated to the security rights granted by Article 6.3.

6.7 Annual Operating Plan:

Beginning in the year after the conclusion of Exploratory Operations, and each subsequent year thereafter, the Operator shall develop an Annual Operating Plan. The Annual Operating Plan process will be used (1) as a reporting mechanism by which the Operator will inform the Non-Operating Parties of results of the previous year's activities, (2) to review ongoing operations and (3) to forecast activities, anticipated Hydrocarbon production volumes, operating

expenses and capital expenditures for the remainder of the current year and the next succeeding calendar year.

6.7.1 <u>Submittal of the Annual Operating Plan</u>:

Prior to March 1st of each year, the Operator will conduct a meeting with the Non-Operating Parties to review the results of the previous year. The Operator will also provide the Non-Operating Parties with its anticipated activities for the following year and solicit input regarding these activities from the Non-Operating Parties. After this meeting, the Operator will prepare and submit its proposed draft of the Annual Operating Plan prior to April 1st of each year.

6.7.2 <u>Review of the Annual Operating Plan</u>:

The Non-Operating Parties will provide suggested changes, additions or deletions to the Annual Operating Plan to the Operator and all other Parties prior to May 15th of each year. The Operator will then make any changes it deems necessary and submit the Annual Operating Plan no later than July 1st of each year.

6.7.3 <u>Content of Annual Operating Plan:</u>

The Annual Operating Plan will include an estimated capital budget, expense budget and Operator's anticipated forecast as follows:

6.7.3.1 <u>Capital Budget:</u>

The Annual Operating Plan shall contain an estimated capital budget that includes the following:

(a) A list of proposed wells to be drilled including their anticipated order, drilling time, depths, surface and bottom hole locations, objective sands, type of well (Development, Appraisal, etc.), purpose of well (production, injection, etc.) and estimated Costs;

(b) Capital Workovers, which shall be defined as any Workover operation conducted to Recomplete a well to a new zone or install artificial lift, shall be listed by well, with their estimated Cost;

(c) Other capital projects requiring a gross expenditure greater than $3 Million. The term "capital project" shall include addition of new equipment, expansion or upgrades of existing equipment; and

(d) An estimated total amount (in aggregate) for all capital projects, including miscellaneous capital projects costing less than $3 million each.

6.7.3.2 <u>Expense Budget:</u>

The Annual Operating Plan shall contain an estimated expense budget that includes the following:

(a) Expense Workovers, which shall be defined as any anticipated Workover operation which is not a capital Workover (such as repair work or reworks within the same zone), shall be listed by well, with their estimated Cost;

(b) All expense projects requiring a gross expenditure greater than $3 Million. The term "expense project" shall include repair, replacement and maintenance of existing equipment;

(c) An estimated total amount (in aggregate) for all expense projects, including miscellaneous expense projects costing less than $3 million each.

(d) Estimated Operations and Maintenance (O&M) expenditures for the year may be shown in the aggregate. O&M expenses shall include the ongoing, everyday expenditures necessary to operate the field.

6.7.3.3 <u>Operator Forecasts and Informational Items:</u>

The Annual Operating Plan shall contain the Operator's best reasonable forecasts and projections (but are recognized as forecasts and projections only) including the following information:

(a) production forecasts;

(b) injection forecasts;

(c) fuel and flare gas forecasts;

(d) scheduled or planned downtime exceeding three (3) consecutive days;

(e) data collection programs;

(f) geochemical or geophysical survey(s) or special test(s) that might be contemplated; and

(g) other areas deemed of significance by the Operator.

6.7.4 <u>Effect of the Annual Operating Plan:</u>

The Annual Operating Plan shall be primarily for informational and planning purposes and will not obligate any Party to any expenditures or constitute an Election to participate in any specific operation. However, the Annual Operating Plan is recognized as the Operator's effort to forecast and plan for activities during the year while providing for the maximum possible input from the Non-Operating Parties. Pursuant to the terms and conditions of this Agreement, any Party may make proposals for operations which were not included in the Annual Operating Plan. Approval of any such operation, under the terms provided in Article 8.0 *(Voting And Elections)*, shall be deemed a modification to the Annual Operating Plan.

6.8 <u>MMS Plan of Operation Consistent with the Annual Operating Plan:</u>

The Parties recognize that any Plan submitted to the MMS may differ from and not contain all elements of the Annual Operating Plan, however, to the extent reasonable and practical, the Plan will be consistent with the Annual Operating Plan.

ARTICLE 7.0 CONFIDENTIALITY OF DATA

7.1 <u>Confidentiality Obligation:</u>

The Parties agree that all Confidential Data acquired or obtained by any Party in respect of the operations conducted under this Agreement (and the scope and terms of this Agreement itself) shall be considered confidential and shall be kept confidential during the term of this Agreement. Each Party agrees to maintain the secrecy of the Confidential Data using the standard of care it normally uses

in protecting its own confidential information and trade secrets. The Confidential Data shall be made available to each Participating Party pursuant to Article 5.7 *(Information to Participating Parties)*, for its exclusive use. During the confidentiality period, the Confidential Data shall not be disclosed to any third party (unless disclosed under an "exception to confidentiality" or as a "permitted disclosure").

7.1.1 <u>Exceptions to Confidentiality</u>:

The confidentiality obligation shall not apply to the extent that particular items of Confidential Data:

(a) are now or later become part of the public domain (other than as a result of a wrongful act or omission by the Party); or

(b) are now or later become available to a Party on a non-confidential basis from a source that is legally permitted to disclose the item of Confidential Data; or,

(c) were known to a Party on a non-confidential basis prior to the disclosure of the Confidential Data to it under the terms of this Agreement; or

(d) is independently developed by employees, Affiliate employees or contractors of a Party who have not had access to confidential information.

7.1.2 <u>Permitted Disclosures</u>:

The Operator may disclose items of Confidential Data to such third parties as may be necessary in connection with the operation, provided such third parties are bound by written agreement to keep secret the Confidential Data for a period of time not less than two years (or a lesser period if agreed by all Parties). Notwithstanding anything herein to the contrary and subject to the restrictions that: (i) the Confidential Data shall not be removed from the custody and premises of the Party making such disclosure, excepting disclosure made pursuant to items (1), (3) and (5) below; and (ii) except for disclosure made pursuant to item (1) that such third party be bound by written agreement not to use or disclose the Confidential Data except for the express purpose for which such

disclosure is to be made, any Party may disclose, in whole or in part, the Confidential Data:

(1) to any Affiliate of such Party, provided such Affiliate shall agree to be bound by the confidentiality provision contained herein; or

(2) to any bona fide prospective assignee of any portion of such Party's Working Interest (including but not limited to an entity with whom a Party or its Affiliates is conducting bona fide negotiations directed toward a merger, consolidation or a sale of a Party's or an Affiliate's shares or substantially all of its assets in the OCS Gulf of Mexico); or

(3) to any potential contractors or professional consultants engaged by or on behalf of such Party and acting in that capacity where such disclosure is essential to such contractor's or consultant's work; or

(4) to any bank or other financial institution to the extent appropriate to a Party arranging financing for its obligations under this Agreement; or

(5) to the extent required by the terms of any Lease, or by law, order, decree, regulation or rule (including without limitation, those of any regulatory agency, securities commission, stock exchange, judicial or administrative proceeding). If a Party is legally compelled to disclose any Confidential Data such Party shall promptly provide all other Parties to this Agreement written notice of such proceedings so that the non-disclosing Parties may seek a protective order or other remedy. Provided, however, any such Confidential Data required to be given the MMS shall not require such notice to the Parties. A disclosing Party shall furnish only such Confidential Data as is legally required and will use good faith efforts to obtain confidential treatment for any Confidential Data disclosed; or

(6) to an entity desiring to transport and/or purchase Hydrocarbons produced hereunder for the purpose of

making Hydrocarbon reserve estimates and other technical evaluations.

7.1.3 Limited Releases to Offshore Scout Association:

The Operator may disclose Confidential Data to the Offshore Oil Scouts Association at their weekly meetings. The Confidential Data that may be disclosed is limited to information concerning well locations, well operations and well completions to the extent reasonable and customary in industry practice and is required under the by-laws of the Offshore Oil Scouts Association.

7.1.4 Continuing Confidentiality Obligation:

Any Party who ceases to own a Working Interest in the Contract Area shall nonetheless remain bound by the confidentiality and use obligations of this Agreement as to any Confidential Data obtained through this Agreement.

7.2 Ownership of Confidential Data:

Except as otherwise provided for in this Article, all Confidential Data produced as a result of an operation under this Agreement shall be the property of all Participating Parties in that operation, and shall be subject to the terms of this Agreement. A Non-Participating Party shall have no rights in or access to Confidential Data produced or derived from a Non-Consent Operation unless and until the provisions of Article 16.0 are satisfied.

7.2.1 Well Log and Data Trades:

Any Participating Party in a well on the Contract Area may propose the exchange or trade of any Confidential Data from that well for other similar data and information from a well owned by a third party(ies). Upon approval of such trade by the Participating Parties in the well on the Contract Area, which shall include any combination of Parties voting as a single entity as prescribed in Article 24.1.3 *(Minimum Transfer of Interest)*, as a General Matter, the Operator shall consummate such exchange or trade with the third party. The Operator shall promptly provide all Participating Parties in the well on the Contract Area copies of the third

party data obtained, along with copies of any agreement relating to such exchange.

7.2.2 **Ownership of Non-Consent Data:**

When the Non-Participating Party(ies) in the well on the Contract Area becomes a Participating Party(ies) in that well through either Hydrocarbon recoupment and/or a Settlement pursuant to Article 26 *(Over/Underinvestments)*, the data and information obtained through the exchange or trade with the third party shall also become owned by the Non-Participating Party(s), subject to the terms of this Agreement.

7.3 **Access to the Lease and Rig:**

Except as provided in Article 6.4 *(Default)* each Participating Party's authorized representatives shall have access to any drilling rig/vessel, Production System, or Facility located on or serving the Contract Area to observe and inspect operations and wells in which it participates (and the records and other data pertaining thereto). Prior to any logging or testing operation, the Operator shall give the other Participating Parties forty-eight (48) hours notice (or, if conditions do not permit such advance notice, as much advance notice as is possible) so the Party's representatives may be present to observe such operations. Each Party's access will be at its sole risk and expense and at reasonable times and shall not unreasonably interfere with the operations being conducted.

7.4 **Development of Proprietary Information and/or Technology:**

Nothing in this Agreement shall require a Party to divulge independently developed trade secrets, proprietary information and or technology to the other Parties. However, the ownership, use, treatment and disclosure of any proprietary information and/or technology specific to drilling technology, production technology, Production Systems, Subsea Production Systems and Facilities and their transportation and installation, pipelines, flowlines, and offshore oil and gas transportation shall be handled in accordance with Exhibit "G".

7.5 News Releases:

The Parties shall use reasonable efforts to mutually agree upon the timing and content of releases to the news media concerning operations covered by this Agreement. However, in the event the Parties cannot mutually agree upon either the timing and/or content of the news release, then such timing and/or content shall be prepared in accordance with the News Release Guidelines set forth in Exhibit "F", attached hereto.

ARTICLE 8.0 VOTING AND ELECTIONS

8.1 Overall Supervision of Business Affairs:

The activities of the Parties under this Agreement that are not within the scope of the Operator's authority to unilaterally decide shall be divided into two broad classes: "General Matters" for approval and "Elections". The Parties shall decide and take action upon General Matters and Elections in accordance with the provisions of this Article 8.0.

8.2 Voting Procedures on General Matters:

Any General Matter shall require the approval of the Parties and shall be decided by a vote of the Parties as follows:

8.2.1 Voting Interest:

Each Party shall have a voting interest equal to its Working Interest or, with respect to a Non-Consent Operation, its Participating Interest in such operation, as applicable.

8.2.2 Vote Required:

Except as otherwise specifically provided in this Agreement a General Matter shall be approved as follows:

(a) Any General Matter [except as provided in Article 8.2.2(b) below] shall be decided as follows: i) if only two Parties are entitled to vote, approval shall require an affirmative vote by one or more Parties with at least a combined fifty one percent (51%) of the voting interest, ii) if more than two Parties are entitled to vote, approval shall require an

affirmative vote by two or more Parties, none of which is an Affiliate of another Party, with at least a combined fifty-one percent (51%) of the voting interest.

(b) Notwithstanding any other provision in this Agreement to the contrary, any well operation proposal made pursuant to Article 10.0 (Exploratory Operations), Article 11.0 (Appraisal Operations) or Article 13.0 (Development Operations) requiring General Matter approval shall be deemed approved as a General Matter as follows: i) if only two Parties are entitled to vote, approval shall require an Election to participate in the well operation by one or more Parties with at least a combined twenty percent (20%) of the voting interest, ii) if more than two Parties are entitled to vote, approval shall require an Election to participate in the well operation by two or more Parties with at least a combined twenty percent (20%) of the voting interest. Notwithstanding anything herein to the contrary, (1) any well proposal to drill the Initial Test Well and/or (2) any well operation proposal made pursuant to Article 13.0 (Development Operations) that is included in an approved Development Plan shall require approval by Election (without General Matter approval).

Upon approval of a General Matter, each Party who voted to approve the General Matter shall execute the accompanying AFE evidencing its Election to participate in the approved proposal if an Election is necessary. A Party failing to vote on a General Matter shall be deemed to have voted against the proposal. If a General Matter includes an Election, a Party shall be deemed to have voted against the proposal if the Party fails to make an Election to participate prior to the conclusion of the applicable Election period.

8.2.3 <u>Second Opportunity to Participate:</u>

Unless otherwise provided to the contrary in this Agreement, if an activity or operation is approved as a General Matter or an Election but is not approved by all of the Parties, a Party who voted or Elected not to participate in the approved activity or operation may make a subsequent

vote or Election to participate in the approved activity or operation within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) of its receipt of the original voting or Election results from the Operator. If a Party does not exercise its right to make a subsequent vote or Election to participate, it shall become a Non-Participating Party in the approved activity or operation. If

(a) in the case of a General Matter, the Operator's vote meets or the Operator's vote and the vote of another Party meet the approval threshold required in Article 8.2.2 (Vote Required) and the Operator is entitled to make an original Vote or a subsequent Vote to participate in a proposed activity or operation and does so, or

(b) in the case of (i) an Election when General Matter approval is not required prior to the Election and (ii) an Election when General Matter approval is required Agreement prior to the Election and such General Matter approval has been obtained, the Operator is willing to bear one hundred percent (100%) of the Cost and risk of the proposed activity or operation, and the Operator is entitled to make an original Election or a subsequent Election to participate in a proposed activity or operation and does so,

then the Operator may commence the activity or operation in accordance with the applicable timely operations provisions of this Agreement prior to the vote or Election of the other Parties.

8.2.4 Participation by Fewer than all Parties:

If, after the period in which a Party may make a subsequent vote or Election to participate as provided in Article 8.2.3 *(Second Opportunity for an Election)*, there is at least one Non-Participating Party in the approved activity or operation, each Party who made an original or a subsequent vote or Election to participate in the approved activity or operation shall, by written correspondence to the Operator, within forty-eight (48) hours (exclusive of Saturdays, Sundays and federal holidays) following its receipt of the subsequent voting or Election results,

(a) limit its participation in the approved activity or operation to its Working Interest share, or

(b) agree to bear its Participating Interest share of the approved activity or operations.

Failure to submit such written correspondence to the Operator within the time provided above shall be deemed a vote or an Election under (a) above. If a Party which made an original or a subsequent vote or Election to participate in the approved activity or operation submits or is deemed to have submitted a response under (a) above and the other Parties who made an original or a subsequent vote or Election to participate in the approved activity or operation do not agree to bear all of the remaining Costs of the approved activity or operation within ten (10) days after the end of the written correspondence period, the proposal of the approved activity or operation and all votes and Elections in relation thereto shall be deemed withdrawn. Once the Parties, who made an original or a subsequent vote or Election to participate in an approved activity or operation in which there is a Non-Participating Party, agree to bear all of the Costs of the approved activity or operation, subject to Article 8.3.2 *(Second Opportunity for an Election)*, the Operator shall commence the activity or operation at the sole Cost and risk of the Participating Parties in accordance with the applicable timely operations provisions of this Agreement. Notwithstanding the foregoing, the Election periods in Articles 10.2 *(Subsequent Exploratory Operations at Objective Depth)*, 11.2 *(Subsequent Appraisal Operations at Objective Depth)*, and 13.2 *(Development Operations at Objective* Depth) shall govern in the event of a conflict with the foregoing provisions of this Article.

8.3 <u>Response Time For General Matters and Elections</u>:

After receipt of notice (pursuant to Article 9.0 (*Notices*)), the Parties shall either: (i) submit their vote; or (ii) make an Election if the proposal does not require a vote, in accordance with this Article 8.3. However, when a drilling rig/vessel is on location and standby charges are accumulating, votes or Elections pertaining to such rig/vessel shall be submitted within forty-eight (48) hours after receipt of such notice (inclusive of Saturdays, Sundays and federal holidays). The

Operator shall give prompt notice of the results of such voting or Elections to each Party. Unless specified otherwise herein, the response times required for each type of proposal shall be as follows:

8.3.1 <u>Well Operation Proposal</u>:

When any proposed well operation does not require construction of a Production System, each Party shall respond with an Election within thirty (30) days after receipt of the proposal, except as provided in Article 8.3.6 *(Suspensions of Production or Operations)*, or Article 16.4 *(Non-Consent Operations to Maintain Contract Area)* unless the proposed well is a well (other than a substitute well) proposed under Article 10.1 *(Proposal for Exploratory Well),* in which case each Party shall respond with an Election within forty-five (45) days after receipt of the proposal. When a drilling rig/vessel is on location and standby charges are accumulating with respect to such proposed operation an Election in response to the proposal shall be made within forty-eight (48) hours after receipt of the proposal (inclusive of Saturdays, Sundays, and federal holidays); provided that the forty-eight (48) hour provision of this Article 8.3.1 shall not apply to a new well (other than a substitute well) proposed under Articles 10.1 *(Proposal of Exploratory Well)*, 11.1 *(Proposal of Appraisal Well)*, or 13.1 *(Proposal of Development Well)*.

8.3.2 <u>Production System Construction</u>:

Elections involving the construction or other acquisition and/or installation of an Initial Production System or Subsequent Production System shall require a response within one hundred twenty (120) days after receipt of the Fabrication AFE.

8.3.3 <u>Other AFE Related Operations</u>:

Except as otherwise provided for in this Article, the Election time to a proposed operation will depend upon the AFE gross expenditure amount. Response times will be as follows:

(a) AFE greater than $250,000 but less than $20,000,000, response will be made within thirty (30) days after receipt of said proposal.

(b) AFE greater than or equal to $20,000,000 but less than $40,000,000, response will be made within sixty (60) days after receipt of said proposal.

(c) AFE of $40,000,000 or more, the response will be made within ninety (90) days after receipt of said proposal.

8.3.4 Other Proposals:

For all other proposals requiring notice, each Party shall respond with an Election within thirty (30) days after receipt of the proposal.

8.3.5 Failure to Respond:

Failure of any Party to respond to a proposal within the required period shall be an Election not to participate in the proposed operation except as provided in Article 18.1 *(Abandonment of Wells)*.

8.3.6 Suspensions of Production or Operations:

Notwithstanding any contrary provision in Article 8.3 and its subparts, if the MMS grants a Suspension of Production ("SOP"), a Suspension of Operations ("SOO"), or similar regulatory grant, for all or part of the Contract Area, and if the SOP, SOO, or grant requires the commencement of an activity or operation before the expiration of the period for voting or making an Election for that activity or operation, the Parties shall cast their votes or make their Elections on the activity or operation at least ten (10) days (inclusive of Saturdays, Sundays and federal holidays) before the commencement date required in the SOO, SOP, or grant.

8.3.7 Standby Charges:

Subject to Article 6.2.3 *(Supplemental AFE for Cost Overruns)*, the Participating Parties in an operation shall be responsible for standby charges incurred until all Parties having a right to do so have made an Election to either participate or not participate in a subsequent proposed operation or upon expiration of the response time permitted, whichever first occurs. All standby charges regarding the subsequent operation

accruing after the final Election has been made or upon expiration of the response time permitted, whichever first occurs, shall be the responsibility of the Participating Parties in the subsequent operation.

8.4 Meetings of the Parties:

Meetings of the Parties shall be called by the Operator upon its own motion or at the request of any Party. Except in the case of emergency, or except when agreed by unanimous consent, no meeting shall be called on less than ten (10) days (exclusive of Saturdays, Sundays and federal holidays) advance notice, and such notice shall include an agenda of the meeting. The representative of the Operator shall be chairman of each meeting and shall take minutes of each meeting. Only matters set out in the agenda for the meeting shall be considered at the meeting unless unanimously agreed to by all the Parties entitled to vote on such additional proposed items.

8.5 Designation of Representatives:

The names and addresses of the representatives who are authorized to receive notices and represent each Party with respect to voting on General Matters or Elections hereunder, are set forth in Exhibit "A" attached hereto. The designated representatives may be changed by written notice to the other Parties in accordance with Article 9.1 *(Giving and Responding to Notices)*.

8.6 Content of Notices:

A notice requiring a response shall indicate the appropriate response time specified in Article 8.3 *(Response Time For General Matters and Elections)*. A well or well operation proposal notice shall include the type of well or operation being proposed, (for example, Exploratory Well, Appraisal Well, or Development Well), a Well Plan, and an AFE that, if applicable, includes the Costs of permanently plugging and abandoning the well. If a proposed activity or operation is subject to Article 16.4 *(Non-Consent Operations to Maintain Contract Area)*, the notice shall specify that the proposal is a Contract Area maintenance activity or operation.

ARTICLE 9.0 NOTICES

9.1 Giving and Responding to Notices:

All notices and responses (including notices/proposals of General Matters, Elections) shall be made in writing and delivered to the designated representative in person or by facsimile transmission (followed by a phone call confirming receipt), U.S. mail, overnight express, or courier. When a drilling rig/vessel is on location and standby charges are accumulating, all notices and responses pertaining to the rig/vessel shall be given by telephone and immediately confirmed in writing. Any notices and responses shall be effective only when actually received by the Party to whom such notice, proposal, or response is directed. If it cannot be determined when a notice or response is actually received by the intended recipient, the following shall be determinative: (a) any notice or response transmitted by facsimile or e-mail shall be deemed given and received only after the transmitting Party has received confirmation of the successful transmission of such facsimile or e-mail on its facsimile machine or computer; (b) any notice or response transmitted by overnight express or courier shall be deemed given and received twenty-four (24) hours (exclusive of Saturdays, Sundays, and federal holidays) after such notice or response is deposited or transmitted; and (c) any notice or response deposited in the U.S. mail (other than overnight express) shall be deemed given and received five days (exclusive of Saturdays, Sundays, and federal holidays) after the notice or response is deposited in the mail.

9.2 Content of Notice:

Any notice which requires a response within a time period shall indicate which of the response times specified in Article 8.3 *(Response Time For General Matters and Elections)* is required. If a notice proposes a well operation, the notice shall include the following information:

(a) The type of well operation being proposed (i.e., Exploratory, Appraisal, or Development Operation(s),

(b) The Well Plan for the proposed operation, and

(c) An AFE showing the estimated Costs of the operation, including all necessary expenditures associated with the drilling, testing, and completing or abandoning the well,

(d) If the proposed operation is subject to Article 16.4 *(Non-Consent Operations to Maintain Contract Area)* the proposal shall so state.

(e) A proposal to drill or otherwise conduct operations on an Exploratory or Appraisal Well shall indicate whether or not such well is considered an Expendable Well.

ARTICLE 10.0 EXPLORATORY OPERATIONS

10.1 <u>Proposal of Exploratory Wells:</u>

Except for the proposal, approval and commencement of the first Exploratory Well, whose proposal, approval and commencement shall be governed by the Participation Agreements, the applicable portions of this Article 10 shall govern the proposals, approvals, and commencement of Exploratory Wells. Before a Party may make a formal proposal to drill an Exploratory Well (except a substitute thereof), it shall call and hold a technical meeting to discuss the well with the other Parties at least thirty (30) days prior to its projected spud date. At the technical meeting the Party desirous of proposing the well shall present geological, geophysical and/or engineering data in support of it. Subject to the foregoing requirements, any Party that owns a Working Interest of ten percent (10%) or greater may propose an Exploratory Well. Each Party receiving such proposal shall have the period of time provided in Article 8.3.1 *(Well Proposal Operation)* to respond to all other Parties indicating its Election on the proposed well. Except for operations conducted pursuant to Article 10.1.4 *(AFE Overrun and Substitute Well)* or Article 16.4 *(Non-Consent Operations to Maintain Contract Area)*, each Exploratory Well proposed shall require approval as an Election. Subject to the provisions of Articles 8.2.3 *(Second Opportunity to Participate)* and 8.2.4*(Participation by Fewer than all Parties)*, once an Exploratory Well is approved as an Election, the Operator shall commence the Exploratory Well at the sole Cost and risk of the Parties making an Election to participate in it. Any Party making an Election not to participate in an Exploratory Well shall be subject to the terms and conditions of Article 16.0 *(Non-Consent Operations)*. Notwithstanding anything to the contrary contained in this Article

10.1, if an Exploratory Well has been proposed and approved as an Election, a proposal for a subsequent Exploratory Well may not be made until operations have been concluded on such approved Exploratory Well or such well is deemed terminated as a result of failure to timely commence such well or by mutual agreement of the Parties. Subject to the provisions of Article 6.2 (*Authorization for Expenditure*), an Election to participate in an Exploratory Well shall constitute an Election to participate in all necessary expenditures for drilling, testing, and logging to Objective Depth as set out in the approved AFE and associated Well Plan and plugging and abandoning the well.

10.1.1 <u>Well Plan's Minimum Specifics:</u>

The Well Plan for any well proposed to be drilled under this Agreement will include at least the following information:

a) The surface and target bottomhole locations,

b) The expected spud date and the anticipated time necessary to conclude drilling, evaluation, completion and/or abandonment operations,

c) The total vertical depth to be drilled, along with the specified Objective Depth (and other target zones to be penetrated),

d) The proposed drilling plan, including the casing program and any anticipated Sidetracking operations,

e) Details of any coring, logging or other evaluation operations to be conducted and the criteria for determining when and which evaluation operations will be conducted, and

f) Information concerning the drilling rig or vessel to be used, including day rates, water depth rating and other limitations relevant to the drilling operations to be conducted.

10.1.2 <u>Revision of Well Plan:</u>

If a Participating Party proposes any revisions to a Well Plan and AFE for an approved Exploratory Well, such Party shall furnish to all other Participating Parties its proposed revisions to that AFE and Well Plan for the proposed Exploratory Well. The approval of such revisions requires the unanimous approval of the Participating Parties, which shall be evidenced by a revised Well Plan and AFE for the proposed Exploratory

Well signed by all of the Participating Parties. In the absence of unanimous approval of a revised Well Plan and AFE, the original Well Plan and AFE shall govern. During the drilling of the well, the Well Plan may be revised by the Operator as necessary to deal with unexpected reservoir conditions or mechanical difficulties and shall not require the unanimous approval of the Participating Parties or a new Election for the well as long as the revisions carry out the scope and intent of the approved Well Plan and the AFE, subject to the provisions of Article 6.2.3 *(Supplemental AFE for Cost Overruns).*

10.1.3 <u>Timely Operation:</u>

An approved Exploratory Well shall be commenced within one hundred eighty (180) days from the date upon which it is approved. If the Exploratory Well has not been commenced within the period of time provided above, the approved Exploratory Well shall be deemed withdrawn, with the effect as if the Exploratory Well had never been approved. If an approved Exploratory Well is deemed withdrawn due to lack of timely commencement of operations, any Costs incurred in the preparation for or in furtherance of the well up to the time such proposal is terminated or withdrawn shall still be chargeable to the Participating Parties. An Exploratory Well shall be deemed to have commenced on the date the rig/vessel arrives on location or, if the rig/vessel is already on location, the date when actual drilling operations are begun.

10.1.4 <u>AFE Overruns and Substitute Well:</u>

The Operator shall timely commence any approved Exploratory Well and, subject to the provisions of Article 6.2.3 *(Supplemental AFE for Cost Overruns),* shall continue the well with due diligence to its Objective Depth unless the Operator encounters mechanical difficulties, uncontrolled influx of subsurface water, abnormal pressures, pressured or heaving shale, salt, granite or other practically impenetrable substances or other similar conditions prevail in the hole that render further drilling impractical. If the Exploratory Well is abandoned due to the conditions described above, then the Operator or other Participating Party may, within thirty (30) days after abandonment of the Exploratory Well, propose a substitute well (with

the associated AFE and Well Plan) to the stratigraphic equivalent of the Objective Depth of the abandoned Exploratory Well and at a bottomhole location that is not more than five hundred (500) feet distant from the bottomhole location of the abandoned Exploratory Well, and each Participating Party in the abandoned Exploratory Well shall make an Election on the proposed substitute well. The Operator (or substitute operator) shall commence the substitute well at the sole Cost and risk of the Parties making an Election to participate in it. Any Party who makes an Election not to participate in the substitute well shall be subject to the provisions in Article 16.0 *(Non-Consent Operations)*.

10.2 Subsequent Exploratory Operations at Objective Depth:

After (i) an Exploratory Well has been drilled to its Objective Depth, (ii) all operations in the controlling AFE and Well Plan have been completed or terminated except for its temporary or permanent plugging and abandonment, and (iii) all logs and test results have been distributed to the Participating Parties, the Operator, shall promptly propose to the Participating Parties one of the following operations:

(a) conducting additional testing, coring or logging of the formations encountered;
(b) bypassing to core the formations encountered;
(c) deepening the well to a new Objective Depth;
(d) Sidetracking the well to another bottomhole location not deeper than the stratigraphic equivalent of the Objective Depth;
(e) performing other operations on the well not listed above;
(f) temporary plugging and abandoning the well;
(g) permanent plugging and abandoning the well.

10.2.1 Response to Operator's Proposals:

Within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receipt of Operator's proposal to conduct subsequent Exploratory Operations, the Participating Parties shall make their Elections on the Operator's proposal or make a counter-proposal, if a

Participating Party owns a Working Interest of ten percent (10%) or greater. Failure of a Participating Party to respond to a proposal shall be deemed an Election not to participate in the proposed subsequent operation and to become a Non-Participating Party in that operation and all other subsequent operations conducted on the well, except its temporary or permanent plugging and abandonment.

10.2.2 <u>Counter Proposals</u>:

If a Participating Party who owns a Working Interest of ten percent (10%) or greater makes a counter-proposal for a subsequent Exploratory Operation, the Participating Parties shall have an additional twenty-four (24) hours to respond thereto. If conflicting proposals for subsequent Exploratory Operations are made, preference shall be given first to the operation described in Article 10.2 (a) above, next to the operation in Article 10.2 (b) above, and so forth. If different depths or bottomhole locations are proposed for subsequent Exploratory Operations within the same category described above, preference for consideration and Elections shall be given to the shallowest depth (or the bottomhole location nearest the existing well bore) and then the next most shallow depth (or next bottomhole location nearest the existing wellbore) and so forth. After a subsequent Exploratory Operation is approved and the subsequent Exploratory Operation is timely commenced, the remaining proposals for other types of subsequent Exploratory Operations shall be deemed withdrawn. At the completion of the subsequent Exploratory Operation, the Operator will again submit proposals for subsequent Exploratory Operations to the Participating Parties, through the procedure provided herein, until such time as the well is temporarily abandoned or plugged and abandoned.

10.2.3 <u>Approval of Subsequent Exploratory Operations</u>:

Any proposed subsequent Exploratory Operation shall require approval as an Election. The Operator (or substitute Operator) shall commence the approved subsequent Exploratory Operation at the sole Cost and risk of the Participating Parties.

10.2.4 Subsequent Exploratory Operations by Fewer than All Parties:

If fewer than all Parties approve a subsequent Exploratory Operation, and such Exploratory Operation is approved as an Election, the Operator shall conduct the operation at the Cost and risk of the Participating Parties. Costs of subsequent Exploratory Operations (except a proposal to plug and abandon) will be recouped in accordance with Article 16.0 *(Non-Consent Operations);* provided, however, if the Non-Consent Operation is to conduct additional testing, coring or logging, Article 16.0 *(Non-Consent Operations)* shall not apply. The Party Electing not to participate in additional testing, coring or logging shall not be entitled to information resulting from such operation. If a Party Elects not to participate in a deepening or Sidetracking operation, such Party shall become a Non-Participating Party in all subsequent operations in the deepened or sidetracked portion of the well, through completing and equipping, until satisfaction of the recoupment provisions of Article 16.0 *(Non-Consent Operations).* A Non-Participating Party in a subsequent Exploratory Operation shall be relieved of the Costs, risks and obligations of the subsequent Exploratory Operation, except as to its share of the Costs of plugging and abandoning the Exploratory Well. No operation shall be performed on the well unless deemed by the Operator to be safe and the well bore is in a condition to perform the proposed operation.

10.3 Election by Non-Participating Parties in Deepening or Sidetracking Exploratory Operations:

Except for the first Exploratory Well (or its substitute) or a well drilled subject to Article 16.4 *(Non-Consent Operations to Maintain Contract Area),* if an Exploratory Well is drilled to its initial Objective Depth and does not result in a well that will qualify as a Producible Well, and if any Participating Party proposes either to drill deeper, or to Sidetrack as provided in Article 10.2 (c) or (d), then the Operator shall notify each original Non-Participating Party of the proposal. Each original Non-Participating Party may respond with an Election regarding the proposal to drill deeper or Sidetrack. The original Non-Participating Party must notify the Operator of its Election within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receiving the Operator's notice. Any original Non-Participating Party making an Election to participate in the

Sidetracking or deepening of an Exploratory Well shall be deemed to be underinvested in an amount equal to its share of the Cost for drilling, testing and logging the well to its initial Objective Depth in the case of a deepening operation, or the depth at which the Sidetracking operation is initiated. The Parties that participated in drilling to the initial Objective Depth and which bore the Non-Participating Party's share of Costs will be deemed overinvested in that amount, and such overinvestment shall be eliminated pursuant to Article 26 *(Over/Underinvestments)*. Any original Non-Participating Party making an Election to participate in the Sidetracking or deepening of an Exploratory Well shall remain a Non-Participating Party in the Exploratory Well to the initial Objective Depth until the Costs and penalty recoverable under Article 16 *(Non-Consent Operations)*, less any payments pursuant to Article 26 *(Over/Underinvestments)*, have been recouped by the original Participating Parties.

10.4 <u>Plugging and Abandoning Costs</u>:

If the Operator encounters mechanical difficulties or impenetrable conditions, which makes further drilling impracticable, then the Operator may propose to plug and abandon the well. Upon approval of the well abandonment pursuant to Article 18 *(Abandonment and Salvage)*, the Operator shall commence the plugging and abandonment of the well. The Parties which participated in the drilling of the well shall pay all Costs of plugging and abandoning the Exploratory Well (except any increased plugging and abandoning Costs associated solely with a subsequent Exploratory Operation conducted as a Non-Consent Operation). The Participating Parties in any Non-Consent Operation shall be responsible for the increased plugging and abandoning Costs attributable to the Non-Consent Operation.

10.5 <u>Conclusion of Exploratory Operations</u>:

Upon final rig release from the first Producible Well drilled, no further Exploratory Operations may be proposed or commenced. Any operation proposed but not commenced prior to final rig release from the first Producible Well shall be deemed an Appraisal Operation.

10.6 <u>Subsurface Team:</u>

Within sixty (60) days after the conclusion of Exploratory Operations, if desired, the Parties shall form a subsurface team. The subsurface team will include at least one (1) representative from each of the Parties should such Party desire to have representative on team. Each Party shall be responsible for designating its representative(s) for the subsurface team. A Party's representatives for the subsurface team may be changed at any time. The salaries, burdens, benefits, other compensation and expenses of each subsurface team member shall be the responsibility of the Party employing or providing the subsurface team member. The Operator shall serve as the co-ordinator for the subsurface team. Members of the subsurface team will work independently at office locations provided by the Party designating such member. The responsibilities of the subsurface team shall include but not be limited to the following items:

- making recommendations for Appraisal Operations,
- evaluating potential Producible Reservoirs within the Contract Area, and;
- advising the Integrated Project Team regarding subsurface matters so the Integrated Project Team can more effectively assist the Operator in the preparation of the Development Plan pursuant to Article 12.0 *(Development Plan)* .

The subsurface team will meet as it deems necessary to carry out the above activities. Once the subsurface team is formed, it is anticipated that it will remain in existence until the expiration or dissolution of the Contract Area .

ARTICLE 11.0 APPRAISAL OPERATIONS

11.1 <u>Proposal Of Appraisal Wells:</u>

After completion of Exploratory Operations, any Party who owns a Working Interest of at least ten percent (10.00%), may propose an Appraisal Well . Each Party receiving such proposal shall have the period of time provided in Article 8.3.1 *(Well Operation Proposal)* to respond to all other Parties indicating its Election on the proposed well. Except for operations conducted pursuant to Article 11.1.4 *(AFE Overruns and Substitute Well)* or 16.4 *(Non Consent Operations to Maintain Contract Area)*, each Appraisal Well proposed shall

require approval as an Election. Subject to the provisions of Articles 8.2.3 *(Second Opportunity to Participate)* and 8.2.4 (*Participation by Fewer than all Parties)*, once an Appraisal Well is approved as an Election the Operator shall commence the Appraisal Well at the sole Cost and risk of the Parties making an Election to participate in it. Subject to Article 6.2 *(Authorization for Expenditure)* an Election to participate in an Appraisal Well shall include an Election to participate in all necessary expenditures for drilling, testing and logging to Objective Depth as set out in the approved AFE and associated Well Plan and plugging and abandoning the well. Any Party making an Election not to participate in an Appraisal Well shall be subject to the terms and conditions of Article 16.0 *(Non-Consent Operations)*. Notwithstanding anything to the contrary contained in this Article 11.1, if an Appraisal Well has been proposed and approved as an Election, a proposal for a subsequent Appraisal Well may not be made until operations have been concluded on such approved Appraisal Well or such well is deemed terminated as a result of failure to timely commence such well or by mutual agreement of the Parties.

11.1.1 Well Plan's Minimum Specifics:

The Well Plan for the Appraisal Well shall include at least the information set forth under Article 10.1.1.

11.1.2 Pre-Spud Technical Meeting and Revision of Well Plan:

(a) Subsequent to approval of the proposal for an Appraisal Well, the Operator shall give notice and invite all Participating Parties to a "Pre-Spud Technical Meeting" in order to review the Well Plan for the Appraisal Well.

(b) If a Participating Party proposes any revisions to a Well Plan and an AFE for an approved Appraisal Well, such Party shall furnish to all other Participating Parties its proposed revisions to that AFE and Well Plan. The approval of such revisions requires the unanimous approval of the Participating Parties, which shall be evidenced by a revised Well Plan and AFE for the proposed Appraisal Well signed by all of the Participating Parties. In the absence of unanimous approval of a revised Well Plan and AFE, the original Well Plan and AFE shall govern. During the drilling of the well, the Well Plan may be revised by the Operator as necessary to

deal with unexpected reservoir conditions or mechanical difficulties and shall not require the unanimous approval of the Participating Parties or a new Election for the well as long as the revisions carry out the scope and intent of the approved Well Plan and the AFE, subject to the provisions of Article 6.2.3 *(Supplemental AFE for Cost Overruns)*.

11.1.3 Timely Operation:

An approved Appraisal Well shall be commenced within one hundred eighty (180) days from the date upon which it is approved by the Participating Parties. If the Appraisal Well has not been commenced within the period of time provided above, the approved Appraisal Well shall be deemed withdrawn, with the effect as if the Appraisal Well had never been approved. If an approved Appraisal Well is deemed withdrawn due to lack of timely commencement of operations, any Costs incurred in the preparation for or in furtherance of the well up to the time such proposal is terminated or withdrawn shall still be chargeable to the Participating Parties. An Appraisal Well shall be deemed to have commenced on the date the rig/vessel arrives on location or, if the rig/vessel is already on location, the date when actual drilling operations are begun.

11.1.4 AFE Overruns and Substitute Well:

The Operator shall timely commence the approved Appraisal Well and, subject to the provisions of Article 6.2.3 *(Supplemental AFE for Cost Overruns)*, shall continue the well with due diligence to its Objective Depth unless the Operator encounters mechanical difficulties, uncontrolled influx of subsurface water, abnormal pressures, pressured or heaving shale, salt, granite or other practically impenetrable substances or other similar conditions prevail in the hole that render further drilling impractical. If the Appraisal Well is abandoned due to the conditions described above, then the Operator or other Participating Party may, within thirty (30) days after abandonment of the Appraisal Well, propose a substitute well (with the associated AFE and Well Plan) to the stratigraphic equivalent of the Objective Depth of the abandoned Appraisal Well and at a bottomhole location that is not more than five hundred (500) feet distant from the

bottomhole location of the abandoned Appraisal Well, and each Participating Party in the abandoned Appraisal Well shall make an Election on the proposed substitute well. The Operator (or substitute operator) shall commence the substitute well at the sole Cost and risk of the Parties making an Election to participate in it. Any Party who makes an Election not to participate in the substitute well shall be subject to the provisions in Article 16.0 *(Non-Consent Operations)*.

11.2 <u>Subsequent Appraisal Operations at Objective Depth</u>:

After (i) an Appraisal Well has been drilled to its Objective Depth, (ii) all operations in the controlling AFE and Well Plan have been completed or terminated except for its temporary or permanent plugging and abandonment, and (iii) all logs and test results have been distributed to the Participating Parties, the Operator shall promptly propose to the Participating Parties one of the following operations:

I. If the Appraisal Operation is a well proposed as and drilled as an Expendable Well the operations apply as follows:

(a) conducting additional testing, logging or coring of the formations encountered prior to setting production casing,

(b) attempt completion at the stratigraphic equivalent of the initial Objective Depth in the objective zone or formation,

(c) Sidetracking the well to another bottomhole location not deeper than the stratigraphic equivalent of the Objective Depth of the AFE,

(d) plugging back, attempt completion in a shallower zone, and test the well,

(e) deepening the well to a new Objective Depth,

(f) performing other operations on the well,

(g) temporary plugging and abandoning the well in order to test at a later date, or

(h) permanent plugging and abandoning the well.

II..If an Appraisal Operation is not drilled as an Expendable Well, then upon reaching the Objective Depth (and performing all operations set out in the controlling well AFE) the Participating Parties shall follow the priority listing in Article 13.2 *(Development Operations at Objective Depth)* for conducting subsequent Appraisal Operations.

11.2.1 <u>Response to Operator's Proposals</u>:

Within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receipt of Operator's proposal to conduct subsequent Appraisal Operations, each of the Participating Parties shall make their Elections on the Operator's proposal or make a counter-proposal, if a Participating Party owns a Working Interest of ten percent (10%) or greater. Failure of a Participating Party to respond to a proposal shall be deemed an Election not to participate in the proposed subsequent operation and to become a Non-Participating Party in that operation and all other subsequent operations conducted on the well, except its temporary or permanent plugging and abandonment.

11.2.2 <u>Counter Proposals</u>:

If a Participating Party who owns a Working Interest of ten percent (10%) or greater makes a counter-proposal for a subsequent Appraisal Operations, the Participating Parties shall have an additional twenty-four (24) hours to respond thereto. If conflicting proposals for subsequent Appraisal Operations are made, preference shall be given first to the operation described in Article 11.2 (a) above, next to the operation in Article 11.2 (b) above, and so forth. If different depths or bottomhole locations are proposed for subsequent Appraisal Operations within the same category described above, preference for consideration and Elections shall be given to the shallowest depth (or the bottomhole location nearest the existing well bore) and then the next most shallow depth (or next bottomhole location nearest the existing wellbore) and so forth. After a subsequent Appraisal Operation is approved and the subsequent Appraisal Operation is timely commenced, the remaining proposals for other types of subsequent Appraisal Operations shall be deemed withdrawn. At the completion of the subsequent Appraisal Operation, the Operator will again submit proposals for subsequent Appraisal Operations to the Participating Parties, through the procedure provided herein, until such time as the well is temporarily abandoned or plugged and abandoned.

11.2.3 **Approval of Subsequent Appraisal Operations:**

Any proposed subsequent Appraisal Operation shall require approval as an Election. The Operator (or substitute Operator) shall commence the approved subsequent Appraisal Operation at the sole Cost and risk of the Participating Parties.

11.2.4 **Subsequent Appraisal Operations by Fewer than All Parties:**

If fewer than all Parties approve a subsequent Appraisal Operation, and such Appraisal Operation is approved as an Election the Operator shall conduct the operation at the Cost and risk of the Participating Parties. Costs of such subsequent Appraisal Operation will be recouped in accordance with Article 16.0 *(Non-Consent Operations);* provided, however, if the Non-Consent Operation is to conduct additional testing, coring, or logging, Article 16.0 *(Non-Consent Operations)* shall not apply. The Party Electing not to participate shall not be entitled to information resulting from such operation. If a Party Elects not to participate in a deepening or Sidetracking operation, such Party shall become a Non-Participating Party in all subsequent operations in the deepened or sidetracked portion of the well, through completing and equipping, until satisfaction of the recoupment provisions of Article 16.0 *(Non-Consent Operations).* A Non-Participating Party in a subsequent Appraisal Operation shall be relieved of the Costs, risks and obligations of the subsequent Appraisal Operation, except as to its share of the Costs of plugging and abandoning the Appraisal Well. No operation shall be performed on the well unless deemed by the Operator to be safe and the well bore is in a condition to perform the proposed operation.

11.3 **Election by Non-Participating Parties in Deepening or Sidetracking Appraisal Operations:**

If an Appraisal Well is drilled to its initial Objective Depth and was not drilled pursuant to Article 16.4 *(Non-Consent Operations to Maintain Contract Area),* and does not result in a well that will qualify as a Producible Well, and if any Participating Party proposes either to drill deeper, or to Sidetrack as provided in Article 11.2 (c) or (d), then the Operator shall notify each original Non-Participating Party of the proposal. Each original Non-Participating Party may

respond with an Election regarding a proposal to drill deeper or Sidetrack. The original Non-Participating Party must notify the Operator of its Election within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receiving the Operator's notice. Any original Non-Participating Party making an Election to participate in the Sidetracking or deepening of an Appraisal Well shall be deemed to be underinvested in an amount equal to its share of the Cost for drilling, testing and logging the well to its initial Objective Depth in the case of a deepening operation, or the depth at which the Sidetracking operation is initiated. The Parties that participated in drilling to the initial Objective Depth and which bore the Non-Participation Party's share of Costs will be deemed over-invested in that amount, and such over-investment shall be eliminated pursuant to Article 26 *(Over/Underinvestments)*. Any original Non-Participating Party making an Election to participate in the Sidetracking or deepening of an Appraisal Well shall remain a Non-Participating Party in the Appraisal Well to the initial Objective Depth in the case of a deepening operation, or the depth at which the Sidetracking operation is initiated until the Costs and penalty recoverable under Article 16 *(Non-Consent Operations)* less any payments pursuant to Article 26 *(Over/Underinvestments)*, have been recouped by the original Participating Parties.

11.4 <u>Deeper Drilling</u>:

A proposal to drill an Appraisal Well to an Objective Depth below the deepest Producible Reservoir penetrated by a Producible Well shall be approved in accordance with Article 11.1 *(Proposal of Appraisal Well)* and shall be further subject to the following provisions.

11.4.1 <u>Limited Participation in Deeper Drilling</u>:

If a proposal is approved pursuant to Article 11.4 above, any Party may either:

- make an Election to participate in the proposed deeper drilling operation; or
- make an Election not to participate in the proposed deeper drilling operation; or

- make an Election to limit its participation to drilling to the base of the deepest Producible Reservoir to be penetrated by the deeper drilling operation.

A Party making an Election to limit its participation in a deeper Appraisal Well to the base of the deepest Producible Reservoir shall bear its Participating Interest share of the Cost and risk of drilling (including abandonment) to the base of the deepest Producible Reservoir. If a Party makes an Election not to participate in the proposed deeper drilling, the proposed operations shall be conducted pursuant to Article 16 *(Non Consent Operations).*

11.5 <u>Plugging and Abandoning Costs</u>:

If the Operator encounters mechanical difficulties or impenetrable conditions, which makes further drilling impracticable, then the Operator may propose to plug and abandon the well. Upon approval of the well abandonment, pursuant to Article 18 *(Abandonment and Salvage)* the Operator shall commence the plugging and abandonment of the well. The Parties which participated in the drilling of the well shall pay all Costs of plugging and abandoning the Appraisal Well (except any increased plugging and abandoning Costs associated solely with a subsequent Appraisal Operation conducted as a Non-Consent Operation). The Participating Parties in any Non-Consent Operation shall be responsible for the increased plugging and abandoning Costs attributable to the Non-Consent Operation.

11.6 <u>Feasibility Study</u>:

Any Party may propose a feasibility study for the purpose for determining the feasibility of developing the Contract Area. Such proposal shall not require formation of an Integrated Project Team. Costs of a feasibility study shall be charged to the Participating Parties in accordance with the following provisions of this Article 11.6 (Feasibility Study). In addition, any Party may prepare its own feasibility study at its sole cost.

11.6.1 <u>Feasibility Study Proposal and Meeting</u>:

A Party wishing to make a proposal for a feasibility study shall furnish to the other Parties a written description of the scope of the feasibility study together with a cost estimate. No sooner than fifteen (15) days nor later than thirty (30) days after distribution of such description and cost estimate, the Operator shall call a meeting of the Parties. At such meeting, the Parties shall discuss and endeavor to resolve:

(a) the positions of all Parties on the proposed feasibility study;

(b) the necessity of the study;

(c) composition and organization of any study team, if applicable, associated with the proposed feasibility study; and

(d) alternate proposals and other related matters.

The Parties shall strive to develop a study which has the unanimous approval of the Parties, but in the absence of unanimous approval of a study, the Parties shall make an Election on the proposed feasibility study receiving the highest level of Working Interest support. Operator shall, within thirty (30) days after the conclusion of such meeting, submit to the other Parties such feasibility study proposal along with an AFE for the Parties' Elections.

11.6.2 <u>Election on Proposed Feasibility Study</u>:

If any Party makes an Election not to participate in the feasibility study, then each Participating Party shall Elect to either: (i) proceed with the feasibility study with the interest of the Non-Participating Party shared by the Participating Parties on the basis of their respective Working Interests, unless otherwise agreed, or (ii) change its Election to become a Non-Participating Party. The Operator, or the Non-Operating Party that proposed the feasibility study, if the Operator Elects not to participate, shall commence the feasibility study on behalf of all Participating Parties provided that the Participating Parties have agreed to bear one-hundred percent (100%) of the costs of the study. A Party making an Election not

to participate in an approved feasibility study shall become a Non-Participating Party as to its proportionate share of the Costs of the feasibility study, shall not be entitled to receive the data, information or results of the feasibility study and shall be an underinvested Party to the extent of 200% of the costs such Party would have paid if it had participated in the feasibility study. However, the Non-Participating Party shall have the option at any time after the feasibility study has been completed to make a revised Election to participate in which case the Non-Participating Party shall settle its underinvestment in accordance with the provisions of Article 26 (Over/Underinvestment), following which it shall then be entitled to receive all of the data, information and results of the study.

11.6.3 Costs of Feasibility Study:

Costs and expenses of a feasibility study shall include, but not be limited to, any study team formed in connection with the feasibility study, contract services and related miscellaneous expenses. All Costs and expenses of the feasibility study shall be handled in accordance with Exhibit "C" (Accounting Procedure).

11.7 Conclusion of Appraisal Operations:

Upon the earlier of:

(a) the approval of the conclusion of Appraisal Operations as a General Matter under Article 8.2.2 (a); or

(b) the point in time when no Appraisal Operation has been approved within a period of eighteen (18) months from the rig release (or cessation of operations) of the previous Appraisal Operation; or

(c) the abandonment of the second Appraisal Well, whether permanent or temporary and the release of the rig from such Appraisal Well (including any substitute well for such Appraisal Well);

Appraisal Operations shall conclude and all subsequent operations in the Contract Area will be Development Operations, including operations on temporarily abandoned Exploratory or Appraisal Wells. However, if an Appraisal Operation is being conducted at the occurrence of (a) or (b) above, Appraisal Operations shall conclude when the wellbore in which the Appraisal Operation is being conducted is either temporarily or permanently abandoned.

ARTICLE 12.0 DEVELOPMENT PLAN

12.1 <u>Phased Development Operations</u>:

The results of Exploratory and/or Appraisal Operations may justify the development of one or more Producible Reservoirs. The Operator shall prepare for the approval of the Parties a Development Plan in order to pursue such development. In order to provide for the orderly preparation of the Development Plan, the Parties may form an Integrated Project Team which shall be charged with assisting the Operator in the preparation of a Development Plan and designing the required Production System and Facilities. In view of the Costs and scope of Development Operations, the Parties may agree to divide Development Operations into an initial Development Phase and one or more subsequent Development Phases. Each Development Phase shall be centered upon the installation of a new or expanded Production System. A separate Development Plan shall be prepared for each Development Phase, and each Development Plan shall be developed, approved and implemented pursuant to this Article 12.0.

12.2 <u>Proposal of Integrated Project Team</u>:

The Operator shall have the exclusive right to submit a proposal for the formation of the Integrated Project Team for a period of eighteen (18) months from the date of rig release from any Exploratory Well. However, if an Appraisal Operation is approved by the Parties prior to the expiration of the aforesaid eighteen-month period, the Operator shall have an additional six (6) months after rig release of the last approved Appraisal Operation to submit a proposal for the formation of the Integrated Project Team. If Operator fails to propose the formation of the Integrated Project Team during the time period specified above,

then any Party may propose the formation of the Integrated Project Team. The proposal for formation of an Integrated Project Team shall include, at a minimum, all of the following items.

(a) an AFE for the Integrated Project Team (including an itemized estimate of the Cost of the Integrated Project Team);

(b) a complete description of the anticipated scope of work to be undertaken by the Integrated Project Team in sufficient detail to allow the non-proposing Parties to make an informed decision concerning their participation in the Integrated Project Team;

(c) a description of the type and number of staff required to complete Integrated Project Team's assignment; and

(d) the proposing Party's estimate of the duration of the Integrated Project Team.

12.3 <u>Integrated Project Team Election:</u>

Each Party shall make an Election as to its participation in the AFE for the Integrated Project Team, pursuant to Article 8.3.4 *(Other Proposals)*. The formation and administration of the Integrated Project Team shall be handled in accordance with Exhibit "G" *(Integrated Project Team)* with the Costs of the Integrated Project Team being handled in accordance with Exhibit "C" *(Accounting Procedure)*. A Non-Participating Party in an Integrated Project Team shall be subject to the provisions of Article 16.5.4 *(Non-Consent Integrated Project Team AFE/or Final Design AFE)* and shall not have access to the data or studies prepared by the Integrated Project Team until satisfaction of the requirements of that article .

12.4 <u>Proposal of a Development Plan</u>:

If the Integrated Project Team is formed, the Operator shall have the exclusive right for a period of twelve (12) months from the formation of the Integrated Project Team [or eighteen (18) months from conclusion of Appraisal Operations if Operator does not form an Integrated Project Team] to submit a Development

Plan for the review and approval of the Parties. If the Integrated Project Team (or Operator, if the Parties have not formed an Integrated Project Team) has begun preparation of a Development Plan during Operator's exclusive period, but the Development Plan will not be completed and submitted by the end of the Operator's exclusive period, the Operator may request an extension of the exclusive period to allow completion of the work in progress. Any request for extension shall include a report of the progress to date and specify a date for submission of the Development Plan not more than six (6) months from the expiration of the exclusive submission period. Provided the Integrated Project Team (or Operator, if an Integrated Project Team was not formed) has made material progress toward the completion of a Development Plan, the Parties shall not arbitrarily or unreasonably refuse a request for extension of the Operator's submission period.

12.4.1 Alternative Development Plans:

If a Development Plan is not timely submitted by the Operator during its exclusive period, then any Party may submit a Development Plan. Development Plans proposed after the expiration of the Operator's exclusive period shall be considered for approval by the Parties in the order in which the Development Plans are submitted. Any revised Development Plan shall be treated as a newly proposed Development Plan for the purpose of establishing priority under this Article.

12.5 Content of the Development Plan:

Any Development Plan proposed under this Agreement shall contain sufficient detail to allow the Parties to adequately evaluate the scope, timing, Costs and capacity of the proposed Production System and Facilities. All Development Plans submitted shall include at least the following information:

(a) **Initial Production System:** A description of the Initial Production System including:

(i) The type of Production System proposed (i.e. tension leg well jacket, floating production system, etc.), including the Production System's location, configuration (i.e. number of well slots or subsea tiebacks) and production capacity;

(ii) A description of the Facilities and production capacity,

(iii) a description of the pipelines, including the gathering, transportation or transmission system necessary to transport the Hydrocarbons from the well heads to the interconnect with the pipeline servicing the Contract Area and transportation of the Hydrocarbons from the Contract Area to market;

(iv) A projected time schedule for designing, contracting, fabricating, constructing, or otherwise acquiring and/ transporting, and installing the Initial Production System and Facilities;

(v) the estimated date of initial Hydrocarbon production and the estimated daily rate of Hydrocarbon production thereafter; and,

(vi) the estimated Costs of the Production System and Facilities;

(b) Producible Reservoirs: A description of the Hydrocarbon bearing geological formations expected to be developed under the Development Plan along with the area and depth of sands or reservoirs to be developed from the Production System;

(c) Recoverable Reserves: An estimate of recoverable reserves for the proposed Development Plan;

(d) Pre-drilling Operations: A description of pre-drilling operations, if any, planned in support of later development, including the estimated timing, Cost, and location of each pre-drilling operation;

(e) Development Wells: A description of drilling and completion plans for all Development Wells, including the estimated timing, Cost and location of each well;

(f) Final Design AFE: An AFE for the completion of the detailed design of the Production System and Facilities, including final specifications, blueprints and models suitable for contractors to evaluate for bidding on the components of the Production System and Facilities;

(g) Tieback Operations: If the Development Plan requires the tieback or use of facilities located outside the Contract Area and not owned or otherwise acquired by the Parties pursuant to this Agreement, a proposal or commitment from the owner of such facilities and the

amount of any tariffs or handling charges to be assigned for use of such facilities; and

(h) **Other Data:** Any other information reasonably necessary to perform an evaluation of the technical and economic feasibility of the Initial Production System and Facilities provided for in the Development Plan.

12.6 Approval of a Development Plan:

The Operator has a period of ninety (90) days in which to obtain unanimous approval from the Parties for any proposed Development Plan submitted by the Operator during its exclusive period. If at the end of that ninety-day period, the Operator's Development Plan has not received the unanimous approval of the Parties, then any Party, with a Working Interest of ten percent (10%) or greater, may submit an alternative Development Plan for the unanimous approval of the Parties. After the termination of the aforementioned ninety-day period, the Parties have an additional period of ninety (90) days in which to obtain unanimous approval of the Operator's Development Plan or an alternate Development Plan.

12.6.1 Other than Unanimous Approval:

If a Development Plan is not unanimously approved upon conclusion of the ninety-day periods provided in Article 12.6 *(Approval of Development Plan)*, then the Parties have an additional period of sixty (60) days to approve a Development Plan as a General Matter. If no Development Plan is approved as a General Matter within such sixty-day period, any Development Plan receiving fifty percent (50%) or more voting interest shall be deemed approved. During the course of this approval process, priority shall be given to any previously proposed Development Plans in the order in which they were proposed. Any revised Development Plan shall be treated as a newly proposed Development Plan for the purpose of establishing priority under this article. If two competing Development Plans each receive an affirmative vote of fifty percent (50%) of the voting interest, the Operator's Development Plan shall prevail.

12.6.2 Participation in the Development Plan:

Approval of a Development Plan includes approval of the Final Design AFE submitted as a part of the Development Plan. If a Party makes an Election not to participate in an approved Development Plan, then such Party will become a Non-Participating Party in the Development Plan and Final Design AFE and shall be subject to the provisions of Article 16.5.4 *(Non-Consent Integrated Project Team AFE, Final Design AFE and/or Pre-Development AFE).* By making an Election to participate in an approved Development Plan, each Participating Party in an approved Development Plan also Elects to participate in the Final Design AFE submitted as part of such approved Development Plan and commits itself to assume its Participating Interest share of the Costs and risks of the entire Final Design AFE. A Party which makes an Election not to participate in the Development Plan shall not have access to the blueprints or results of the Final Design AFE until satisfaction of the requirements of Article 16.5.4 *(Non-Consent, Integrated Project Team AFE , Final Design AFE and/or Pre-Development AFE).*

12.7 <u>Fabrication AFE</u>:

The Operator shall have a period of three hundred and sixty five (365) days from the approval of the Development Plan, unless such additional time is necessary due to Force Majeure, to submit a Fabrication AFE which shall consist of separate AFEs for each major component in the construction or other acquisition and installation of the Production System and Facilities identified in the approved Development Plan. If the Operator does not timely submit the Fabrication AFE, any Party may submit a Fabrication AFE for the Development Plan. The Fabrication AFE shall consist of a separate AFE for: (i) the structural components of the Production System and (ii) the equipment and Facilities to be located on the Contract Area (or located off the Contract Area but serving the Contract Area). The Election regarding the Fabrication AFE shall be a single Election and not an Election as to the individual AFEs comprising the Fabrication AFE. Development Wells shall be subject to separate AFEs and shall not be included within the Fabrication AFE. If all the Parties make an Election to participate in the Fabrication AFE for the Initial Production System and Facilities, the Operator shall proceed to design, fabricate, construct, (or otherwise acquire) transport and install the Production System and Facilities for the account of the

Parties. If fewer than all the Parties make an Election to participate in the Fabrication AFE for the Initial Production System and Facilities, then the Operator shall commence the implementation of such Fabrication AFE for the benefit of the Participating Parties at their sole Cost and risk. By making an Election to participate in the Fabrication AFE for the Initial Production System and Facilities, each Participating Party commits to assume its Participating Interest share of the Costs, risks and liabilities of the Initial Production System and Facilities as set out in the Fabrication AFE. Each Non-Operating Party shall have the option to visit the construction sites of the contractors constructing the Initial Production System and Facilities. The Operator will conduct periodic meetings for the purpose of keeping the Non-Operating Parties informed of significant developments and progress relating to signing of contracts and construction activities.

12.8 Assignment of Interest:

If any Party makes an Election not to participate in the Fabrication AFE for the Initial Production System and Facilities, then the Non-Participating Parties shall be subject to Article 16.2 *(Non-Consent Decisions Resulting In Forfeiture)* and deemed a Withdrawing Party under Article 17.0 *(Withdrawal from the Agreement)*. If the Operator makes an Election not to participate in such Fabrication AFE, then the Participating Parties shall select a successor Operator pursuant to Article 4.5 *(Selection of Successor Operator)*. If the Operator, unless prevented by force majeure, does not timely commence the activities of such Fabrication AFE as required under Article 12.13 *(Timely Operations for Production Systems)*, a Non-Participating Party in such Fabrication AFE shall be entitled to a re-assignment of its interest.

12.9 Minor Modifications to Development Plans:

The Operator shall advise the Participating Parties of its progress In implementing the Development Plan. As additional information becomes available, the Operator may, without the approval of the Participating Parties, make minor modifications to a Development Plan if such minor modifications are both necessary and reasonable to accomplish the Development Plan. For purposes of this paragraph, a minor modification shall mean a modification which does not cause the estimated Cost of any separate AFE submitted under the

Fabrication AFE to increase by more than ten percent (10%), or twenty Million Dollars ($20,000,000), whichever is less, and does not change the type of Production System, the number of Development Wells, or the capacity of the Facilities. Such minor modifications also shall not materially change the risk or timing of the Development Plan.

12.10 <u>Major Modifications to Development Plans:</u>

Any proposed modification to the approved Development Plan other than a minor modification as provided in Article 12.9 *(Minor Modifications to Development Plans)* shall require the unanimous approval of the Participating Parties. Any Participating Party may propose such modification by notifying the Operator. The Operator shall submit said modification for the consideration of the Participating Parties. If the major modification is approved, the Development Plan (and any associated AFE's) shall be deemed amended and the Operator shall carry out the amended Development Plan. If a major modification is not approved, the Operator shall continue to implement the approved Development Plan, subject to the right of any Party to withdraw from this Agreement under the terms of Article 17.0. If a modification submitted pursuant to this Article 12.10 is approved by the Participating Parties as above provided which either:

(i) changes the type of Production System; or

(ii) changes the number of well slots of the Initial Production System by at least fifty percent (50%);

then the Operator shall immediately advise any Party who made an Election not to participate in the Fabrication AFE associated with the approved Development Plan for the Initial Production System and Facilities and provide such Party with the modified Development Plan. Such Party shall have a period of ninety (90) days, after receipt of the revised Development Plan from the Operator, in which to make an Election to participate in the modified Development Plan.

Any Non-Participating Party making an Election to participate in the modified Development Plan shall be deemed underinvested in an amount equal to one hundred percent (100%) of such Non-Participating Party's Share of the actual Costs incurred for the Fabrication AFE. In addition, if such Party was also a Non-Participating Party in the Integrated Project Team, and/or Final Design AFE, such Party shall also be deemed underinvested by the amount set forth in Article

16.5.4 (Non-Consent *Integrated Project Team AFE, Final Design AFE, and/or Pre-Development AFE)*. The Parties that bore the Non-Participating Party's Share of Costs shall be deemed overinvested in such amount. A Non-Participating Party who makes an Election to participate in the modified Development Plan shall eliminate such underinvestment pursuant to Article 26.0 *(Over/Underinvestment of Costs)*. Subject to the restrictions in Article 12.10.1, the Participating Parties, which previously received an assignment of the Non-Participating Party's interest pursuant to Article 12.8 *(Assignment of Interest)*, shall deliver to the Non-Participating Party, who makes an Election to participate in the modified Development Plan, an assignment of one hundred percent (100%) of such Non-Participating Party's former Working Interest in the Contract Area, the wells therein and production therefrom, including, but not limited to all property and equipment acquired under this Agreement which are attributable to such Working Interest within thirty (30) days after such underinvestment is eliminated. If the major modification is approved, the Development Plan (and any associated AFE's) shall be deemed modified and the Operator shall carry out the modified Development Plan.

12.10.1 <u>Limitations on Reassignment</u>:

The right of a Non-Participating Party to make an Election under this Article 12.10 and become a Participating Party in a modified Development Plan, shall terminate upon the commencement of production from the Contract Area pursuant to such Development Plan.

12.11 <u>Cost Overruns on Fabrication AFE:</u>

If the Cost of the approved Fabrication AFE exceeds or is estimated to exceed the previously estimated Costs by ten percent (10%) or fifty million dollars ($50,000,000.00) whichever is less, Operator shall submit a supplemental AFE to the Participating Parties to make an Election as to their further participation in the Fabrication AFE. Any Participating Party which makes an Election not to continue its participation shall be subject to the provisions of Article 12.8 *(Assignment of Interest)*. No Party shall be allowed to make an Election not to participate in a further operation during a Force Majeure or other emergency as described in Article 25.1 *(Force Majeure)*, but may make its Election not to participate after termination of such emergency.

12.12 Termination of a Development Plan:

Any proposed termination of an approved Development Plan requires unanimous approval of the Participating Parties.

12.13 Timely Operations for Production Systems:

Except as a result of Force Majeure pursuant to Article 25.1 *(Force Majeure)*, the Operator shall commence the implementation of the Fabrication AFE within one (1) year from the last Party's Election on the Fabrication AFE. Such implementation shall be deemed timely commenced on the date the major fabrication or acquisition contract for the Production System is awarded. In the event the Operator fails to timely commence such implementation (contract award), the Non-Operating Parties may select a substitute Operator to implement the Fabrication AFE. If the Non-Operating Parties do not select a substitute Operator to implement the Fabrication AFE, the Fabrication AFE and its associated Development Plan shall be deemed to have never been submitted or approved, and any costs incurred up to that time shall be borne by the Participating Parties. The above notwithstanding, if the MMS grants a "Suspension of Production" or a "Suspension of Operations" (an "SOP/SOO") for an approved Development Plan, any shorter time limits set forth as requirements of the SOP/SOO shall supersede the corresponding longer time limit set forth in this Agreement or the Development Plan.

12.14 Subsequent Development Phases:

At any time after the installation of the Initial Production System and Facilities for the initial Development Phase, any Participating Party may propose a subsequent Development Phase and the installation of a subsequent Production System and Facilities. That proposal shall require approval as a General Matter except as provided in Article 16.4 (Non-Consent Operations to Maintain Contract Area).

12.4.1 Proposal of a Subsequent Development Phase:

If a subsequent Development Phase is approved, the procedures specified in Article 12.2 (Proposal of Integrated Project Team) and Article 12.3 (Integrated Project Team Election) shall apply to the

proposal of the Integrated Project Team, the approval of the Integrated Project Team proposal, and the formation of the Integrated Project Team for that subsequent Development Phase.

12.4.2 <u>Further Appraisal Operations Needed Notwithstanding the Earlier Conclusion of Appraisal Operations</u>:

If an additional well is proposed before a Development Plan is prepared for a subsequent Development Phase, that well shall be proposed and drilled under Article 11 (Appraisal Operations). Each Non-Participating Party in the well is subject to Article 16.5.2 (Non-Consent Appraisal Operations).

12.14.3 <u>Development Plan in a Subsequent Development Phase</u>:

Articles 12.4 (Proposal of a Development Plan), 12.4.1 (Alternative Development Plans), 12.5 (Content of the Development Plan), 12.6 (Approval of a Development Plan), 12.6.1 (Other than Unanimous Approval) and 12.6.2 (Participation in the Development Plan) shall govern the preparation, submission, and approval of the Development Plan for a subsequent Development Phase.

12.14.4 <u>Fabrication AFE in a Subsequent Development Phase</u>:

Article 12.7 (Fabrication AFE) governs the preparation and submission of a Fabrication AFE for a subsequent Development Phase. Each Non-Participating Party in a Fabrication AFE for a subsequent Development Phase is subject to the non-consent provisions in Article 16.5.6 (Non-Consent Subsequent Production System and Facilities), not Article 16.2.1 (Non-Consent Fabrication AFE). Although a Non-Participating Party in a Fabrication AFE for a subsequent Development Phase will retain its Working Interest in the Contract Area, that Party will only be entitled to Hydrocarbon production from a subsequent Development Phase after that Party has satisfied the non-consent provisions in Article 16.5.6 (Non-Consent Subsequent Development System and Additional Facilities). A Non-Participating Party in a subsequent Development Phase shall not unreasonably interfere with any activities or operations in that subsequent Development Phase (including making any claim for

drainage upon the Participating Parties in the subsequent Development Phase, so long as the subsequent Development Phase is conducted under prudent operating practices). In all events, the sequence and conducting of activities and operations in a subsequent Development Phase shall be controlled by the Participating Parties in the Fabrication AFE for the subsequent Development Phase.

12.14.5 <u>Access to Existing Facilities:</u>

Participating Parties in subsequent Development Phases shall have reasonable access (on a space available basis) to gathering, processing and transportation Facilities installed for previous Development Phases.

12.15 <u>Pre-Development AFE's:</u>

In order to facilitate the early and orderly commencement of a Development Plan, the Operator has the right, prior to the submission of the Fabrication AFE, to submit, for the Election of the Parties, AFE's ("Pre-Development AFEs") for (a) engineering design studies, (b) the acquisition of long lead-time items, (c) preliminary activities related to the construction, fabrication, or installation of the Production System, or (d) any other activity or operation, excluding Development Wells, necessary to assist the Operator in the preparation and completion of the Development Plan; provided, however, a Pre-Development AFE may not be submitted for the aforementioned items (b) and (c) until after the approval of a Development Plan. Any Non-Participating Party in a Pre-Development AFE is subject to the provisions of Article 16.5.4 *(Non-Consent Integrated Project Team AFE, Final Design AFE, and/or Pre-Development AFE).*

ARTICLE 13.0 DEVELOPMENT OPERATIONS

13.1 <u>Proposal of Development Wells</u>:

Development Wells shall be subject to separate AFEs unless a Development Plan calls for a number of Development Wells to be drilled together in order to set conductor casing or to be pre-drilled together prior to the installation of the Development System, in which case those wells may be included in a single AFE.

Once a Development Well has been completed and placed on production, Non-Consent Operations therein shall not be authorized unless (i) the Participating Parties unanimously agree to allow any Party to conduct a Non-Consent Operation in that well or (ii) that well becomes incapable of producing in paying quantities.

Subject to the foregoing provisions of this Article 13.1 *(Proposal of Development Wells)*, the Operator or any other Participating Party in the Fabrication AFE for a particular Development Phase, who owns a Working Interest of at least ten percent (10.00%), may propose a Development Well by giving notice of the proposal (along with the associated AFE and Well Plan) to all other Parties. Each Party receiving such proposal shall have the period of time provided in Article 8.3.1 *(Well Operation Proposal)* to respond to all other Parties indicating its Election on the proposed well. Except for operations conducted pursuant to Article 13.1.2 *(AFE Overruns and Substitute Well)* or Article 16.4 *(Non-Consent Operations to Maintain Contract Area)*, each proposal for a Development Well not included in an approved Development Plan shall require General Matter approval. Each proposal for a Development Operation included within an approved Development Plan shall require approval by Election. Subject to the provisions of Articles 8.2.3 *(Second Opportunity to Participate)* and 8.2.4 *(Participation by Fewer than all Parties)*, once a Development Well is approved, the Operator shall commence the Development Well at the sole Cost and risk of the Parties making an Election to participate. Costs of a Non-Consent Development Operation will be recouped in accordance with Article 16.0 *(Non-Consent Operations)*. Subject to Article 6.2 *(Authorization for Expenditure)* an Election to participate in a Development Well shall include an Election to participate in all necessary expenditures for drilling, testing and logging to Objective Depth as set out in the approved AFE and associated Well Plan and plugging and abandoning the well.

13.1.1 <u>Operator's Counterproposal</u>:

If a Non-Operating Party proposes a Development Well that was not included in the approved Development Plan and such proposal is approved as a General Matter with the Operator being the non-approving Party, the Operator shall have the option to:

a) make an Election to participate in the operation proposed by the Non-Operating Party; or,

b) become a Non-Participating Party pursuant to the provisions of Article 16.0; or,

c) make a counterproposal within the applicable response time that attempts to satisfy the same or similar objectives (in terms of timing and development of the Contract Area) as would the Non-Operating Party's proposal.

The Operator's counterproposal, if approved as a General Matter, shall have the effect of voiding the Non-Operating Party's proposal. A Party making an Election not to participate in the Operator's counterproposal shall become a Non-Participating Party in the operation subject to Article 16.0 *(Non-Consent Operations)*. If the Operator's counterproposal is not approved, the Non-Operating Party's proposal shall be deemed approved.

13.1.2 <u>Timely Operation:</u>

An approved Development Well shall be commenced within one hundred eighty (180) days from the date upon which it is approved by the Participating Parties. If the Development Well has not been commenced within the period of time provided above, the approved Development Well shall be deemed withdrawn, with the effect as if the Development Well had never been approved. If an approved Development Well is deemed withdrawn due to lack of timely commencement of operations, any Costs incurred in the preparation for or in furtherance of the well up to the time such proposal is terminated or withdrawn shall still be chargeable to the Participating Parties. A Development Well shall be deemed to have commenced on the date when actual drilling operations are undertaken.

13.1.3 <u>AFE Overruns and Substitute Well:</u>

The Operator shall timely commence any approved Development Well and, subject to the provisions of Article 6.2.3 (*Supplemental AFE for Cost Overruns),* continue the well to its Objective Depth unless the Operator encounters mechanical difficulties, uncontrolled influx of subsurface water, abnormal pressures, pressured or heaving shale, salt, granite or other practically impenetrable substances or other similar conditions

prevail in the hole that render further drilling impractical. If the Development Well is abandoned due to the conditions described above, then the Operator or any Participating Party may, within thirty (30) days after abandonment of the Development Well, propose a substitute well (with the associated AFE and Well Plan) to the stratigraphic equivalent of the Objective Depth of the abandoned Development Well and at a bottomhole location that is not more than five hundred (500) feet distant from the bottomhole location of the abandoned Development Well, and each Participating Party in the abandoned Development Well shall make an Election on the proposed substitute well. The Operator (or substitute operator) shall commence the substitute well at the sole Cost and risk of the Parties making an Election to participate in it. Any Party who makes an Election not to participate in the substitute well shall be subject to the provisions in Article 16.0 *(Non-Consent Operations)*.

13.2 <u>Subsequent Development Operations at Objective Depth</u>:

After (i) a Development Well has been drilled to its Objective Depth (ii) all operations in the controlling AFE have been conducted or terminated, except for its temporary or permanent plugging and abandonment and (iii) all logs and evaluations have been distributed to the Participating Parties, then the Operator shall promptly propose to the Participating Parties one of the following operations:

(a) conducting additional testing, logging or coring of the formations encountered prior to setting production casing,

(b) attempt completion at the stratigraphic equivalent of the initial Objective Depth in the objective zone or formation,

(c) Sidetracking the well to another bottomhole location not deeper than the stratigraphic equivalent of the Objective Depth of the AFE,

(d) plugging back, attempt completion in a shallower zone, and test the well,

(e) deepening the well to a new Objective Depth,

(f) performing other operations on the well,

(g) temporary plugging and abandoning the well in order to test at a later date, or

(h) permanent plugging and abandoning the well.

13.2.1 <u>Response to Operator's Proposal</u>:

Within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receipt of Operator's proposal for a subsequent Development Operation, the Participating Parties shall make their Election on the Operator's proposal or make a counter-proposal. if a Participating Party owns a Working Interest of ten percent (10%) or greater. Failure of a Participating Party to respond to a proposal (except a proposal to plug and abandon) shall be deemed an Election not to participate in the proposed subsequent operation and to become a Non-Participating Party in that operation and all other subsequent operations conducted on the well, except its temporary or permanent plugging and abandonment.

13.2.2 <u>Counter Proposals</u>:

If a Participating Party who owns a Working Interest of ten percent (10%) or greater makes a counter-proposal for a subsequent Development Operations, the Participating Parties shall have an additional twenty-four (24) hours to respond thereto. If conflicting proposals for subsequent Development Operations are made, preference shall be given first to the operation described in Article 13.2 (a) above, next to the operation in Article 13.2 (b) above, and so forth. If different depths or bottomhole locations are proposed for subsequent Development Operations within the same category described above, preference for consideration and Elections shall be given to the shallowest depth (or the location nearest the existing well bore) and then the next most shallow depth (or next bottomhole location nearest the existing wellbore) and so forth. After a subsequent Development Operation is approved and the subsequent Development Operation is timely commenced, the remaining proposals for other types of subsequent Development Operations shall be deemed withdrawn. If the proposed subsequent Development Operation is approved as a General Matter or by Election, as appropriate, as provided in Article 13.1 *(Proposal of Development Well)*, the Operator shall commence the subsequent Development Operation at the Cost and risk of the Participating Parties. At the completion of the subsequent

Development Operation, the Operator will again submit proposals for subsequent Development Operations to the Participating Parties, through the procedure provided herein, until such time as the well is plugged and abandoned.

13.2.3 Approval of Subsequent Development Operations:

Any proposed subsequent Development Operation shall require approval as an Election. The Operator (or substitute Operator) shall commence the approved subsequent Development Operation at the sole Cost and risk of the Participating Parties.

13.2.4 Subsequent Development Operations by Fewer than All Participating Parties:

If fewer than all Parties approve a subsequent Development Operation, and such Development Operation is approved as an Election the Operator shall conduct the operation at the Cost and risk of the Participating Parties. Costs of such subsequent Development Operation will be recouped in accordance with Article 16.0 *(Non-Consent Operations);* provided, however, if the Non-Consent Operation is to conduct additional testing, coring, or logging, Article 16.0 *(Non-Consent Operations)* shall not apply. The Party Electing not to participate shall not be entitled to information resulting from such operation. If a Party Elects not to participate in a deepening or Sidetracking operation, such Party shall become a Non-Participating Party in all subsequent operations in the deepened or sidetracked portion of the well, through completing and equipping, until satisfaction of the recoupment provisions of Article 16.0 *(Non-Consent Operations).* A Non-Participating Party in a subsequent Development Operation shall be relieved of the Costs, risks and obligations of the subsequent Development Operation, except as to its share of the Costs of plugging and abandoning the Development Well. No operation shall be performed on the well unless deemed by the Operator to be safe and the well bore is in a condition to perform the proposed operation.

13.3 Election by Non-Participating Parties in Subsequent Deepening or Sidetracking Operations:

If a Development Well is drilled to its Objective Depth and does not result in a well that will qualify as a Producible Well, and if any Participating Party proposes to either (i) deepen said Development Well or (ii) Sidetrack said Development Well as provided in Article 13.2 (c) or (e), the Operator shall notify each original Non-Participating Party of the proposal. Each original Non-Participating Party may respond with an Election regarding such a proposal to deepen or Sidetrack by notifying the Operator of its Election within forty-eight (48) hours (inclusive of Saturdays, Sundays and federal holidays) after receiving the Operator's notice. Any original Non-Participating Party making an Election to participate in such deepening or sidetracking of a Development Well shall be deemed to be underinvested in an amount equal to the Non-Participating Party's Share of the Cost incurred in such Non-Consent Well (including but not limited to drilling, testing, logging or coring) prior to the deepening or Sidetracking. The Parties that participated in drilling to the initial Objective Depth and which bore the Non-Participating Party's Share of Costs will be deemed overinvested in that amount until such overinvestment is eliminated pursuant to Article 26 *(Underinvestment of Costs)*. Any original Non-Participating Party making an Election to participate in the deepening or Sidetracking of a Development Well shall remain a Non-Participating Party in the Development Well to the initial Objective Depth until the Costs and percentage recoupment recoverable under Article 16 *(Non-Consent Operations)*, less any payments made pursuant to Article 26.0 *(Over/Underinvestment of Costs)*, have been recouped by the original Participating Parties.

13.4 Deeper Drilling, Deepening or Sidetracking:

A proposal to drill a Development Well to an Objective Depth below the deepest Producible Reservoir penetrated by a Producible Well shall be approved in accordance with Article 13.1 *(Proposal of Development Wells)* and shall be further subject to the following provisions.

13.4.1 Limited Participation in Deeper Drilling:

If a proposal is approved pursuant to Article 13.4 above, any Party may either:

- make an Election to participate in the proposed deeper drilling operation; or
- make an Election not to participate in the proposed deeper drilling operation; or
- make an Election to limit its participation to drilling to the base of the deepest Producible Reservoir to be penetrated by the deeper drilling operation.

A Party making an Election to limit its participation in a deeper Development Well to the base of the deepest Producible Reservoir shall bear its Participating Interest share of the Cost and risk of drilling (including abandonment) to the base of the deepest Producible Reservoir. If a Party makes an Election not to participate in the proposed deeper drilling, the proposed operations shall be conducted pursuant to Article 16 *(Non Consent Operations).*

13.4.2 Shallower Completion Attempts:

If a Development Well in which drilling below the base of the deepest Producible Reservoir is conducted is not completed for production below the deepest Producible Reservoir, then the Participating Parties in that well down to the deepest Producible Reservoir may use the well for completion in a zone at or above the deepest Producible Reservoir. The Parties who paid their proportionate share of the drilling Costs to the base of the deepest Producible Reservoir under the provisions of Article 13.4 (Deeper Drilling, Deepening or Sidetracking) may participate in the completion attempt in the zone at or above the deepest Producible Reservoir. The Participating Parties in the drilling below the base of the deepest Producible Reservoir shall bear the Costs (including plugging back Costs) necessary to place the well in proper condition for its completion in the zone at or above the deepest Producible Reservoir. If a well drilled below the deepest Producible Reservoir is damaged to the extent that it is rendered incapable of being completed and produced at or above the deepest Producible Reservoir, the Participating Parties in the drilling below the base of the deepest Producible Reservoir are obligated

to reimburse the Non-Participating Parties in the drilling below the base of the deepest Producible Reservoir for their Participating Interest Share of the Costs of drilling the well to the base of the deepest Producible Reservoir.

13.5 Recompletions and Workovers:

Any of the Participating Parties in the subsequent Development Operation, Recompletion, or Workover that resulted in the most recent Hydrocarbon production from a Development Well may propose a Recompletion in or Workover of that Development Well. Each Recompletion or Workover requires approval as a General Matter by the Participating Parties. A Non-Participating Party in a Recompletion or Workover is subject to Article 16.5.5 (Non-Consent Development Operations) and is relieved of the Costs and risks of the Recompletion or Workover but remains responsible for its Participating Interest share of the Costs of plugging and abandoning the Development Well, less and except any Costs of plugging and abandoning associated solely with a Recompletion or Workover in which it is a Non-Participating Party.

ARTICLE 14.0 FACILITIES AND GATHERING SYSTEMS

14.1 <u>Facilities as a Part of Development Plan:</u>

The Development Plan shall provide for the installation of all basic Facilities necessary to handle or service Hydrocarbon production. If the approved Development Plan provides that Hydrocarbon production can most efficiently be processed and handled at third party facilities located off of the Contract Area (an "offsite facility"), the Development Plan shall provide for a Production System designed to utilize an "offsite facility".

14.2 <u>Approval of Expanded Facilities:</u>

This Article shall only apply to Facilities which were not included in an approved Development Plan. Any Participating Party in such Development Plan may propose the installation, modification, expansion, upgrade or replacement of Facilities beyond those specified in the Development Plan by giving notice to the other Participating Parties in such Development Plan together with information adequate to describe the proposed Facilities and their estimated Costs. The

approval of the proposed Facilities as a General Matter, by the Participating Parties in such Development Plan shall constitute approval of and shall be binding on all of the Participating Parties in such Development Plan. Except as provided in Article 15.2 (*Facilities to Take In Kind)*, the modification, expansion, upgrade or replacement of Facilities beyond the scope of the Development Plan shall require the approval of the Operator and the availability of sufficient deck space and buoyancy to support the proposed Facilities. Upon approval of the Facilities proposed under this Article 14.2, the Operator shall proceed to install such Facilities for the benefit of the Participating Parties in the Development Plan, provided that, in the judgment of the Operator, such Facilities do not unreasonable interfere with continuing operations on the Contract Area. Nothing in this Article 14.2 limits a Party's rights under Article 15.2 (*Facilities to Take In Kind)*.

14.3 Maintenance Operations.

Notwithstanding anything in this Agreement to the contrary, a proposed maintenance operation on Facilities, Production Systems, or other equipment requiring the approval of the Parties shall be binding on all Parties entitled to participate if approved by such Parties as a General Matter. For purposes of this Article 14.3, a maintenance operation is defined as a routine repair performed on the Facilities, Production System or other equipment and intended to maintain or preserve the condition of the Facilities, Production Systems, and other equipment.

14.4 Excess Facilities and/or Gathering System Capacity:

The Parties hereto shall have priority access to all jointly owned Facilities and gathering system capacity for use in operating and developing the Contract Area pursuant to an approved Development Plan. Use of the Facilities for handling production coming from outside the Contract Area may be granted only if Facility capacity is available beyond the current or anticipated requirements of an approved Development Plan. Use of excess capacity from Facilities shall be subject to a definitive written agreement between the Parties setting forth the terms and conditions of such usage and subject to the following priority of usage:

a) First priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by all Participating Parties in the Facilities in the same percentage as their ownership in the Facilities;

b) Second priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by all of the Participating Parties in the Facilities but not in the same percentage as their ownership in the Facilities;

c) Third priority to hydrocarbon production from outside the Contract Area that is owned by all Participating Parties in the Facilities and a third party;

d) Fourth priority to hydrocarbon production from outside the Contract Area that is owned by one or more Participating Parties in the Facilities, but not by all of them, and a third party; and

e) Fifth priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by a third party.

Any hydrocarbon production processing and handling capacity offered to parties under b), c), d) and e) of this Article 14.4 shall be processed and handled under a "Facilities Use and Production Handling Agreement" unanimously agreed to by the Participating Parties in the Facilities and, if applicable, the Participating Parties in any additional Facilities which are to be used for the processing or handling of those hydrocarbons.

Priority "a" shall require approval by the Participating Parties as a General Matter. Priorities b), c) d) and e) shall require unanimous approval by all the Participating Parties in the affected Facilities. In the event that unanimous approval cannot be reached by the Participating Parties under priorities b),c),d) and e) above, as to the means and methods for utilizing such excess capacity from such Facilities, such excess capacity shall be allocated to each Party for use under b), c), d) or e) above in accordance with each Party's Participating Interest in such Facilities.

ARTICLE 15.0 DISPOSITION OF HYDROCARBON PRODUCTION

15.1 Duty to Take in Kind:

Each Party shall have the right and duty to take in kind or separately dispose of its share of the Hydrocarbons production, exclusive of Hydrocarbon production which the Operator uses in production or Development Operations, in preparing and treating Hydrocarbons for marketing purposes, and Hydrocarbon production which is unavoidably lost.

15.2 Facilities to Take in Kind:

Any Participating Party in Development Operations shall have the right, at its sole risk and expense, to construct facilities for purposes of taking its share of Hydrocarbon production in kind, provided that in the judgment of the Operator such facilities, at the time of installation, do not interfere with continuing operations under this Agreement. Operator will not unreasonably deny or delay any Participating Party from exercising its rights under this Article 15.2.

15.3 Failure to Take Oil and/or Condensate in Kind:

If any Party fails to take in kind or dispose of its share of Hydrocarbon production, the Operator shall have the right, but not the obligation, to either (a) purchase the non-taking Party's share of the Hydrocarbon production at the Operator's posted price or, in the absence of a posted price, at the price prevailing in the area for Hydrocarbon production of the same kind, gravity, and quality, or (b) sell such Hydrocarbon production to others at the price prevailing in the area, subject to revocation at will by the non-taking Party. The Operator shall furnish notification to non-taking Party at the time such option is exercised. All contracts of sale by the Operator of any Party's share of Hydrocarbon production shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any contract be for a period in excess of one (1) year. Proceeds of all sales made by the Operator pursuant to this Article shall be paid to the Parties entitled thereto within thirty (30) days from the end of the month on which such Hydrocarbon production is produced if such Hydrocarbon production was purchased by Operator or thirty (30) days from receipt of sale proceeds in the event of a sale by Operator. Unless required by governmental authority or judicial process, no Party shall be forced to share an available market with any

non-taking Party. Operator, in disposing of another Party's Hydrocarbon production shall not be responsible for making any filing with regulatory agencies not required by law to be made by it in respect to another Party's share of Hydrocarbon production.

15.4 Gas Balancing Provision:

The Parties agree that in the event separate disposition of gaseous Hydrocarbons causes split-stream deliveries to separate pipelines and/or deliveries which on a day to day basis for any reason are not equal to a Party's respective proportionate share of total gas sales to be allocated to it, the gas balancing or accounting between the Parties shall be handled in accordance with Exhibit "D" attached hereto, entitled "Gas Balancing Agreement".

15.5 Expenses of Delivery in Kind:

Any Cost incurred by the Operator in making delivery of any Party's share of Hydrocarbon production or disposing of same shall be borne by such Party. Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of Hydrocarbon production shall be borne by such Party.

ARTICLE 16.0 NON-CONSENT OPERATIONS

16.1 Conduct of Non-Consent Operations:

Any activity or operation that invokes this Article 16.0 (Non-Consent Operations) must be proposed by a Party in good faith, using Cost estimates and Objective Depths that are reasonable for the Contract Area. Any Non-Consent Operation shall be conducted in accordance with this Article 16.0 (Non-Consent Operations). Any Non-Consent Operation shall not unreasonably jeopardize, hinder, or interfere with joint operations conducted by all Parties [unless the Non-Consent Operation will maintain all or a portion of the Contract Area under Article 16.4 (Non-Consent Operations to Maintain Contract Area)]. If the Participating Parties timely commence the Non-Consent Operation, then the Non-Participating Parties interest shall either be subject to Article 16.2 (Non-Consent Decisions Resulting in Forfeiture), Article 16.4 (Non-Consent Operations to Maintain Contract Area) or Article 16.5 (Percentage Recoupment for Non-Consent Operations) and, when applicable, Article 26 (Over/Underinvestments).

16.1.1 Indemnity for Non-Consent Operations:

Subject to Article 22.6 (Indemnification), the Participating Parties in any Non-Consent Operation shall indemnify, defend and hold harmless the Non-Participating Parties against all actions, claims and demands whatsoever brought by any third party arising out of or in connection with the Non-Consent Operation. The Participating Parties shall further indemnify, defend and hold harmless the Non-Participating Party against all damages, costs, losses and expenses (excepting only damage inflicted upon the subsurface including any reservoirs), directly or indirectly caused to or incurred by them as a result of any action taken or omitted in the course of carrying out the Non-Consent Operation. The Participating Parties shall (insofar as it may be within their control) keep the Contract Area free from all liens and encumbrances which might arise by reason of conducting the Non-Consent Operation and indemnify, defend and hold harmless the Non-Participating Party from any such liens and encumbrances.

16.1.2 Cost Information:

The Costs of any Non-Consent Operation shall be borne by the Participating Parties in the proportion that their Participating Interests bear to the sum of all Participating Interests in the Non-Consent Operation (unless otherwise agreed by the Participating Parties). The Costs of a Non-Consent Operation shall not include the Costs of maintaining the drilling equipment on site during the notice period for an Election or vote pursuant to Article 8.0 (including any response times), and such Costs shall be borne by the Participating Parties in the previous operation. Within one hundred twenty (120) days after completion of a Non-Consent Operation, the Operator shall furnish all the Parties an itemized statement of the Cost of the Non-Consent Operation and an inventory of the equipment pertaining thereto or, at its option, the Operator may submit a detailed statement of monthly billings. The Operator shall furnish to the Non-Participating Parties a monthly statement showing operating, maintenance and other expenses attributable to the Non-Consent Operations together with a statement of the quantities of Hydrocarbons produced, and the revenues from the sale of Hydrocarbon production for the preceding month from operations subject to recoupment under this Article 16.0. The Non-Operating Parties who carried a portion of the Non-Participating Party's relinquished interest shall furnish the Operator any revenue or price information attributable to the Non-Participating Party's share of Hydrocarbons production. In accounting for the revenues from Non-Consent Operations, Hydrocarbon production need not be separately metered, but may be determined upon the basis of monthly well tests.

16.1.3 Multiple Completions:

Non-Consent Operations shall not be conducted in any well having multiple completions unless:

(a) each of the multiple completions are owned by the same Parties in the same proportion; or,

(b) none of the well completions are capable of producing ; or,

(c) all Participating Parties in the well containing the multiple completions consent to such Non-Consent Operation(s).

For the purposes of this Article 16.0, each completion shall be considered as a separate well.

16.2 <u>Non Consent Decisions Resulting in Forfeiture</u>:

If a Party Elects not to participate in the Fabrication AFE for the Initial Production System then the Participating Parties shall be entitled to an assignment of one hundred percent (100%) of the Non-Participating Party's Working Interest in the Contract Area.

16.2.1 <u>Non Consent Fabrication AFE:</u>

Upon timely commencement of the activities or operations associated with the Fabrication AFE, the Participating Parties are entitled to an assignment of the Non-Participating Party's right, title and interest (including operating rights) in all of the Contract Area. Within thirty (30) days of such event, the Non-Participating Party in the Fabrication AFE shall execute and deliver an assignment of all of its right, title and interest (including all other property and equipment acquired pursuant to this Agreement used solely for Contract Area operations) in the Contract Area to the Participating Parties in the Fabrication AFE with no reimbursement by and at no Cost to such Participating Parties. If an assignment is made pursuant to this Article 16.2.1, then each Participating Party shall accept its Participating Interest Share of the Non-Participating Party's assigned interest, unless otherwise unanimously agreed by such Participating Parties. The Non-Participating Party's Election not to participate in the Fabrication AFE for the Initial Production System shall be deemed a withdrawal from the Contract Area pursuant to Article 17 *(Withdrawal From Agreement)*, and the Parties shall be subject to the provisions of Article 17 *(Withdrawal From Agreement)*.

16.3 <u>Notices and Orders:</u>

If the Operator is required by an SOO, SOP, notice or order from the government agency having jurisdiction over the Contract Area to either drill, Recomplete or Workover a well, or conduct other operations to maintain all or a portion of the Contract Area, the Operator shall immediately furnish each of the Parties with a copy of such order or notice.

16.4 Non-Consent Operations to Maintain Contract Area:

If a proposal is made for

(a) an activity or operation required under a governmental agency order, notice, regulation, or Lease to maintain all or part of the Contract Area; or

(b) an activity or operation

(i) within the final twelve (12) months of the primary term of a Lease that has no Producible Well, and if the Lease is not held by a unit, SOO, or SOP, or

(ii) within ninety (90) days before the deadline for an activity or operation required under an SOO or SOP activity schedule or a unit plan of operation,

and the proposal requires approval by General Matter or Election or unanimous agreement and that approval or agreement is not obtained within the applicable response period, then, notwithstanding any contrary provision of Article 8 *(Voting and Elections)*, the proposed activity or operation shall be deemed to have been approved, and all Parties that voted or Elected to participate in the proposed activity or operation may proceed with the proposed activity or operation at their sole Cost and risk. However, before those Parties commence that activity or operation, they shall give written notice to the other Parties of their intention to commence that activity or operation. The other Parties shall have a second opportunity to participate in that activity or operation, under Article 8.2.3 *(Second Opportunity for an Election)*.

16.4.1 Acreage Forfeiture In The Entire Contract Area:

If it is necessary to conduct an activity or operation pursuant to Article 16.4 *(Non-Consent Operations to Maintain Contract Area)*, in order to maintain the entire Contract Area, then each Non-Participating Party in the Non-Consent Operation shall relinquish and permanently assign to the Participating Parties one hundred percent (100%) of the Non-Participating Party's Working Interest in the entire Contract Area within thirty (30) days after commencement of such well or other operations. Failure to

participate in such activity or operation shall be deemed a withdrawal and the provisions of Article 17.0 *(Withdrawal from Agreement)* shall apply.

16.4.2 <u>Acreage Forfeiture In A Portion Of The Contract Area</u>:

If it is necessary to conduct an activity or operation pursuant to Article 16.4 (*Non-Consent Operations to Maintain Contract Area*), in order to maintain a portion of the Contract Area, then each Non-Participating Party in the Non-Consent Operation shall relinquish and permanently assign to the Participating Parties one hundred percent (100%) of the Non-Participating Party's Working Interest in the affected portion of the Contract Area within thirty (30) days after commencement of such activity or operation. If a Party forfeits its Working Interest pursuant to this Article 16.4.2, then such Party shall have no further rights under this Agreement as to the portion of the Contract Area forfeited. The remaining Parties shall amend this Agreement to provide for a separate operational area for the forfeited portion of the Contract Area, and this Agreement shall apply separately to such operational area.

16.4.3 <u>Limitations on Acreage Forfeiture:</u>

Notwithstanding the foregoing, if more than one activity or operation is conducted, any of which would maintain the entire Contract Area or the affected portion of the Contract Area, an assignment shall not be required from any Participating Party in any such activity or operation. In addition, no Party shall be required to relinquish or assign all of its Working Interest in the entire Contract Area or the affected portion of the Contract Area if the order, requiring the well or other operation, is appealed and successfully overturned.

16.5 <u>Percentage Recoupment for Non-Consent Operations</u>:

Except as provided in Articles 16.2 (Non-Consent Decisions Resulting in Forfeiture) and 16.4 (Non-Consent Operations to Maintain Contract Area), upon timely commencement of any Non-Consent Operation, each Non-Participating Party shall relinquish to the Participating Parties and the Participating Parties shall own, in accordance with their respective Participating Interest shares in the Non-Consent Operation, as determined in accordance with the provisions of Article 8.2.4 (Participation by Fewer than all Parties), (a) all of the Non-

Participating Parties' Working Interest and leasehold operating rights in the Non-Consent Operation and (ii) title to any future Hydrocarbon production attributable to the relinquished Working Interest and leasehold operating rights for as long as the Non-Consent Operations originally proposed are being conducted or Hydrocarbon production is obtained from the Non-Consent Operation subject to the following payout provisions. Such interest, rights, and title to future Hydrocarbon production shall revert to each Non-Participating Party (a) when the Participating Party has recouped from the Non-Participating Party's share of proceeds of Hydrocarbon production from such Non-Consent Operations or (b) payments have been made pursuant to Article 26 (Over/Underinvestments) equal to: the product of the Non-Participating Parties Share of the Non-Consent Operation multiplied by the recoupment percentage for each operation set out below. The Non-Participating Party's Share of the Non-Consent Operation shall be reduced (to the extent of the Non-Participating Party's share) by the amount of any third party cash contribution credited to the Non-Consent Operation. Upon recoupment by the Participating Parties of the costs times the recoupment percentage, the Working Interest (and title to Hydrocarbon production) shall revert to the former Non-Participating Party and the former Non-Participating Party shall become a Participating Party in the Non-Consent Operation.

16.5.1 <u>Non-Consent Exploratory Operations:</u>

The recoupment for Non-Consent Exploratory Operations other than those Exploratory Operations which occur prior to the satisfaction of the earning requirements under the Participation Agreements shall be the Non-Participating Party's Share of the Costs of drilling, evaluating, deepening, Sidetracking, completing, recompleting, equipping, plugging back and plugging and abandonment of the Exploratory Operation multiplied by one thousand percent (1000%). Upon recoupment of the amounts provided in this Article or the Non-Consenting Party's settlement of the underinvestment with respect to the Exploration Operation in which it made an Election not to participate, the Non-Participating Party shall be entitled to receive the well information and/or data derived from the Exploratory Operation in which it made an Election not to participate.

16.5.2 <u>Non-Consent Appraisal Operations:</u>

The recoupment for Non-Consent Appraisal Operations shall be the Non-Participating Party's Share of the Costs of drilling, evaluating, deepening, Sidetracking, completing, recompleting, equipping, plugging back and plugging and abandonment of the Appraisal Operation multiplied by four hundred percent (400%). Upon recoupment of the amounts provided in this Article or the Non-Consenting Party's settlement of the underinvestment with respect to the Appraisal Operation in which it made an Election not to participate, the Non-Participating Party shall be entitled to receive the well information and/or data derived from the Appraisal Operation in which it made an Election not to participate.

16.5.3 Non-Consent Substitute Appraisal Wells:

The recoupment for Non-Consent substitute Appraisal Wells shall be the Non-Participating Party's Share of the Costs of drilling, evaluating, deepening, Sidetracking, completing, recompleting, equipping, plugging back and plugging and abandoning the substitute Appraisal Well multiplied by three hundred percent (300%). The recoupment percentage set forth in this Article shall only apply to the Non-Participating Parties in the substitute well who participated in the original Appraisal Well. Upon recoupment of the amounts provided in this Article or the Non-Consenting Party's settlement of the underinvestment with respect to the Appraisal Well in which it made an Election not to participate, the Non-Participating Party shall be entitled to receive the well information and/or data derived from the Appraisal Well in which it made an Election not to participate.

16.5.4 Non-Consent Integrated Project Team AFE, Final Design AFE and/or Pre-Development AFE:

A Party making an Election not to participate in the Integrated Project Team AFE, Final Design AFE and/or Pre-Development AFE will be an underinvested Party in an amount equal to two hundred percent (200%) of the amount such Party would have paid had it participated in such AFE. As an underinvested Party, the Non-Participating Party will be responsible for all Costs of subsequent operations and/or AFE under this Agreement (in addition to Costs associated with such Party's Working Interest) in which the Non-Participating Party makes an Election to participate, which

would otherwise be the responsibility of the Parties making an Election to participate in such Integrated Project Team AFE, Final Design AFE and/or Pre-Development AFE until the underinvestment is eliminated.

16.5.5 Non-Consent Development Operations:

The recoupment for Non-Consent Development Operations (including Workovers) shall be the Non-Participating Party's Share of the Costs of drilling, evaluating, deepening, Sidetracking, completing, recompleting, equipping, plugging back, temporarily abandoning or plugging and abandoning the Development Well multiplied by three hundred percent (300%).

16.5.6 Non-Consent Subsequent Production System and Facilities:

The recoupment for any Non-Consent Subsequent Production System or Facilities shall be the Non-Participating Party's Share of the Cost of designing, fabricating (or otherwise acquiring) and installing the Subsequent Production System or Facilities multiplied by two hundred percent (200%).

16.5.7 Additional Production Recoupment:

In addition to the percentage recoupment set forth above for various Non-Consent Operations, the Participating Parties shall be entitled to recoup:

(a) two hundred percent (200%) of the Non-Participating Party's Share of the Cost of additional Facilities necessary to carry out the Non-Consent Operation; plus,

(b) One hundred percent (100%) of the Non-Participating Party's Share of the Cost of using any Production System or Facilities already serving the Contract Area for which the Non-Participating Party has a Participating Interest; plus,

(c) One hundred percent (100%) of the Non-Participating Party's Share of the Cost of operating expenses, maintenance Costs, royalties, and severance, gathering, production taxes, and other governmental fees based on production.

16.5.8 <u>Recoupment from Hydrocarbon Production</u>:

Hydrocarbon recoupment for a Non-Consent Operation shall be made from the following portions of the Non-Participating Party's Share of Hydrocarbon production:

(a) **Non-consent Subsequent Exploratory Operations and Appraisal Wells:** Hydrocarbon recoupment shall be taken from one hundred percent (100%) of the Non-Participating Party's Share of all Hydrocarbons produced and saved from the Non-Consent Operation (if the well is completed for Hydrocarbon production), and from fifty percent (50%) of the Non-Participating Party's Share of Hydrocarbons produced and saved from all wells subsequently drilled and completed in the Producible Reservoir discovered or in that portion extended by said Non-Consent Operation and in which the Non-Participating Party has a Participating Interest.

(b) **Non-Consent Development Wells in an Existing Producible Reservoir.** Recoupment shall be taken from one hundred percent (100%) of the Non-Participating Party's Share of Hydrocarbon production from a Development Operation conducted as a Non-Consent Operation, if the Non-Consent Operation results in Hydrocarbon production from a Producible Reservoir which existed before such Development Operation was conducted and was not discovered or extended by such Non-Consent Operation.

(c) **Non-Consent Subsequent Production Systems and Facilities.** Recoupment shall be taken from one hundred percent (100%) of the Non-Participating Party's Share of Hydrocarbon production from all wells which are drilled from and/or produced through the subsequent Production Systems or Facilities and/or from all wells that benefit from injection or disposal wells drilled and/or operated from that subsequent Production System.

16.6 <u>Reversion of Interests to Non-Participating Party:</u>

A Non-Participating Party's Working Interest, subject to recoupment from future Hydrocarbon production and/or settlement of an underinvestment pursuant to

Article 26 (Over/Underinvestment), shall revert to the Non-Participating Party upon the occurrence of the first of the following events:

- The Non-Consent Operation results in a dry hole and operations are abandoned; or
- Hydrocarbon production permanently ceases prior to complete recoupment by the Participating Parties; or
- The Participating Parties propose to Sidetrack or deepen a well below its Objective Depth and the Non-Participating Party down to Objective Depth has settled its underinvestment pursuant to Article 26 *(Over/Underinvestment)*; or
- Upon complete recoupment.

16.6.1 <u>Dry Hole Reversion and/or Cessation of Production</u>:

If a Non-Consent Operation results in a dry hole and fails to obtain Hydrocarbon production, or if Hydrocarbon production permanently ceases prior to complete recoupment by the Participating Parties, then the Non-Participating Party's leasehold operating rights shall revert to the Non-Participating Party. However, all Non-Consent Wells, Production Systems and Facilities (and rights to future Hydrocarbon production from a Producible Reservoir under Article 16.5.8) shall remain vested in the Participating Parties. Any salvage value in excess of complete recoupment shall be credited to all Parties according to their Working Interest and without regard to their participation status.

16.6.2 <u>Deepening or Sidetracking a Non-Consent Well</u>:

If a Non-Consent Operation results in a dry hole and fails to obtain Hydrocarbon production or if Hydrocarbon production ceases prior to complete recoupment by the Participating Parties, and the Participating Parties desire to deepen or Sidetrack the well, a Non-Participating Party may make an Election to participate in the proposed deepening or Sidetracking operation. If a Non-Participating Party makes an Election to participate in the deepening or Sidetracking operation, then the Participating Parties shall be deemed over-invested to the extent of the Non-Participating Party's Share of Costs in the original Non-Consent Operation to the point of the Initial Objective Depth, in the case of a

deepening operation, or the depth at which the Sidetracking operation is initiated (less any amount recovered by the Participating Parties out of the Non-Participating Party's Share of Hydrocarbon production or through a settlement pursuant to Article 26 *(Over/Underinvestment)*. If the Participating Parties have recouped the Cost of the well at the time they desire to deepen or sidetrack the well then the Non-Participating Party will not be an underinvested Party in the deepening or Sidetracking of the well. However, in such case, the Participating Parties in the original Non-Consent Operation shall still be permitted complete recoupment from the Non-Consent portion of the well or from other wells in the Producible Reservoir, discovered or by the Non-Consent well, pursuant to Article 16.5.8, until the total non-consent amount to be recouped has been recovered from the Producible Reservoir.

16.7 <u>Operations from a Subsequent Non-Consent Production System</u>:
Any Party who made an Election not to participate in a Subsequent Production System may make an Election to participate in operations from such Subsequent Production System. If a Non-Participating Party in the Subsequent Production System makes an Election to participate in such operations, then such Party shall make an immediate cash settlement pursuant to Article 26 (Over/Underinvestment) for any remaining Hydrocarbon recoupment for which it is still liable as a consequence of the application of Article 16.5.6 (Non-Consent Subsequent Production Systems and Facilities).

16.8 <u>Allocation of Production System Costs to Non-Consent Operations</u>:
In the event a Non-Consent Well is proposed to be drilled from or produced through a Production System owned by all the Parties, the rights of Participating Parties to use the Production System for the proposed Non-Consent Well and the Costs therefore shall be based on the following:

16.8.1 <u>Investment Charges</u>:
If a Non-Consent Well is drilled from a Production System and utilizes Facilities owned by all the Parties, the Non-Participating Parties in such well shall be deemed to be the over-invested Parties in such Production System or Subsea Production System and Facilities to the extent the

Participating Parties in such well would have paid a charge for the right to use the Production System and its Facilities as follows:

(a) The Participating Parties shall pay a one-time slot usage fee in an amount equal to two percent (2%) of the total Cost of the Production System to the owners of the Production System (to be shared in proportion to the owner's Working Interest in the Production System). For purposes of the slot usage fee, the total Cost of the Production System shall be reduced by .83333% per month commencing upon the first monthly anniversary date of when the Production System was installed and every monthly anniversary thereafter until the total Cost of the Production System is reduced to salvage value. The Cost of additions to the Production System shall be reduced in the same manner commencing upon the first monthly anniversary after the addition is installed. If the Non-Consent Well is abandoned, the right of Participating Parties to use that Production System slot shall terminate unless such Parties commence drilling a substitute well from the same slot within ninety (90) days after abandonment. The slot usage fee shall not apply to a slot which is deemed to be "surplus". A slot may be deemed surplus by the mutual consent of all Parties owning an interest in the Production System.

(b) If Hydrocarbon production from the Non-Consent Well is handled through Facilities owned by all Parties, the Participating Parties shall pay to the owners of the Facilities a sum equal to that portion of the total Cost of such Facilities which the Hydrocarbon throughput volume of the Non-Consent Well bears to the total Hydrocarbon throughput volume of which the Facilities are designed to accommodate. For purposes of calculating the Facilities usage fee, the total Cost of the Facilities shall be reduced by .83333% per month commencing upon the date when the were installed and every monthly anniversary thereafter until the first month during which production from the Non-Consent Well commences, but the total Cost of the Facilities shall not be reduced more than ninety percent (90%) of the total Facilities Cost.

Hydrocarbon throughput volume shall be estimated in barrels produced per day (with 1 bbl of oil equating 6.0 mcf of gas) by using an average daily volume of the first three (3) months' production of the Non-Consent Well.

16.8.2 **Operating and Maintenance Charges:**

The Participating Parties in a Non-Consent Well shall pay all Costs necessary to connect their well to the Facilities and the Production System. The expense of operating and maintaining the Production System shall be allocated equally among all active completions served. Operating and maintenance expenses shall be allocated equally among all active subsea well completions served by such Subsea Production System. Operating and maintenance costs for the Facilities shall be allocated on a volume throughput basis (including produced water), that is, in the proportion that the volume throughput of the well bears to the total volume throughput of all wells connected to the Facilities.

16.8.3 **Payments:**

The payment of sums pursuant to Article 16.8.1 shall not be a purchase of an additional interest in the Production System, or Facilities. Such payments shall be included in the total amount which the Participating Parties are entitled to recoup out of Hydrocarbon production from the Non-Consent Well pursuant to Article 16.5.7 *(Additional Production Recoupment).*

ARTICLE 17.0 WITHDRAWAL FROM AGREEMENT

17.1 **Right of Withdrawal:**

Subject to the limitations specified in this Article, any Party (the "Withdrawing Party") may withdraw from this Agreement by giving prior written notice to all other Parties (the "Remaining Parties") stating its intention to withdraw from continued operations under this Agreement. The withdrawal notice shall constitute an unconditional and irrevocable offer by the Withdrawing Party to convey to the Remaining Party(s) the Withdrawing Party's entire Working Interest in all of the Leases, the Hydrocarbon production, and all other property

and equipment acquired under the terms of this Agreement within or used solely for serving the Contract Area operations. The withdrawal notice shall specify an effective date of withdrawal which date shall be at least sixty (60) days but not more than one hundred eighty (180) days after the date of the withdrawal notice.

17.2 <u>Response to Withdrawal</u>:

Within thirty (30) days of receipt of the notice of withdrawal, each of the Remaining Parties shall Elect in writing either to join in the withdrawal or to remain a Party to this Agreement. Failure to respond to a withdrawal notice shall be deemed an Election to remain a Party to this Agreement. A Party that Elects not to withdraw or fails to respond to a proposal to withdraw shall be referred to herein as a "Non-Withdrawing Party".

17.2.1 <u>Unanimous Withdrawal</u>:

If all the Parties agree to join in the withdrawal, no assignment of Working Interests shall take place and the Parties shall be deemed to have decided to abandon all operations within the Contract Area pursuant to Article 18.0 (Abandonment and Salvage) of this Agreement. Once all Parties have Elected to withdraw, no further proposals may be made under this Agreement, unless agreed by all Parties.

17.2.2 <u>Acceptance of Withdrawing Interests</u>:

If less than all Parties agree to join in the withdrawal, then the Non-Withdrawing Parties must accept an assignment of the Withdrawing Party's interest. Unless otherwise agreed by the Non-Withdrawing Parties, the Withdrawing Party's interest shall be shared by the Non-Withdrawing Party(s) in the proportions that each of their Working Interests (prior to the withdrawal) bear to the sum of the Working Interests of all Non-Withdrawing Parties (prior to the withdrawal). The assignment shall be made free of all burdens (except the burdens which are set forth on Exhibit A), other than lessor's royalty and free from any and all burdens (except the burdens which are set forth on Exhibit A) on Hydrocarbon production, including, but not limited to, dedications of production, processing rights, transportation or other contracts effecting the marketing, transportation or processing of Hydrocarbons, unless such

burdens are incurred by the Parties pursuant to operations under this Agreement. The Withdrawing Party(s) shall take all necessary steps to accomplish the withdrawal by the effective date and execute and deliver to the Non-Withdrawing Party(s) all necessary instruments to assign to the Non-Withdrawing Parties its interest in the Contract Area and production therefrom, and all property acquired under this Agreement by the Withdrawing Party(s). All expenses associated with the withdrawal and the transfer of the interest shall be borne by the Withdrawing Party(s).

17.3 Limitation Upon and Conditions of Withdrawal:

17.3.1 Current Operations and Voting:

No Party may propose withdrawing prior to completion of any operations as to which that Party had voted affirmatively as a General Matter or Elected to participate. After giving its notification of withdrawal, the Withdrawing Party shall not be entitled to make an Election to participate or vote on any General Matter, other than General Matters for which the Withdrawing Party retains a financial responsibility.

17.3.2 Prior Expenses:

The Withdrawing Party(s) shall remain responsible for its Participating Interest share of any Costs of operations, rentals, royalties, taxes, damages or other liability or expense accruing or commencing prior to the effective date of the withdrawal. Prior to the effective date of the withdrawal, the Operator shall render a final statement to the Withdrawing Party(s) for its share of all identifiable expenses incurred prior to the notice of withdrawal, along with a statement of any deficiency in abandonment Costs and salvage value. Prior to any withdrawal, a Withdrawing Party, at its sole expense, shall satisfy or provide security satisfactory to the Non-Withdrawing Party(s) for all obligations and liabilities it has incurred or are attributable to it prior to the effective date of the withdrawal. Furthermore, any liens, charges and other encumbrances, including but not limited to overriding royalties, net profits interest and production payments (except for overriding royalties, net profits interests and production payments which are set forth on Exhibit

A), which the Withdrawing Party(s) placed (or caused to be placed) on its Working Interest prior to its withdrawal shall be fully satisfied or released prior to its withdrawal (unless the Non-Withdrawing Parties are willing to accept the Working Interest subject to such liens, charges or other encumbrances). Provided all such expenses (including any deficiency in abandonment Costs) have been paid, the notice of withdrawal and the assignments shall be effective upon the specified effective date.

17.3.3 Abandonment Costs:

The Withdrawing Party(s) shall pay to the Operator for the benefit of the Non-Withdrawing Party(s) the Withdrawing Party's pro-rata Participating Interest share of the estimated current Costs of plugging and abandoning all wells and removal of all Production Systems, Facilities and other material and equipment serving the Contract Area, less its pro-rata share of the estimated salvage value of the assets. Such Costs and salvage value shall be prepared by the Operator according to Article IV of Exhibit "C" and approved as a General Matter. If the Withdrawing Parties' share of the estimated salvage value exceeds the Withdrawing Party's share of estimated abandonment and salvage Costs, Operator, on behalf of the Non-Withdrawing Parties, shall pay a sum equal to the deficiency to the Withdrawing Party(s).

17.3.4 Confidentiality:

A Withdrawing Party shall continue to be bound by the confidentiality provisions of Article 7.0 *(Confidentiality of Data)* after the withdrawal, but, as of the effective date, shall have no further access to technical information relating to operations under this Agreement. The Non-Withdrawing Party(s) shall have no obligation of confidentiality to the Withdrawing Party.

17.3.5 Emergencies and Force Majeure:

No Party shall be allowed to withdraw during a Force Majeure or other emergency as described in Article 25.1, but may withdraw from this Agreement after termination of such emergency. The Withdrawing Party shall remain liable for its share of all Costs and liabilities arising from said

emergency, including but not limited to the drilling of relief wells, containment and cleanup of oil spills and pollution and all Costs of debris removal made necessary by the emergency.

ARTICLE 18.0 ABANDONMENT AND SALVAGE

18.1 <u>Abandonment of Wells</u>:

Any Participating Party may propose the abandonment of a well that has produced Hydrocarbons (other than by production testing) by notifying the other Participating Parties. If approved, by all Participating Parties the well shall be plugged and abandoned in accordance with applicable regulations at the Cost and risk of the Participating Parties. If all Participating Parties do not approve the abandonment of the well, those Participating Parties wishing to continue operations shall assume financial responsibility for the well (except for a Non-Participating Party's share of the Costs and liability, including abandonment, accrued to that point). If any Party fails to respond within the notice period specified in Article 8.3.1, (Well Operation Proposals), that Party shall be deemed to have consented to the abandonment of the well.

18.1.1 <u>Dry Holes:</u>

Unless approved by the Participating Parties as a General Matter, no well shall be plugged and abandoned as a dry hole unless and until the well has reached its Objective Depth and all of the Participating Parties having the right to conduct further operations shall have been notified of the proposed abandonment and afforded the opportunity to Elect to take over the well under the provisions of this Agreement.

18.1.2 <u>Producible Wells:</u>

No Producible Well shall be abandoned without the unanimous approval of all of the Participating Parties. Subject to Article 4.0 (*Selection of Operator)*, the Operator shall continue to operate a Producible Well from a Facility or Production System which it operates for the account of the Participating Parties at the rates and charges contemplated by this Agreement, plus any additional Costs arising from the separate allocation of interest in such well.

18.1.3 Settlement of Well Abandonment Costs:

If fewer than all Participating Parties agree to the abandonment, the Party abandoning operations (the "Abandoning Party") shall settle the Costs of abandonment and salvage with the Party continuing operations (the "Remaining Party"). In the event the estimated Cost of plugging and abandoning the well and the estimated Cost of salvaging any equipment are higher than the current value of the well's salvageable material and equipment, then the Abandoning Party shall pay to the Operator, on behalf of the Remaining Parties, a sum equal to its pro-rata share of the deficiency. If the Abandoning Party's pro-rata share of the current salvage value exceeds the Abandoning Party's pro-rata share of the estimated abandonment and salvaging Costs, then the Remaining Parties shall pay to Operator, on behalf of the Abandoning Party, a sum equal to the Abandoning Party's pro-rata share of the current value of the well's salvageble material and equipment, less the Abandoning Party's pro-rata share of the estimated current Costs of salvaging same and of plugging and abandoning as of the date the Remaining Parties assumed responsibility of the well. Within ninety (90) days after receipt of the assignment by the Remaining Parties, Operator shall render a final statement to the Abandoning Party for such Party's pro-rata share of all Costs incurred prior to the effective date of the assignment, plus any deficiency or less any overage, in the salvage value, and the estimated Cost to salvage and abandon the well.

18.2 Assignment of Interest:

Each Abandoning Party shall execute in recordable form and deliver to the Remaining Parties taking over the well an assignment of its Working Interest in the well (and all property and equipment used solely in connection therewith) and an assignment of its interest in the Hydrocarbon production therefrom. The provisions of this Article 18.2 will only apply if the Abandoning Party neither has nor proposes any further operational involvement in the Producible Well (e.g., it would not apply if a Party Elects to abandon the current formation and Recomplete uphole). Such assignment shall be effective as of the first day of the month following the last applicable Election date for the abandonment proposal. Thereafter, the Remaining Parties shall own the Working Interest

assigned in the proportion that the Participating Interest of each Remaining Party bears to the total Participating Interests of the Remaining Parties. Any Abandoning Party so assigning its Working Interest shall be relieved from any further liability with respect to said well subject to making the Cost settlement provided for in Article 18.1.3 (Settlement of Well Abandonment Costs), provided, however, that any such assignment shall neither affect nor change the participation of the Parties in and to the Hydrocarbons produced from any other portion of the Contract Area nor in the ownership in any other property and equipment owned by the Parties.

18.3 Facilities and Production System Salvage and Removal Costs:

Any Party owning an interest in a Production System and/or its Facilities may propose to dispose of same by delivering written notice to the remaining Parties owning an interest therein. Any Party that fails to respond within the applicable response period shall be deemed to have disapproved the abandonment proposal. If such proposal is approved as a General Matter by the Parties owning interests in such Production System and/or its Facilities, the Operator shall dispose of such Production System and/or its Facilities in the manner approved by the Parties owning interests therein. The Costs, risks, and net proceeds, if any, resulting from such disposition shall be shared by the Parties owning such Production System and/or its Facilities in proportion to their Participating Interests.

18.4 Disposal of Surplus Material:

The Operator may, without prior approval of the Participating Parties, dispose of any items of surplus or obsolete material and equipment if the current price of new materials or equipment similar thereto is less than One Hundred Thousand Dollars ($100,000.00). The disposal of surplus or obsolete material and equipment having a current new price of One Hundred Thousand dollars ($100,000.00) or more may be proposed by a Participating Party and approved as a General Matter. Proceeds from the sale of surplus or obsolete material and equipment shall be promptly credited to each Participating Party in proportion to its ownership of the material and equipment at the time of sale.

18.5 Abandonment Operations Required by Governmental Authority:

Any well abandonment or Production System or Facilities removal required by a governmental authority shall be accomplished by Operator with the Costs, risks, and net proceeds if any, to be shared by the Parties owning such well, Production System or Facilities in proportion to their Participating Interest share.

ARTICLE 19.0 RENTALS, ROYALTIES AND MINIMUM ROYALTIES

19.1 **<u>Overriding Royalties and Burdens on Production</u>:**

Except for any overriding royalty, production payment, carried or reversionary working interest, net profits interest or other type of burden on Hydrocarbon production in addition to the lessor's royalty stipulated in the Lease(s) which are set forth on Exhibit A, if any Party has previously created or hereafter creates any overriding royalty, production payment, carried or reversionary working interest, dedications of Hydrocarbons or contracts affecting the transportation, processing or marketing of Hydrocarbons, net profits interest or other type of burden on Hydrocarbon production in addition to the lessor's royalty stipulated in the Lease(s) (an "Overriding Royalty"), the Party creating the Overriding Royalty shall assume and bear all obligations of the Overriding Royalty regardless of that Party's participation status and notwithstanding that an assignment of all or a portion of that Party's Working Interest is made to another Party under this Agreement. The Party creating the Overriding Royalty shall indemnify and hold all other Parties harmless from any and all claims and demands for payments or other obligations related to the Overriding Royalty asserted by the owners of the Overriding Royalty.

19.1.1 **<u>Subsequent Creation of Overriding Royalty</u>:**

Notwithstanding anything herein to the contrary, if subsequent to the execution of this Agreement, any Party should create an Overriding Royalty, such subsequently created Overriding Royalty shall be made specifically subject to all the terms and provisions of this Agreement and shall be subordinate to the rights of the other Parties to this Agreement.

19.1.2 **<u>Subordination of Overriding Royalties</u>:**

If the Party owning the Working Interest from which the Overriding Royalty (except Overriding Royalty set forth on Exhibit A) is created: (a) fails to

pay when due its share of Costs, or (b) Elects to relinquish its interest in the Contract Area or (c) Elects to abandon a well and the proceeds from the sale of Hydrocarbons under Article 6.3 (Liens, Mortgages and Security Rights) are insufficient, then the Overriding Royalty shall be chargeable with its pro-rata portion of all Costs (equal to its fractional interest in gross production) and the security rights created in Article 6.3 shall be applicable against such Overriding Royalty. The Operator shall have the right to enforce the security rights (and all other rights granted under this Agreement) against the owners of the Overriding Royalty for the purpose of collecting Costs chargeable to the Overriding Royalty.

19.2 Payment of Rentals and Royalties:

The Operator shall use reasonable care to make proper and timely payment of all rentals, minimum royalties, or other similar payments accruing under the terms of the Leases which are included within the Contract Area. Upon receipt of proper evidence of all such payments and the Operator's invoice for its proportionate share of all such payments, each Non-Operating Party shall reimburse the Operator for the Non-Operating Party's Working Interest share of all such payments. In the event Operator fails to make proper payment of any rental or minimum royalty or similar payments accruing under the terms of the Lease(s) through mistake or oversight where such payment is required to continue a Lease in force, then Operator shall not be liable to the other Parties for any resulting damages or any loss which results from such non-payment.

19.2.1 Non-Participation in Payments:

If any Party Elects not to pay its share of any rental, minimum royalty, or similar payment, such Non-Participating Party shall notify the other Parties of its intention to withdraw from this Agreement pursuant to Article 17.0 *(Withdrawal from Agreement)* at least sixty (60) days prior to the date on which such payment is due. Upon this occurrence, the Operator shall make such payment solely for the benefit of all the Participating Parties. The Non-Participating Party shall assign to the Participating Parties (pursuant to Article 17.0) all of its Working Interest in the Contract Area.

19.2.2 Royalty Payments:

Each Party shall pay or cause to be paid all royalty and other amounts payable out of its share of Hydrocarbon production taken from the Lease(s) for its account and on its share of Hydrocarbon production saved, removed or sold from the Lease. During any time in which the Participating Parties in a Non-Consent Operation are entitled to receive a Non-Participating Party's share of Hydrocarbon production, the Participating Parties shall bear the lease royalty on such Hydrocarbon production and shall hold the Non-Participating parties harmless from liability for payment. When necessary for calculating the recoupment of a Non-Consent Well, any Non-Operating Party receiving its share of Hydrocarbon production in kind shall advise the Operator (in writing on or before thirty (30) days after the month following the month in which the Hydrocarbon production is sold or used off the premises) of the volumes of Hydrocarbons sold or used off the premises and the prices received for such Hydrocarbon production.

19.2.3 Offshore Oil Pollution Compensation :

Each Party agrees to pay and bear such fees and charges payable on its share of Hydrocarbon production, or any fees, as applicable being required by the Outer Continental Shelf Lands Act of 1978, the Oil Pollution Act of 1990 and any subsequent statutes and regulations promulgated by the government of The United States of America. If the oil owned by a Party is reported to the MMS (or a successor regulatory agency) by another Party in its reporting form, the reporting Party shall pay the required fees on all volumes reported and the non-reporting Party shall reimburse the reporting Party for all fees paid on its behalf.

ARTICLE 20.0 TAXES

20.1 Internal Revenue Provision:

Notwithstanding any provision in this Agreement to the effect that the rights and liabilities of the Parties are several, not joint or collective, and that this Agreement and the activities and operations under this Agreement do not constitute a partnership under state law, each Party Elects not to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986, as amended, and similar provisions of applicable state laws as to the drilling of the Exploratory Well. The tax partnership shall be governed by Exhibit "I." After all Costs for the Exploratory Well have been accounted for in the Parties' income tax returns, the Parties shall terminate the tax partnership, and thereafter each Party shall Elect to be excluded from the application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, or similar provisions of applicable state laws regardless of whether for federal income tax purposes this Agreement and the activities and operations under this Agreement are regarded as a partnership.

20.2 Other Taxes and Assessments:

The Operator shall file all tax returns and reports required by law and shall pay all applicable taxes (other than income or other taxes provided in Article 20.2.2) or assessments levied with respect to operations conducted under this Agreement. The Parties shall promptly furnish the Operator with copies of any notices, assessments or tax statements received pertaining to taxes to be paid by the Operator. The Operator shall charge each Party its Working Interest share of all taxes and assessments paid, and upon written request from a Non-Operating Party(s), provide copies of all tax returns, reports, tax statements and receipts for such taxes. The Operator shall not allow any taxes to become delinquent, unless such non-payment is approved as a General Matter.

20.2.1 Property Taxes:

The Operator shall render for ad valorem property tax purposes all personal property and/or real property covered by this Agreement as may be subject to such taxation and shall pay such property taxes for the

benefit of each Party. The Operator shall timely and diligently protest to a final determination any valuation it deems unreasonable. Pending such determination, the Operator may pay such taxes under protest. Upon final determination, the Operator shall pay the taxes and any interest, penalty, or cost accrued as a result of such protest. The Operator shall charge each Party its Working Interest share of such tax payments including interest, penalties, and all reasonable Costs in accordance with Exhibit "C".

20.2.2 Production and Severance Taxes:

Each Party shall pay, or cause to be paid, all production, excise, severance and other similar taxes due on any Hydrocarbon production which it received pursuant to the terms of this Agreement. Any Party responsible for such tax payment shall, upon written request from the Operator, provide evidence that such taxes have been paid.

ARTICLE 21.0 INSURANCE & BONDS

21.1 Insurance:

The Operator shall maintain the insurance coverage provided in Exhibit "B" attached hereto and charge each Party its proportionate share of the Cost of such coverage in accordance with Exhibit "B". No other insurance shall be carried for the benefit of the Parties under this Agreement, except as provided in Exhibit "B".

21.2 Bonds:

Operator shall obtain and maintain any and all bonds or financial guarantees required to be carried in its capacity as Operator by any applicable law, regulation or rule. The cost of such bonds or financial guarantees (acquired exclusively for the conduct of operations and activities under this Agreement) shall be charged to the Joint Account. The Parties shall separately obtain or provide any and all financial guarantees or assurances of financial responsibility required of the Parties as leaseholders, the cost of which shall be borne separately by the Parties. Operator will require all contractors to obtain and

maintain all bonds required to be carried by any applicable law, regulation or rule.

ARTICLE 22.0 LIABILITY, CLAIMS AND LAWSUITS

22.1 Individual Obligations:

The obligations, duties, and liabilities of the Parties shall be several and not joint or collective; and, except as provided in Article 20.0 (Taxes), nothing contained herein shall ever be construed as creating a partnership, joint venture, agency relationship, association, or other character of business entity recognizable in law for any purpose. Each Party shall hold all the other Parties harmless from liens and encumbrances on the Leases or in the Contract Area arising as a result of its acts. In their relations with each other under this Agreement, the Parties shall not be considered to be fiduciaries or to have established a confidential relationship, except as specifically provided in Article 7 (Confidentiality of Data) and Exhibit "G" (Integrated Project Team and Technology Sharing).

22.2 Notice of Claim or Lawsuit:

If a claim is made against any Party or if any Party is sued on account of any matter arising from operations hereunder, or on any matter affecting the Leases or Contract Area, or if any hearings are held relating to operations under this Agreement, such Party shall give prompt written notice of the lawsuit or hearing to the other Parties.

22.3 Settlements:

The Operator may settle any single damage claim or lawsuit involving operations hereunder if the expenditure does not exceed Two Hundred Fifty Thousand Dollars ($250,000) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds such amount, the Parties shall determine the further handling of the claim or suit pursuant to Article 22.4 below.

22.4 Defense of Claims and Lawsuits:

The Operator shall supervise the conduct of any litigation and shall send periodic updates to all Participating Parties in the Operation out of which the claim or suit

arose. Suits and claims may be settled in excess of the amount specified in Article 22.3 above only with the unanimous consent of all Participating Parties in the operation out of which the lawsuit or claim arose; however, any Party shall have the right to independently settle any lawsuit or claim which is attributable to its interest alone. Charges for legal services together with the amount paid to discharge any final judgment or settle a claim, shall be governed by Exhibit "C" and shall be paid by the Parties in proportion to their Participating Interest in the operation out of which the claim arose. Outside counsel shall be employed only with the approval of the affected Parties as a General Matter under Article 8.2. If it is agreed that outside counsel is to be employed, the fees and expenses shall be charged to the Parties in proportion to their Participating Interest in the operation out of which such claim arose in accordance with Exhibit "C".

22.5 Liability for Damages:

To the extent allowed by law, and except as otherwise provided in Article 7.3 (Access to the Lease and Rig), liability for losses, damages, Costs, expenses, claims, liabilities and lawsuits arising from operations under this Agreement not covered by or in excess of the insurance carried by the Operator for the benefit of the Parties shall be borne by each Party in proportion to its Participating Interest in the operations out of which such liability arises, except to the extent such liability results from the Gross Negligence or Willful misconduct of a Party(s), in which case such Party(s) shall be solely liable for same.

22.6 Indemnification:

To the extent allowed by law, the Participating Parties in any Non-Consent Operation shall indemnify, defend and hold harmless the Non-Participating Parties against all actions, claims and demands whatsoever brought by any third party arising out of or in connection with the Non-Consent Operation. The Participating Parties shall further indemnify, defend and hold harmless the Non-Consenting Party against all damages, costs, losses and expenses (excepting only damage inflicted upon the subsurface including any reservoirs), directly or indirectly caused to or incurred by them as a result of any action taken or omitted in the course of carrying out the Non-Consent Operation except to the extent such damages, Costs, losses or expenses result from the Gross Negligence or Willful Misconduct of any Non-Participating Party, in which case each Party shall

then pay or contribute to the settlement or satisfaction of judgement in the proportion that its Gross Negligence or Willful Misconduct caused or contributed to the incident. The Participating Parties shall (insofar as it may be within their control) keep the Contract Area free from all liens and encumbrances which might arise by reason of conducting the Non-Consent Operation and indemnify, defend and hold harmless the Non-Participating Party from any such liens and encumbrances.

22.7 Damage to Reservoir, Loss of Reserves and Profits:
Notwithstanding anything to the contrary contained herein, no Party to this Agreement shall be liable to any other Party to this Agreement for damage to a reservoir(s), loss of Hydrocarbons, or for loss of profits or for other consequential or business interruption damages, nor does any Party indemnify any other Party for such loss.

22.8 Non-Essential Personnel:
A Party hereto who requests transportation and/or access to a Production System, vessel, or any other Facility utilized for Lease operations for any person who is not directly involved with a joint or Non-Consent Operation under this Agreement, agrees to protect and indemnify the other Parties hereto as to any cost, liability, or judgment incurred as a result of a claim, demand, cause of action, or suit brought by such person arising out of said person's transportation and/or access to a Production System, vessel, or any Facility utilized for Lease operations. Notwithstanding anything to the contrary herein, any such indemnification and/or protection provided herein shall be inapplicable to the extent the claim demand, cause of action, or suit arises out of the Gross Negligence or Willful Misconduct, of the Party so indemnified and/or protected.

ARTICLE 23.0 CONTRIBUTIONS

23.1 Contributions from Third Parties:

A "Contribution" means a bottom hole cash contribution, dry hole cash contribution or acreage contribution from third parties as consideration for data from wells or well operations on the Contract Area. This Article 23 does not apply to the following:

23.1.1 A "Data Trade"

(Which means a trade of geoscience or engineering data as consideration for data from wells or well operations on the Contract Area from third parties). Data Trades are subject to Article 7.2.1 *(Well Log and Data Trades)*.

23.1.2 Contributions

Contributions received as consideration for entering into a contract for the sale of Hydrocarbon production, loans and other financial arrangements.

23.1.3 A Farmout

A farmout of all or a portion of a Party's Working Interest, which is subject to Article 24 (Transfer of Interest and Preferential Right to Purchase).

23.2 Methods of Obtaining Contributions:

The Operator shall negotiate all Contributions on behalf of the Participating **Parties in the well or well operation. A Contribution may be obtained in the** following ways:

23.2.1

Any Participating Party in a well or well operation may propose that the Participating Parties in such well or well operation seek a Contribution from a third party towards such well or well operation.

23.2.2

If a Participating Party in a well or well operation receives a Contribution offer for such well or well operation from a third party, such Party shall notify all other Participating Parties in such well or well operation of the terms of such offer within five (5) days of its receipt of such offer.

23.3 Counteroffers:

If a third party makes a counteroffer to the Participating Parties' offer, or if a Participating Party proposes to make a counteroffer to a third party offer, the Operator shall submit the counteroffer to the other Participating Parties.

23.4 Approval of Contributions:

Such proposals and the acceptance of an offer or a counteroffer from a third party require the unanimous agreement of the Participating Parties in the well or well operation, who shall respond within ten (10) days of their receipt of a notice of a Contribution proposal, offer or counteroffer.

23.5 Cash Contributions:

If a bottom hole or dry hole cash Contribution is offered and accepted, such cash Contribution shall be paid to the Operator and the Operator shall credit the amount of the cash Contribution against the Costs of such well or well operation to each Participating Party in proportion to its Participating Interest. Each Non-Participating Party's share of such cash Contribution shall be deducted from such Non-Participating Party's Share of the Costs of the well operation or of drilling and completing the well, as applicable, prior to computation of the recoupment amount which the Participating Parties are entitled to receive from the Non-Participating Parties in accordance with Article 16 (Non-Consent Operations).

23.6 Acreage Contributions:

Any acreage Contribution, which is offered and accepted in accordance with this Article 23, shall be conveyed to the Participating Parties in the well or well operation in proportion to their Participating Interest therein. The leases or portions of leases included in the acreage Contribution shall not be added to Exhibit "A" or included in the Contract Area.

23.6.1 Two or More Parties Own 100% of the Acreage Contribution:

If two or more Parties participate in the acreage Contribution and the conveyances to effectuate it, and if, after the conveyances are approved by the MMS, such Parties own one hundred percent (100%) of the ownership interest in the contributed acreage, then such Parties

shall, to the extent possible, be subject to the terms of an operating agreement covering the contributed acreage, which is substantially similar to this Agreement.

23.6.2 Two or More Parties Own Less Than 100% of the Acreage Contribution:

If two or more Parties participate in the acreage Contribution and the conveyances to effectuate it, and if, after the conveyances are approved by the MMS, such Parties own less than one hundred percent (100%) of the ownership interest in the contributed acreage, then such Parties shall use reasonable efforts to negotiate and execute with the other working interest owners in the contributed acreage an operating agreement covering the contributed acreage, which is as close in form to this Agreement as possible.

ARTICLE 24.0 ASSIGNMENTS AND PREFERENTIAL RIGHT TO PURCHASE

24.1 Transfers of Interests:

Except as provided in Article 24.1.1 (Exceptions to Prior Notice), a Transfer of Interest shall be preceded by written notice to the Operator and the other Parties ("the transfer notice"). Any Transfer of Interest shall be made to a party financially capable of assuming the corresponding obligations under this Agreement. No Transfer of Interest shall release a Party from its obligations and liabilities under this Agreement that are incurred prior to the effective date of that Transfer of Interest, or from debts or obligations incurred prior to the effective date of that Transfer of Interest, except to the extent expressly assumed by the transferee, and the security rights under Article 6.3 (Liens, Mortgages and Security Rights) shall continue to burden the Working Interest transferred and to secure the payment of any retained obligations and liabilities.

24.1.1 Exceptions to Prior Written Notice:

Notwithstanding any provision of this Agreement to the contrary, an assigning Party shall not be required to provide a transfer notice with respect to any of the following:

(i) A Party seeking to mortgage, pledge, hypothecate or grant a security interest in all or a portion of its Working Interest in the Leases, any equipment or Facilities or each Party's share of Hydrocarbon production from the Contract Area. However, any encumbrance arising from the financing transaction shall be expressly subordinated to the rights of the other Parties to this Agreement, and the assigning Party shall ensure that any mortgage or encumbrance shall be without prejudice to the terms of this Agreement; or

(ii) A Party assigning all or an undivided part of its interest to an Affiliate; or

(iii) The disposition of a Party's Working Interest by way of sale or assignment of substantially all of its exploration and production properties in the United States of America, or by merger, reorganization, or consolidation of its corporate structure; or

(iv) A Party assigning an interest as a result of an Election made under Article 16.2 *(Non Consent Decisions Resulting in Forfeiture)*.

24.1.2 <u>Effective Date of Assignments</u>:

Except as otherwise provided in this Agreement, the effective date for any Transfer of Interest shall be at least sixty (60) days but not more than one hundred eighty (180) days after the date of the transfer notice. No Transfer of Interest, other than those provided in Article 17.1 (Right of Withdrawal) and Article 24.1.1 (Exceptions to Transfer Notice), is binding upon the Parties unless and until (i) the assignor or assignee provides all remaining Parties with a photocopy of a fully executed assignment, and an executed MMS Form 1123, "Designation of Operator", (ii) evidence of receipt of any necessary approval by the MMS, and iii) the assignee has ratified and accepted the terms of this Agreement. The Parties shall promptly join in such reasonable actions as may be necessary to secure such approvals and shall execute and deliver any and all documents

reasonably necessary to effectuate the Transfer of Interest. Any costs attributable to a Transfer of Interest shall be the sole obligation of the assignor.

24.1.3 Minimum Transfer of Interest:

If the Working Interest of any Party is subsequently conveyed or distributed to other entities, so that any Party to this Agreement owns a Working Interest of less than ten percent (10.00%), such Parties collectively shall be entitled to only a single joint representative, to be nominated by the Party conveying the interest, at meetings of the Parties and shall vote or act collectively on all General Matters or Elections. Such Parties shall be entitled to a single set of logs, samples, information and reports and shall be considered as only one Party for all purposes under this Agreement. No Transfer of Interest shall be made that is not an undivided interest in all of a Party's Working Interest in the entire Contract Area.

24.1.4 Form of Assignments:

Any Transfer of Interest shall incorporate provisions that the Transfer of Interest is inferior to and made expressly subject to this Agreement and providing for the assumption by the assignee of the performance of all of assignor's obligations under this Agreement. Any Transfer of Interest not in compliance with this provision shall be voidable by the non-assigning Parties.

24.1.5 Limited Warranty:

Any Transfer of Interest between the Parties under this Agreement shall be made without warranty of title or any other type of warranty (express or implied), except as to the acts of the assigning Party and claims by persons claiming the same property, or any part thereof, by, through, or under the Assigning Party, but with full subrogation and substitution in and to all actions in warranty; however, all mortgages, liens and encumbrances made by assignor, or known by assignor shall be disclosed to assignee. Any such conveyance shall be subject to the provisions of

the Leases, this Agreement, and approval by government agencies having jurisdiction.

24.2 <u>Preferential Right to Purchase</u>:

Subject to the provisions of this Article, each Party shall have the right to freely transfer and alienate its Working Interest. Any transfer of all or an undivided interest in the Party's Working Interest, directly or indirectly, shall be subject to the following provisions:

24.2.1 <u>Notice of Proposed Transaction</u>:

Except as otherwise provided in this Agreement, should any Party (the "assignor") desire to transfer, sell, farm-out, exchange or otherwise dispose of all or an undivided interest in its Working Interest in the Contract Area (whether offered as a single property disposition or as part of a multi-property disposition) and has received a bona fide offer (whether from a Party to this Agreement or from a third party) which the assignor is willing to accept for the purchase or other acquisition of the Working Interest, each of the remaining Parties to this Agreement shall have a preferential right to purchase all of such Working Interest. In such case, the assignor shall promptly give prior written notice of the proposed transaction to the other Parties.

The notice of the proposed transaction shall provide full information concerning the transaction including at least:

- the name and address of the prospective purchaser (who must be ready, able and willing to acquire the interest),
- the purchase price or other consideration offered (which shall include the monetary equivalent in U.S. Dollars based upon the reasonable market value of any consideration other than cash), and
- all other pertinent terms of the offer.

24.2.2 <u>Exercise of Preferential Right to Purchase</u>:

In order to exercise its preferential right to purchase, each remaining Party shall give the assignor written notice of its desire to exercise its right to purchase within thirty (30) days of its receipt of assignor's notice. If a

remaining Party does not give written notice to the assignor within the 30-day time periods, such Party will be deemed not to have exercised its preferential right. If a remaining Party exercises its preferential right to purchase, the assignor shall be required to transfer the Working Interest to the remaining Party at the price and on the terms specified in the notice. The transaction shall be concluded within a reasonable time, but no later than ninety (90) days after receipt of the election to preferentially purchase (plus a reasonable time to secure all necessary governmental approvals). If more than one remaining Party elects to acquire the Working Interest offered, then each Party shall acquire a proportion of the Working Interest offered equal to the ratio its own pre-acquisition Working Interest bears to the total pre-acquisition Working Interests of all acquiring Parties (unless the acquiring Parties agree upon a different ratio).

24.2.3 <u>Transactions Not Affected by the Preferential Right to Purchase</u>: This preferential right to purchase shall not exist or apply when a Party proposes to:

(a) mortgage its interest (including assignments of Hydrocarbon production executed as further security for the debt secured by such mortgage), or

(b) dispose of its Working Interest by:

- merger, reorganization or consolidation; or
- a sale or other transfer of substantially all of a Party's assets in the Gulf of Mexico; or
- a sale or transfer to an Affiliate; or

(c) a sale of all or substantially all of its exploration and production properties located in the United States;

(d) A package sale or farmout of oil and gas interests that includes all or part of the assigning Party's Working Interest in the Contract Area prior to the commencement of the Initial Test Well.

24.2.4 <u>Completion of the Transaction</u>:

If none of the remaining Parties exercises its preferential right to purchase the Working Interest offered, the assignor shall be free to complete the proposed transaction on the terms disclosed in the notice. However, if any proposed transaction is not completed within one hundred fifty (150) days from the expiration of the submission of the assignor's notice (plus a reasonable time to secure any necessary governmental approvals), or if the terms of the proposed transaction are amended in any way, the proposed transaction shall be considered withdrawn and the Working Interest offered shall again be subject to the preferential right to purchase as if the originally proposed transaction had never been proposed.

ARTICLE 25.0 FORCE MAJEURE

25.1 Force Majeure:

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement (except for the payment of money) then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. For purposes of this Agreement, "Force Majeure" shall be inclusive of but not limited to the following events: flood, hurricane, loop currents, or other acts of God; a fire, blowout, oil spill or other environmental catastrophe; war, civil disturbance, labor dispute, strike, lockout, compliance with any law, order, rule, or regulation, governmental action or delay including the inability to secure permits or permit approvals as needed; by inability to secure materials or rig; or by any other cause, whether similar or dissimilar, beyond the reasonable control of the said Party. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure situation within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. The notice of Force Majeure shall give full details of said Force Majeure, and also (if possible) estimate the period of time which said Party will require to remedy the Force Majeure or to resume performance of its obligations under this Agreement. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation, but shall not be obligated to settle any

labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 26.0 OVER/UNDERINVESTMENTS

26.1 <u>Underinvestment of Costs</u>:

Except as otherwise specifically provided in Article 16.7 (Operations from a Subsequent Non-Consent Production System), a Non-Participating Party shall not be liable for settling any underinvestment of its share of the Costs of a Non-Consent Operation unless, having the right to do so under this Agreement, the Non-Participating Party makes a subsequent Election to become a Participating Party in the operation with respect to which it was formerly a Non-Participating Party.

26.1.1 <u>Settlement of Underinvestments</u>:

Upon making a subsequent Election as provided in Article 26.1 (Underinvestment of Costs), a Non-Participating Party shall settle any underinvestment for its share of the Costs in a Non-Consent Operation by either:

- making a Disproportionate Spending Settlement by bearing all Costs of all future operations which would otherwise be borne by the overinvested Parties until the underinvestment is eliminated; or

- making an immediate cash settlement to the overinvested Parties in the full amount of the under-investment.

26.2 <u>Settlement of Over/Underinvestment:</u>

If a Party, has made a revised Election to become a Participating Party as provided for in Article 26.1 (Underinvestment of Costs), and there are no further operations proposed or planned (for which Costs would be allocated to the elimination of an underinvestment), the underinvested Party shall pay any overinvested Party the remaining underinvested amount in cash in accordance with the applicable provisions of the Accounting Procedure in Exhibit "C".

If operations, for which Costs are being paid by the underinvested Party and allocated to the underinvestment, do not eliminate the underinvestment within two (2) years, or any other shorter period specified in this Agreement, from the date the underinvestment accrued, or upon final settlement of this Agreement, whichever comes first, the underinvested Party shall pay the overinvested Party the remaining underinvestment in cash in accordance with the applicable provisions of the Accounting Procedure in Exhibit "C".

ARTICLE 27.0 ADMINISTRATIVE PROVISIONS

27.1 Term of Agreement:

This Agreement shall become binding upon execution by all Parties with an effective date as set forth in the preamble to this Agreement. This Agreement shall remain in effect from the effective date and for so long as any of the Leases in the Contract Area shall remain in effect or until all assets owned by the Parties pursuant to this Agreement and operations have been assigned or transferred to a single Working Interest owner. Termination of this Agreement shall not relieve any Party from any Costs or liability accrued or incurred prior to the termination of this Agreement, and the provisions of this Agreement shall continue in force for such additional time as necessary until:

(a) all wells have been plugged and abandoned; and,

(b) all property and equipment acquired by the Parties pursuant to this Agreement are disposed of by the Operator and all claims or lawsuits have been settled or otherwise disposed of; and,

(c) the time period relating to the protection of Confidential Data has expired; and,

(d) a final accounting and settlement has been made under this Agreement (including settlement of any gas imbalances pursuant to Exhibit "D").

The Operator shall have a reasonable period of time after the occurrence of an event of termination in which to wind up the administration of operations and to make a distribution of assets owned by the Parties pursuant to this Agreement. During this period of time, the Operator shall continue to have and shall exercise

all powers granted and meet all duties imposed by this Agreement until all provisions of this Agreement are fully executed.

27.2 Time Limits:

Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. The failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

27.3 Waiver of Right to Partition:

Each Party for itself and its successors and assigns waives the right to bring an action for partition of its interest in the Leases and lands or personal property held subject to this Agreement, and covenants that during the existence of this Agreement it shall not resort at any time to any action at law or in equity to partition any or all of Leases and lands or personal property subject to this Agreement.

27.4 Compliance with Laws & Regulations:

This Agreement, and all operations conducted by the Parties pursuant to this Agreement, are expressly subject to and shall comply with all laws, orders, rules and regulations of any federal, state or local governmental authority having jurisdiction over the Contract Area. No Party shall suffer a forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented by or if such failure results from compliance with any applicable law, order, rule or regulation.

27.4.1 Applicable Law:

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the laws of Louisiana without regard to principles of choice of laws that would refer the matter to the laws of another jurisdiction.

27.4.2 Severance of Invalid Provisions:

In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement; in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

27.4.3 Fair and Equal Employment:

Each of the Parties is an Equal Opportunity Employer. To the extent that this Agreement may be subject to Executive Order 11246, as amended, the equal opportunity provisions (41 CFR 60-1) are incorporated herein by reference. If the Non-Discrimination requirements in the OCS provisions of 30 CFR Part 270 apply to this Agreement and the operations conducted under it, the provisions of 30 CFR Part 270 are also incorporated by reference. To the extent required by applicable laws and regulations, this Agreement also includes and is subject to the affirmative action clauses concerning disabled veterans and veterans of the Vietnam era (41 CFR 60-250) and the affirmative action clauses concerning employment of the handicapped (41 CFR 60-741), which clauses are incorporated herein by reference. In performing work under this Agreement, the Parties agree to comply with (and the Operator shall require each independent contractor to comply with) the governmental requirements set forth in Exhibit "E" attached hereto, pertaining to non-segregated facilities. This Agreement and the Parties are also subject to any other applicable rules and regulation relating to non-discrimination that may be promulgated from time to time by any governmental body having jurisdiction over the subject matter of this Agreement.

27.4.4 Business Ethics:

Operator agrees that it will make a good faith effort to ensure all financial settlements, billings, and reports rendered to each Party, as provided in this Agreement or any amendments to it, shall reflect properly the facts about all activities and transactions handled for the account of a Party, which data may be relied upon as being complete and accurate in any further recording and reporting made by the Party for whatever purpose. The Operator agrees to notify the other Parties promptly upon the discovery of any instance where Operator has reason to believe such data and facts are no longer accurate or complete. This provision is not intended to affect a Party's audit rights under this Agreement.

27.4.5 Alcohol and Drug Policy:

The Parties shall follow the Alcohol and Drug policy set forth in Exhibit "H" (Alcohol and Drug Use Policy for Joint Account Facilities).

27.4.6 Conflicts of Interest:

With respect to this Agreement, the Parties agree to follow a conflict of interest policy which requires that directors, officers and all other employees of each Party avoid any conflict between their own interests and the interests of the Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with this Agreement. Except as expressly provided herein, the Parties require competitive bidding be used, whenever practicable, in the procurement of materials, supplies or equipment and of contracted services. Moreover, this policy requires that all employees should avoid any conflict between their own interests and the interests of the Parties in transactions in securities of the Parties, of any Affiliate or of any unaffiliated corporation having a business relationship with the Parties' interests.

27.5 Construction and Interpretation of This Agreement:

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

27.5.1 Headings for Convenience:

Except for the definition headings contained in Article 2.0, all the table of contents, captions, numbering sequences, and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof; nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

27.5.2 Gender and Number:

The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

27.5.3 Independent Representation:

Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another.

27.6 Integrated Agreement:

This Agreement, and the exhibits attached and incorporated herein, contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written between the Parties other than those included in this Agreement. Except as set forth in this Section 27.6 below, upon execution of this Agreement by all Parties, this contract shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement.

Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement. This

Agreement shall not be modified or changed except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it and breach of any provision shall constitute a breach of the entire Agreement.

27.7 Execution of Documents:

27.7.1 Binding Effect:

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and shall constitute a covenant running with the land and Leases comprising the Contract Area. This Agreement does not benefit or create any rights in any person or entity not a Party to this Agreement.

27.7.2 Corporate Authority:

If any Party is a legal entity, including but not limited to, an association, corporation, joint venture, limited partnership, partnership or trust, such Party represents to the other Parties that the execution and delivery of this Agreement and the completion of transactions contemplated herein have been duly authorized by all necessary corporate proceedings or have received all necessary management approvals.

27.7.3 Further Assurances:

Each Party further agrees to take any and all actions necessary and sign any and all documents necessary to implement the terms of this Agreement. Any necessary documents (e.g., a Designation of Operator, etc.) shall be prepared and executed by all Parties within thirty (30) days from the receipt of a written request for same from any Party. Each Party shall refrain from taking any action (or inaction), either express or implied, which would have the effect of prohibiting or hindering the performance of another Party to this Agreement.

27.7.4 Multiple Counterparts:

This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in multiple counterparts, each

counterpart shall be deemed an original and all of which when taken together shall constitute but one and the same agreement with the same effect as if all parties had signed the same instrument. This Agreement may also be ratified by separate instrument referring to this Agreement and adopting by reference all the provisions of this Agreement. A ratification shall have the same effect as an execution of the original Agreement.

27.8 <u>Dispute Resolution Procedure</u>:

Any dispute concerning this Agreement (other than claims by a third party under which a Party hereto is claiming indemnity, and such third party claim is in litigation) shall be resolved under the mediation and binding arbitration procedures of this Article 27.8. The Parties will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If any Party believes further negotiations are futile, such Party may initiate the mediation process by so notifying the other Parties to the dispute ("Disputing Parties") in writing. The Disputing Parties shall then attempt in good faith to resolve the dispute by mediation in the city designated by the Operator, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the Disputing Parties. The Disputing Parties shall share the costs of mediation services equally and shall each have present at the mediation at least one individual who has authority to settle the dispute. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be resolved through binding arbitration, as follows:

27.8.1 <u>Selection of Arbitrators</u>:

If any dispute or controversy arises between the Parties out of this Agreement, the alleged breach thereof, or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the Parties are unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association The panel of

arbitrators shall be chosen as follows: Upon the written demand of any of the Disputing Parties and within fifteen (15) days from the date of such demand, each Disputing Party (or group of Disputing Parties) shall name an arbitrator (one (1) for each position) and these two (2) so named shall promptly thereafter choose a third. If a Disputing Party (or group of Disputing Parties) fails to name an arbitrator within fifteen (15) days from such demand, or if the two arbitrators fail within fifteen (15) days from their appointment to agree upon and appoint the third arbitrator, then the American Arbitration Association shall appoint such arbitrator. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

27.8.2 Arbitration Proceedings:

The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the Disputing Parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the aforementioned Arbitration Rules. Unless otherwise determined by the arbitrators, the hearing and presentations of the Parties shall not exceed two days cumulative. All arbitration proceedings hereunder shall be held in the city in which the Operator's office is located, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event the panel or a majority thereof fail to make an award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may, at the sole discretion of any Disputing Party, be chosen in like manner as if none had been previously selected.

27.8.3 Award and Arbitration Expenses:

The award of the arbitrators, or a majority thereof, shall be in writing, determined in accordance with the substantive law of Louisiana, and shall be final and binding on the Parties as to the question or questions

submitted, and the Parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts. The arbitrators may not award any punitive or exemplary damages. The award shall not provide or create any rights or benefits in any person or entity which is not a Party to this Agreement, as this Agreement and any arbitration conducted hereunder shall not be construed as a third party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the Disputing Parties, except that the expenses of counsel, witnesses, employees, or other representatives of each Party shall be borne solely by the Party incurring them, and the compensation of any arbitrator named by a Party or group of Parties shall be borne solely by such Party or group of Parties; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys' fees of such court proceedings. Except as otherwise provided in the immediately preceding sentence, each Party shall bear its own attorneys' fees in connection with any appeal of an arbitration award, or in any other court litigation arising out of this Agreement.

27.8.4 Confidentiality:

The arbitrators may, but shall not be required, to explain reasons for the award. No transcript or other recording shall be made of the arbitration proceedings. Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order, or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the Parties' actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the Parties' statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by

any of the Parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state-law provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

27.8.5 Enforceability:

The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall be enforceable by any court having jurisdiction.

27.8.6 Indemnification:

The provisions of this Article 27.8 shall not limit the obligation of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, loss, damages or expenses as provided elsewhere in Article 22 *(Liability, Claims, and Lawsuits)*.

27.8.7 Preservation of Rights:

Notwithstanding the above, any Party may seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such actions, the Parties shall continue to try to resolve the dispute by negotiation, mediation, or arbitration as necessary.

27.9 Participation Agreements:

Notwithstanding any contrary provision of this Agreement, in the event of a conflict or discrepancy between the provisions of the Participation Agreements and this Agreement in connection with drilling operations for the first Exploratory Well, the provisions of the Participation Agreements shall govern.

IN WITNESS WHEREOF, each Party, through its duly authorized agent or representative, has executed this Agreement effective as of the date first above written.

KERR-MCGEE OIL & GAS CORPORATION

By:______________________________

____

REPSOL E&P USA INC.

By:______________________________

____

RIDGEWOOD ENERGY CORPORATION

By:______________________________

____

EXHIBIT "A"
Description of Leases, Working Interests of the Parties, Operator and Representatives of the Parties

Attached to and made a part of that certain operating agreement dated March 1, 2007, by and between Kerr-McGee Oil Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

I. REPRESENTATIVES OF THE PARTIES:

Kerr-McGee Oil & Gas Corporation
PO Box 1330
The Woodlands, Texas 77251-1330
Representative: Director, Land – Gulf of Mexico
Name: Jim W. Bryan
E-mail: jbryan@anadarko.com
Phone: 832-636-8831
Phone: 832-636-8059

Repsol E&P USA Inc.
2001 Timberloch Place, Suite 3000
The Woodlands, Texas 77380
Representative: Manager, Contracts & Negotiations
Name:Wanda Slocum
e-mail: wslocumj@repsolypf.com
Phone: 281-297-1021
Fax: 281-297-1072

Ridgewood Energy Corporation
11700 Old Katy Road, Suite 280
Houston, Texas 77079
Representative : Land Manager
Name : Randy A. Bennett
e-mail : rbennett@ridgewoodenergy.com
Phone : 281-293-9384
Fax : 281-293-7391

II. OPERATOR:

Kerr-McGee Oil & Gas Corporation

III. DESCRIPTION OF THE LEASES AND BURDENS:

1) OCS-G 18644: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective August 1, 1997, covering all of Block 111, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(2) OCS-G 18645: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective August 1, 1997, covering all of Block 112, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company

1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(3) OCS-G 18649: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective May 1, 1997, covering all of Block 155, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(4) OCS-G 18650: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploraion (US) Inc. effective May 1, 1997, covering all of Block 156, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(5) OCS-G 25237: Oil and Gas Lease between the United States of America and Ocean Energy, Inc. and Kerr-McGee Oil and Gas Corporation effective June 1, 2003, covering all of Block 199, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(6) OCS-G 21855: Oil and Gas Lease between the United States of America and Kerr-McGee Oil and Gas Corporation effective June 1, 2000, covering all of Block 200, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.
Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.

IV. WORKING INTEREST OF THE PARTIES

	PARTY		WORKING INTEREST
Operator	Kerr-McGee Oil & Gas Coporation		68.00%
Non-Operator	Repsol E&P USA Inc.		20.00%
Non-Operator	Ridgewood Energy Corporation		12.00%
		Total	100.00%

EXHIBIT "B"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation.

OFFSHORE INSURANCE PROVISIONS

I. INSURANCE CHARGED TO THE JOINT ACCOUNT

The Operator shall procure and maintain insurance in the types and amounts required by applicable laws, rules and regulations and any other insurance upon which the Parties may mutually agree. Premiums for such insurance shall be charged to the joint account.

If under the laws of the jurisdiction in which operations are conducted, Operator is authorized to be a self-insurer as to Workmen's Compensation or as to U.S. Longshoremen's and Harbor Worker's Compensation, or as to Jones Act liability coverage, or as to all or any of them, then Operator may elect to be a self-insurer and shall charge to the joint account a premium equivalent which shall not exceed the respective manual insurance rates for such insurance.

The Parties will mutually cooperate in developing a program for the types and amounts of insurance that Operator will procure.

II. OTHER PROVISIONS

Each Party shall have the right, solely for its own account, to carry insurance (including the right to self insure) as it shall determine at its own cost and expense. Such insurance shall be solely for the benefit of such Party procuring same and shall contain a waiver of subrogation in favor of all the other Parties to the Operating Agreement, including the Operator.

Operator (including any Party conducting Non-Consent Operations) shall include in its contracts with independent contractors performing work for the Parties on the Contract Area, to the extent reasonably practical and lawful provisions which i) require all contractors (including subcontractors) to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations and, ii) require all such contractors to name the Parties as additional insureds on such contractors' insurance policies and/or to obtain from their insurers waivers of subrogation in favor of the Parties, including the Operator.

Any loss which is not covered by insurance shall be borne by the Parties in accordance with the terms of the Operating Agreement under which said operations are being conducted by the Parties.

EXHIBIT "C"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation.

ACCOUNTING PROCEDURE
PROJECT TEAM
JOINT OPERATIONS

I. GENERAL PROVISIONS

1. DEFINITIONS

All terms used in this Accounting Procedure, if not otherwise defined in the Agreement to which this Accounting Procedure is attached, shall have the following meaning:

"Affiliate" shall mean, with respect to any Party, any separate legal entity directly or indirectly controlling, controlled by, or under common control with such Party, unless otherwise defined in the Agreement to which this Accounting Procedure is attached.
"Controllable Material" shall mean Material that at the time of acquisition or disposition by the Joint Account is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies (COPAS).
"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of the Operator's field employees and/or contract labor directly employed on the Joint Property in the conduct of Joint Operations.
"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties.
"Joint Operations" shall mean activities required to handle operating conditions and problems for the exploration, appraisal, development, production, protection, maintenance, abandonment, and restoration of the Joint Property.
"Joint Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached. For operations involving subsea structures or structures located off the Prospect Area, the phrase "on the Joint Property" may include a platform, production system, surface production facility, remote facility, or floating production storage facility, from which Joint Operations are conducted, even if such structures or facilities are not owned by the Parties pursuant to this Agreement.
"Material" shall mean personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.
"Non-Operators" shall mean the Parties to this Agreement other than the Operator.
"Offshore Facilities" shall mean platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.
"Operator" shall mean the Party designated to conduct the Joint Operations.
"Parties" shall mean legal entities signatory to the Agreement, or their successors or assigns, to which this Accounting Procedure is attached.
"Personal Expenses" shall mean reimbursed costs for travel, temporary living, relocation, and other expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II. of this Accounting Procedure.
"Project Team" shall mean the group of management, supervisory, technical and support personnel drawn from the staff of the Participating Parties or their respective Affiliates or contractors performing work and/or studies as authorized under the terms of the Agreement, other than a subsurface team established pursuant to Article 10.6 of the Agreement.

"Shore Base Facilities" shall mean onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions benefiting the Joint Property.

"Technical Employees" shall mean personnel having special and specific engineering, geoscience, or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

2. STATEMENTS AND BILLINGS

A. The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. In lieu of detailed descriptions, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

B. Non-Operators shall bill the Operator, on a monthly basis, in accordance with the provisions contained herein, for the salaries, wages, payroll burden, and Personal Expenses, if any, of its employees assigned to the Project Team. In a like manner, the Non-Operator shall bill the Operator for such expenses of the Non-Operator's Affiliate employees and/or contractor employees retained by the Non-Operator who are assigned to the Project Team. The Operator shall reimburse the Non-Operators in accordance with Section I, Paragraph 3.B. For the purposes of Paragraphs 3, 4, and 5 of this Section I, the Non-Operator's costs which are billable pursuant to this Agreement shall be considered for the Joint Account.

3. ADVANCES AND PAYMENTS BY THE PARTIES

A. The Operator may require the Non-Operators to advance their share of the estimated cash outlay for the next succeeding month's operations. Unless otherwise provided in the Agreement, any billing for such advance shall be payable within 15 days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a Non-Operator's advances exceed its share of cash expenditures, the next succeeding cash advance requirement, after such determination, shall be reduced accordingly. However, if the amount of such excess advance is greater than the amount of the next month's estimated cash requirements for such Non-Operator(s), the Non-Operator(s) may request a refund of the difference, which refund shall be made by the Operator within ten (10) Days after receipt of the Non-Operator's request provided that the amount is in excess of one hundred thousand U.S. Dollars (U.S. $100,000).

B. Except as provided below, each Party shall pay its proportion of all bills within 30 days of receipt date and all advances when due. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly using the U.S. Treasury Bill 13-week discount rate plus 3% in effect on the first day of the month for each month that the payment is delinquent or the maximum contract rate permitted by the applicable usury laws governing the Joint Property, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts. Interest shall begin accruing on the first day of the month in which the payment was due.

C. Payments by Parties for monthly cash advances and billings shall be made by Electronic Fund Transfer (EFT) or Automated Clearing House (ACH) transaction upon written request, which shall include transfer instructions, of the Party entitled to receive payment.

4. ADJUSTMENTS

A. Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements (including payout status statements) rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after 24 months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto requesting review for adjustment.

B. All adjustments initiated by the billing Parties except those described in (1) through (4) below are limited to the 24-month period following the end of the calendar year in which the original charge appeared or should have appeared on the billing Party's Joint Account statement or payout status statement. Adjustments made beyond the 24-month period are limited to the following:

(1) a physical inventory of Controllable Material as provided for in Section V;
(2) an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Party relating to another property;
(3) a government/regulatory audit; or
(4) working interest ownership adjustments.

5. EXPENDITURE AUDITS

A. A Non-Operator, upon notice in writing to the Operator and other Non-Operators including any Non-Participating Parties who have not permanently relinquished their interest, shall have the right to audit the Operator's accounts and records relating to the Joint Account for any calendar year within the 24-month period following the end of such calendar year; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 4 of this Section I. The Operator shall retain all financial records which support the Joint Account charges for a minimum of thirty-six (36) months. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit. The lead audit company's audit report shall be issued within 90 days after completion of the audit testing and analysis but no later than 90 days from the end of the calendar year in which the audit was commenced; however, the 90-day time period shall not extend the time period required for taking specific detailed written exception as required in Paragraph 4.A above. All claims shall be supported with sufficient documentation. Failure to issue the report within the prescribed time or to take specific written exception within the time period set forth in Paragraph 4 of this Section I will preclude the Non-Operator from taking exception to any charge billed within the time period audited.

A timely filed audit report or any timely submitted response thereto shall suspend the running of any applicable statute of limitations regarding claims made in the audit report. While any audit claim is being resolved, the applicable statute of limitations will be suspended; however, the failure to comply with the deadlines provided herein shall cause the statute to commence running again.

B. The Operator shall make good faith efforts to allow or deny all exceptions in writing to an audit report within 180 days after receipt of such report. Denied exceptions should be accompanied by a substantive response.

C. The lead audit company shall make good faith efforts to reply to the Operator's response to an audit report within 90 days of receipt, and the Operator shall make good faith efforts to reply to the lead audit company's follow-up response within 90 days of receipt.

D. The lead audit company or the Operator can call an audit resolution meeting to resolve audit exceptions open more than fifteen (15) months. This meeting must be attended by their representatives having the authority to resolve such issues.

E. If the audit resolution meeting(s) are unsuccessful or if the Parties are unable to resolve audit issues/exceptions within eighteen months after the date of the audit report, any Party may invoke the dispute resolution procedures set forth in Article 27.8 of the Agreement.

F. This Accounting Procedure contemplates Non-Operators may incur Project Team expenditures that are subsequently billed to the Operator and charged to the Joint Account pursuant to Section I, Paragraph 2.B. Accordingly, such Non-Operators are required to maintain auditable records supporting such charges. Regarding such charges, the Operator and/or any other Non-Operators are hereby provided the same rights and obligations as set forth in Section I, Paragraphs 5.A through 5.E., as pertain to the Non-Operators in audit of the Joint Account. Conversely in such situation, the Non-Operator being audited is hereby provided the same rights and obligations as set forth in Section I, Paragraphs 5.A. through 5.E. for the Operator.

6. APPROVAL BY PARTIES

Where an approval or other agreement of the Parties is expressly required under other sections of this Accounting Procedure, the Operator shall notify all Parties of the proposal. If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, an affirmative vote of the Parties as a General Matter shall be controlling.

For the purpose of administering the voting procedures of this Paragraph 6, if two or more Parties to this Agreement are Affiliates of each other, such Affiliated Parties shall be treated as a vote by a single Party having the combined interest of the Affiliated Parties.

II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

1. RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2. LABOR

A. Salaries and Wages, including Incentive Compensation Programs as set forth in Model Form Interpretation 37, for personnel serving the Joint Property shall be chargeable in accordance with the following provisions.

(1) Project Team

All salaries and wages of employees of the Operator and Non-Operator assigned or timewriting to the Project Team on a full-time or part-time basis shall be considered a direct cost and shall be charged to the Joint Account based on actual time worked. Such employees shall include personnel who are directly engaged in project management, project accounting, evaluation, design, construction, and installation activities regardless of location.. Contractor and Affiliate charges for personnel assigned or timewriting to the Project Team are chargeable pursuant to Section II, Paragraphs 5 and 7, respectively.

(2) Other Operations—Non-Project Team

The following salaries and wages shall be charged for employees:

(a) Salaries and wages of the Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(b) Salaries and wages of the Operator's employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Joint Property if such costs are not charged under Paragraph 6 of this Section II.

(c) Salaries and wages of First Level Supervisors.

(d) Salaries and wages of Technical Employees directly employed on the Joint Property in the conduct of Joint Operations, or on Offshore Facilities serving the Joint Property, if such charges are excluded from the Overhead rates.

(e) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

B. Cost of holiday, vacation, sickness and disability benefits, and other customary allowances paid to personnel to the extent their salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this Section II, excluding severance payments or other termination allowances. Such costs under this Paragraph 2.B may be charged on a "when and as-paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2.A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's or Non-Operators' cost experience, as appropriate.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to costs chargeable to the Joint Account under Paragraphs 2.A and 2.B of this Section II.

D. Personal Expenses, other than relocation costs, of personnel whose salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this Section II.

Relocation costs, consistent with the employer's established policy, are chargeable to the extent the salaries and wages of the person being relocated are chargeable, in accordance with the following:

(1) For personnel transferred and assigned to a Project Team for a minimum of 12 consecutive months, relocation costs shall be charged to the Joint Account.

For personnel assigned to a Project Team for less than 12 consecutive months, relocation costs shall not be chargeable unless agreed to by the Parties pursuant to Section I, Paragraph 6.

(2) For Operator's field employees and/or First Level Supervisors, relocation costs shall be charged to the Joint Account.

(3) Relocation costs for Technical Employees not assigned to a Project Team shall not be chargeable to the Joint Account unless approved by the Parties pursuant to Section I, Paragraph 6.

Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party shall not be chargeable to the Joint Account. Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations such as Alaska or overseas, shall be charged if approved by the Parties pursuant to the provisions in Section I, Paragraph 6.

E. Training costs shall be chargeable as specified in the Model Form Interpretation 35 and as provided in Section II, Paragraph 13. This training charge shall include the wages, salaries,

training course cost, and Personal Expenses incurred during the training session for personnel to the extent their salaries and wages are chargeable under Paragraph 2.A of this Section II. The cost of the training course will be limited to prevailing commercial rates where available.

F. Cost of established plans for employees' benefits as described in the Model Form Interpretation 27, determined by applying the employee benefits limitation percentage most recently recommended by COPAS to the chargeable salaries and wages

3. MATERIAL

Materials purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV. Only such Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4. TRANSPORTATION

Except as provided in Section 7.3 of the Agreement, transportation of Operator's, Non-Operator's, Affiliate's or contractor's personnel, and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is transferred to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is transferred to the Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties unless agreed to by the Parties.

C. In the application of Paragraphs 4.A. and 4.B. above, the option to equalize or charge actual trucking cost is available when the actual charge is less than the amount most recently recommended by COPAS, excluding accessorial charges, as set forth in COPAS Model Form Interpretation 38.

5. SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations and provided by sources other than the Parties, except for contract services, equipment, and utilities covered by the Section III overhead provisions, Paragraph 7 of this Section II, or excluded under Paragraph 9 of this Section II. Notwithstanding anything herein to the contrary, only actual cost of contract personnel assigned to the Project Team are directly chargeable to the Joint Account.

6. EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

A. Equipment and facilities owned by the Operator shall be charged to the Joint Account at the average prevailing commercial rate for such equipment. If an average commercial rate is used to bill the Joint Account, the Operator shall adequately document and support such rate and shall periodically review and update the rate and the supporting documentation.

B. In lieu of charges in Paragraph 6.A. above, or if a prevailing commercial rate is not available, equipment and facilities owned by the Operator will be charged to the Joint Account at the Operator's actual cost. Such costs shall be limited to expenses that would be chargeable pursuant to this Section II if such equipment and facilities were jointly owned, depreciation using straight line depreciation method, and interest on investment (less gross accumulated depreciation) not to exceed ten percent (10%) per annum. In addition, the rate may include an element of the estimated cost of abandonment, reclamation, and dismantlement to the extent such costs exceed the estimated salvage value of such equipment. Depreciation shall not be charged when the equipment and facilities investment have been fully depreciated. Charges shall not exceed the average prevailing commercial rate, if available.

C. In lieu of charges in Paragraph 6A or 6B above, for Operator-owned or leased motor vehicles, the Operator may elect to use rates published by the Petroleum Motor Transport Association or such other organization recognized by COPAS as the official source of such rates. When such rates are not available, the Operator shall charge for motor vehicles in accordance with the provisions of Paragraph 6.A. or 6.B. above.

7. AFFILIATES

Affiliate Materials, facilities, and services provided for the Joint Operations shall be chargeable to the Joint Account as herein provided.

A. If any Operator Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team and the charges for such Materials, facilities and services are expected to exceed two hundred fifty thousand dollars ($250,000.00) per annum, as to a given Affiliate , or if such expenditures exceeded said amount during the preceding 12-month period, charges to the Joint Account for such Materials, facilities or services, as to any Affiliate whose charges exceed such threshold, shall be pursuant to written agreement between the Parties. If any Operator Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team and the charges for such Materials, facilities and services are less than or equal to two hundred fifty thousand dollars ($250,000.00), charges for such Materials, facilities or services shall not require prior approval of the Parties and shall not exceed average commerical rates.

B. If a Non-Operator's Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team, charges shall be considered third-party services as provided in Paragraph 5 of this Section II.

C. An Affiliate of the Operator or Non-Operator working at the request of a Project Team or working as the primary staffing source for the Project Team shall be chargeable to the Joint Account as follows:

Prior to the commencement of each project, any Party planning to utilize Affiliate Materials, facilities or services shall submit a proposal that details such Party's Affiliate Materials, facilities, or services to be provided and the costs/rates charged by such Affiliates. Such proposal and costs/rates contained therein shall require the agreement and written approval of the Parties in accordance with the Agreement provision governing approval of the Project Team AFE. Once agreed to, such Affiliate costs/rates shall remain in effect for the duration of the AFE/Project, unless revised by the Parties in accordance with Section I, Paragraph 6 of this Accounting Procedure.

Any Party may request adjustments to Affiliate costs or rates at any time it deems appropriate but no more than once per year for a given Affiliate. The Parties shall respond to proposals for revised Affiliate costs or rates within the time prescribed in the Agreement for general voting matters. Approval of proposed Affiliate rates shall be determined in accordance with the provisions of Section I Paragraph 6 and shall not be unreasonably withheld by the Parties.

D. Each Party will make a good faith effort to obtain sufficient evidentiary supporting documentation from its Affiliate and shall maintain auditable records to support all Affiliate charges to the Joint Account. Unless otherwise provided below, such documentation shall be subject to audit in accordance with Section I, Paragraph 5.

If Affiliate charges are based on rates established using a rate basis, the audit of the Affiliate charges shall be limited to verification that the rates charged were as agreed to by the Parties, or such rate is the rate customarily charged by the Affiliate, and that the units or basis to which the rates were applied are correct. If charges to the Joint Account are based on the Affiliate's actual costs incurred, rather than a rate basis, the Parties agree that the Affiliate's records relating to the Materials, facilities, or services provided by the Affiliates will not be made available for audit by auditors of the other Parties. However, the affiliate will, if requested, provide a certification by its independent public accounting firm that Affiliate charges to the Joint Account relating to Materials, facilities or services provided by the Affiliates exclude any element of profit and are consistent in application to all of its activities. If such Party's independent public accounting firm is not an internationally recognized public accounting firm, the other Parties may, at their option, select an internationally recognized firm, subject to the approval of the Party being audited, to perform a review of the Affiliate charges to the Joint Account. The Costs of this review shall be charged to the Joint Account. The Parties requesting the audit may advise the public accountants on the scope of the review, however, the scope shall be limited to that reasonably necessary to confirm that the Affiliate charges to the Joint Account exclude any element of profit and are consistent in application to all of its activities.

8. DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting because of damages or losses incurred, except to the extent such damages or losses result from a Party's gross negligence or willful misconduct, in which case such Party shall be solely liable.

9. LEGAL EXPENSE

The Operator may not charge for services of the Operator's legal staff or fees and expenses of outside attorneys unless approved by the Parties, except that title examinations and curative work shall be chargeable, unless otherwise provided for in the Agreement. Other types of legal expenses, other than attorney fees, such as recording fees and handling, settling, or otherwise discharging litigation, claims, and liens necessary to protect or recover the Joint Property shall be chargeable.

10. TAXES AND PERMITS

All taxes and permits of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator's gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party's working interest, then notwithstanding any contrary provisions, the charges to Parties will be made in accordance with the tax value generated by each Party's working interest.

11. INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its workers' compensation and employer's liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated

by the jurisdiction governing the Joint Property. Such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12. COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication systems, including radio and microwave facilities, between the Joint Property and the Operator's offices directly responsible for field operations. In the event communication systems serving the Joint Property are Operator or Affiliate-owned, charges to the Joint Account shall be made as provided in Section II, Paragraph 6 or 7 as applicable.

13. ECOLOGICAL, ENVIRONMENTAL, AND SAFETY

A. Ecological and Environmental costs incurred

On the Joint Property

for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by applicable laws, rules, regulations and orders. Also, costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable laws, rules, regulations, and orders are chargeable. Ecological and environmental costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations.

B. Safety costs incurred

On the Joint Property

to conduct and/or implement safe operational practices/guidelines as a result of laws, rules, regulations, or orders or as recommended for voluntary compliance. Examples are the requirements mandated by the Occupational Safety and Hazards Act (OSHA), Safety and Environmental Management Program (SEMP), Process Safety Management (PSM), and/or requirements which may be mandated/recommended by similar programs or by other current or successor regulatory agencies. Safety costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations.

C. Environmental, ecological, and safety training costs for personnel whose time would otherwise be chargeable under Paragraph 13.A or B above, regardless of whether training is mandated by statute or regulatory agency, is chargeable to the Joint Account.

D. Subject to Article 6.2 of the Agreement, safety and other team accomplishment awards of reasonable cost and frequency for personnel chargeable to the Joint Account shall be chargeable to the Joint Account.

In the event of a conflict between the provisions of this Paragraph 13 and Section III, Paragraphs i. and ii., Section II, Paragraph 13 shall prevail.

14. ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by governmental, regulatory, or judicial authority.

15. OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III, and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of Joint Operations.

III. OVERHEAD

As compensation for administrative, supervision, office services and warehousing costs, or other costs not specifically identified as being chargeable to the Joint Account pursuant to Section II of this Accounting Procedure, the Operator shall charge the Joint Account in accordance with this Section III. For the purposes of charging overhead, the Parties agree that storage of Materials on a drilling rig or vessel, or Offshore Facility shall not be considered warehousing operations.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of offices and salaries or wages plus applicable burdens and expenses of personnel, except those costs identified as directly chargeable under Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, purchasing, accounting, administrative or clerical duties, or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless directly chargeable under Section II or such costs are agreed to by the Parties as a direct charge to the Joint Account.

i. Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees, and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property in the conduct of Joint Operations shall not be covered by the overhead rates.

ii. Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees, and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property shall be covered by the overhead rates.

1. OVERHEAD—PROJECT TEAM

To compensate the Operator (or chairing Party if Operator is a Non-Participating Party) for overhead costs incurred to support a Project Team, the Operator (or chairing Party) shall charge Project Team Overhead. Such overhead costs may include, but shall not be limited to the following: all personnel not directly chargeable to the Project Team, all computer equipment and supplies, office space, utilities, office furniture and equipment, cleaning and general housekeeping, office supplies, conference room facilities, facsimile machines, copy machines, telephones, and other general costs of supporting the Project Team. The overhead recovery shall be pursuant to the following:

The Parties shall negotiate and document an overhead recovery method for the Project Team AFE when the Project Team AFE is proposed by the Parties. Approval of the overhead recovery method shall be determined in accordance with the Agreement provisions governing approval of the Project Team AFE.

2. OVERHEAD—DEVELOPMENT AND OPERATING

As compensation for overhead in connection with drilling and producing operations not covered by other provisions of this Section III, Operator shall charge on a Percentage Basis as provided below:

Overhead—Percentage Basis

(1) Operator shall charge the Joint Account at the following rates:

(a) Development Rate two and one-half Percent (2.5%) of the cost of development of the Joint Property exclusive of costs provided under Section II, Paragraph 9, all salvage credits, and all Project Team expenses and overhead.

(b) Operating Rate Thirteen Percent (13%) of the cost of operating the Joint Property exclusive of costs provided under Section II, Paragraphs 1 and 9; all salvage credits; the value of substances purchased for enhanced recovery; all property and ad valorem taxes and any other taxes and assessments that are levied, assessed, and paid upon the mineral interest in and to the Joint Property.

(2) Application of Overhead—Percentage Basis shall be as follows:

(a) Development rate shall be applied to all costs in connection with

[1] drilling, redrilling, plugging back, sidetracking, or deepening of a well (including Exploration phase drilling)

[2] workover operations requiring a period of 15 consecutive work days or more on a well

[3] preliminary expenditures necessary in preparation for drilling (not including seismic expenditures as part of an exploration program)

[4] expenditures incurred in abandoning when the well is not completed as a producer

[5] original construction or installation of fixed assets and expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Section III, Paragraph 3 or any Project Team expenses and overhead.

[6] Parties will renegotiate the Development rate if a third party turnkey contractor is obtained.

(b) Operating rate shall be applied to all other costs in connection with Joint Operations except those subject to Section III Paragraphs 1 and 3.

3. OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

Major Construction is defined as any project requiring an AFE, under the terms of the Agreement to which this Accounting Procedure is attached, for the construction and installation of fixed assets; the expansion of fixed assets; or in the abandonment of fixed assets and any associated reclamation required for the exploration, development, and operation of the Joint Property.

Catastrophe is defined as a calamitous event bringing damage, loss, or destruction resulting from a single occurrence requiring an AFE to restore the Joint Property to the equivalent condition that existed prior to the event causing the damage.

To compensate the Operator for overhead costs incurred in connection with Major Construction and Catastrophes, the Operator shall either negotiate a rate prior to beginning the work or shall charge the Joint Account for overhead based on the following rates:

A. If the Operator charges, to a Project Team AFE, the engineering, design, and drafting costs associated with a Major Construction or Catastrophe project AFE, the overhead assessment shall be two and one-half percent (2.5%) of total project costs..

B. If the Operator does not charge the engineering, design, and drafting costs related to a Major Construction or Catastrophe project AFE to a separate Project Team AFE, the Operator shall charge the following rates:

If the Operator absorbs engineering, design, and drafting costs related to the project, the overhead assessment shall be three and one-half percent (3.5%) of total project costs..

If the Operator charges engineering, design, and drafting costs related to the project directly to the Joint Account, the overhead assessment shall be two and one-half percent (2.5%) of total project costs..

For calculating Major Construction overhead, the cost of drilling and workover wells shall be excluded. For calculating Catastrophe overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by insurance recoveries. Overhead assessed under the Major Construction and Catastrophe provisions shall be in lieu of all other overhead provisions. In the event of any conflict between the provisions of this paragraph and the provisions of Section II, Paragraphs 2 and 5, the provisions of this paragraph shall govern. Total project costs shall exclude Project Team costs if recorded to a separate Project Team AFE and overhead is charged on Project Team costs pursuant to Section III, Paragraph 1.

C. If the Operator proposes to use an Affiliate managed Project Management Team, the Parties will renegotiate the overhead rate.

D. If the operator outsources the project management to a third party or obtains a third party turnkey contractor, the Parties will renegotiate the overhead rate.

4. AMENDMENT OF RATES

The Overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, by a vote of two (2) or more Parties having a combined Working Interest of seventy–five percent (75%) or more.

IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator normally provides all Material for use in the conduct of Joint Operations but does not warrant the Material furnished. Except as otherwise provided in Section IV, Paragraph 4.A., Material may be supplied by Non-Operators at the Operator's option.

1. DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. A direct purchase is determined to occur when an agreement is made between an Operator and a third party for the acquisition of Materials for a specific well site or location. Material provided by the Operator under "vendor stocking programs," where the initial use is for a Joint Property and title of the Material does not pass from the vendor until usage, is considered a direct purchase. If Material is found to be defective or is returned to the vendor for any other reason, credit shall be passed to the Joint Account when adjustments have been received by the Operator from the manufacturer, distributor, or agent.

2. TRANSFERS

A transfer is determined to occur when the Operator furnishes Material from its storage facility or from another operated property. Additionally, the Operator has assumed liability for the storage costs and changes in value and has previously secured and held title to the transferred Material. Similarly, the removal of Material from a Joint Property to the Operator's facility or to another operated property is also considered a transfer. Material that is moved from the Joint Property to a temporary storage location pending disposition may remain charged to the Joint Account and is not considered a transfer.

A. PRICING

The value of Material transferred to/from the Joint Property should generally reflect the marketvalue on the date of transfer. Sufficient documentation should be available to Non-Operators for purposes of verifying Material transfer valuation. Transfers of new Material will be priced using one of the following new Material bases:

(1) Published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

The HPMs and the associated date of published price to which they should be applied will be published by COPAS periodically.

(a) For oil country tubulars and line pipe, the published price shall be based upon eastern mill (Houston for special end) carload base prices effective as of date of movement, plus transportation cost as defined in Section IV, Paragraph 2.B.

(b) For other Material, the published price shall be the published list price in effect at date of movement, as listed by a supply store nearest the Joint Property (where like Material is normally available) or point of manufacture, plus transportation costs as defined in Section IV, Paragraph 2.B.

(2) A price quotation that reflects a current realistic acquisition cost may be obtained from a supplier/manufacturer.

(3) Historical purchase price may be used, providing it reflects a current realistic acquisition cost on date of movement.

(4) As agreed to by the Parties

(5) When higher than specification grade or size tubulars from the Operator's inventory are used on the Joint Property in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars.

B. FREIGHT

Transportation costs should be added to the Material transfer price based on one of the following:

(1) Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the railway receiving point nearest the Joint Property based on the carload weight basis as recommended by COPAS in Model Form Interpretation 38 and COPAS Interpretations in effect at the time of the transfer.
(2) Transportation costs for special mill items shall be calculated from that mill's shipping point to the railway receiving point nearest the Joint Property. For transportation costs from other than eastern mills, the 30,000-pound Specialized Motor Carriers interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the Specialized Motor Carriers rate per weight of tubing transferred to the railway receiving point nearest the Joint Property.
(3) Transportation costs for special end tubular goods shall be calculated using the 30,000-pound Specialized Motor Carriers interstate truck rate from Houston, Texas to the railway receiving point nearest the Joint Property.
(4) Transportation costs for Material other than that described in Section IV, Paragraphs 2.B (1) through (3), if applicable, shall be calculated from the supply store or point of manufacture, whichever is appropriate, to the railway receiving point nearest the Joint Property.

C. CONDITION

(1) Condition "A"—New and unused Material in sound and serviceable condition shall be charged at 100% of the price as determined in Section IV, Paragraphs 2.A. and 2.B. Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss. Any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking charges. All refurbishing costs required or necessary to return the Material to original condition or to correct handling or transportation damages and other related costs will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2) Condition "B"—Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by 75%.

All refurbishing cost or reconditioning required to return the Material to Condition "B" or to correct handling or transportation damages and other related costs will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Section IV, Paragraphs 2.A. and 2.B. multiplied by 65%.

Used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3) Condition "C"—Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by 50%.

The cost of reconditioning shall be charged to the receiving property to the extent Condition "C" value, plus cost of reconditioning, does not exceed Condition "B" value.

(4) Condition "D"—Other Material that is no longer suitable for its original purpose but useable for some other purpose is considered Condition "D" Material. Included under Condition "D" is also obsolete items or Material that does not meet original specifications but still has value and can be used in other services as a substitute for items with different specifications. Due to the condition or value of other used and obsolete items, it is not possible to price these items under Section IV, Paragraph 2.A. The price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material. In some instances, it may be necessary or desirable to have the Material specially priced as agreed to by the Parties.

(5) Condition "E"—Junk shall be priced at prevailing scrap value prices.

D. OTHER PRICING PROVISIONS

(1) Preparation Costs

Costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices

which reflect the Operator's actual costs of the services. Documentation must be retained to support the cost of service. New coating and/or wrapping may be charged in accordance with Section IV, Paragraph 2.A.

(2) Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged at the rate most recently recommended by COPAS in accordance with the methods specified in COPAS Model Form Interpretation 38.

3. DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operator in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Materials, the Operator should make good faith efforts to dispose of surplus within 12 months through buy/sale agreements, trade, sale to a third party, division in-kind, or other dispositions as agreed to by the Parties owning such Materials.

The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator's expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Non-Operator. If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Materials.

The Operator may dispose of Condition "D" and "E" Material under procedures normally utilized by the Operator without prior approval.

4. SPECIAL PRICING PROVISIONS

A. PREMIUM PRICING

Whenever Material is not readily replaceable due to national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property provided notice in writing is furnished to Non-Operators of the proposed charge prior to use and to billing Non-Operators for such Material. During premium pricing periods, each Non-Operator shall have the right to furnish in-kind all or part of its share of such Material suitable for use and acceptable to the Operator by so electing and notifying the Operator within 10 days after receiving notice from the Operator.

B. SHOP-MADE ITEMS

Shop-made items shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator's scrap or junk account, the Material shall be priced at either 25% of the current price as determined in Section IV, Paragraph 2.A. or scrap value, whichever is higher, plus the cost of labor to fabricate the item.

C. MILL REJECTS

Mill rejects purchased as "limited service" casing or tubing shall be priced at 80% of K-55/J-55 price as determined in Section IV, Paragraphs 2.A. and 2.B. Line pipe converted to casing or

tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

V. INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Joint Account as defined in the most recent COPAS Material Classification Manual, with sufficient detail to perform the physical inventories requested unless directed otherwise by the Non-Operators.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of jointly owned Controllable Material shall be made within six months following the taking of the inventory or receipt of Non-Operator inventory. Charges and credits for overages or shortages will be valued for the Joint Account based on the Condition "B" prices in effect on the date of physical inventory as determined in accordance with Section IV, Paragraph 2.A. and 2.B. unless the inventorying Parties can provide reasonable evidence another Material condition applies.

1. DIRECTED INVENTORIES

With an interval of not less than three (3) years, physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators.

Expenses of directed inventories will be borne by the Joint Account and may include the following:

A. Audit per diem rate for each inventory person in accordance with the auditor rates recommended by COPAS at the time the inventory is conducted.

The per diem should also be applied to a reasonable number of days for pre-inventory work and for report preparation. The amount of time required for this additional work may vary from inventory to inventory.

B. Actual travel including Operator-provided transportation and Personal Expenses for the inventory team.

C. Reasonable charges for report typing and processing.

The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Unless otherwise agreed, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. Any anticipated disproportionate costs should be discussed and agreed upon prior to commencement of the inventory.

When directed inventories are performed, all Parties shall be governed by the results of such inventory.

2. NON-DIRECTED INVENTORIES

A. OPERATOR INVENTORIES

Periodic physical inventories that are not requested by the Non-Operator may be performed by the Operator at the Operator's discretion. The expenses of conducting such Operator inventories shall not be charged to the Joint Account.

B. NON-OPERATOR INVENTORIES

Any Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk with prior notification to the Operator of at least 90 days. Non-Operator inventory findings shall be furnished to the Operator in writing within 90 days of completing the inventory field work. The Operator shall make a good faith effort to allow or deny, in writing, all exceptions in an inventory findings report within 180 days after receipt of such inventory findings report. Denied exceptions should be accompanied by a substantive response. Non-operators are limited to one such audit per calendar year .

C. OTHER INVENTORIES

Other inventories may be taken whenever there is any sale or change of interest. When possible, the selling Party should notify all other owners at least 30 days prior to the anticipated closing date. When there is a change in Operator of the Joint Property, an inventory by the former and new Operator shall be taken. The expenses of conducting other inventories resulting from a change in Operator shall be charged to the Joint Account in accordance with Section V, Paragraph 1. The expenses of conducting inventories at the request of a Non-Operator which is assigning or transferring its interest in the Joint Property shall be borne by such Non-Operator.

EXHIBIT "D"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil and Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

GAS BALANCING AGREEMENT
MONTHLY CASHOUT

WHEREAS, it is the intent of the Parties that each Party shall have the right to take in kind and separately dispose of its proportionate share of gas (including casinghead gas) produced from each completion in each well located on acreage ("Contract Area") covered by the Offshore Operating Agreement to which this Exhibit is attached ("Operating Agreement"). Each Party shall make a good faith effort to take and market its share of gas as currently produced.

WHEREAS, the Operator shall control the gas production and be responsible for administering the provisions of this Agreement and shall make reasonable efforts to deliver or cause to be delivered gas to the Parties' gas purchasers as may be required in order to balance the accounts of the Parties in accordance with the provisions herein contained.

WHEREAS, the Parties recognize that the gas production attributed to each Party to the Operating Agreement, based upon its lease or unit entitlements, may differ from the Party's respective volumes recognized as receipts by the Gas Transporter. On a monthly basis, the difference between the gas in MMBtu's taken by a Party (gas pipeline receipts) and its Percentage Interest in MMBtu's in a lease or balancing area shall be referred to as a "Monthly Wellhead Imbalance"

WHEREAS, through this Gas Balancing Agreement, the Parties desire to provide a cash-out method to resolve the Monthly Wellhead Imbalance

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and obligations herein contained, the Parties agree as follows:

I. GAS TRANSPORTER'S NOMINATIONS

A. Each Party shall be responsible for confirming its own nominations based on the Operator's volume estimates, and for keeping its production in balance on the Gas Transporter.

B. The Operator shall be responsible for establishing the predetermined allocation methodology ("**Predetermined Allocation Methodology**") as required by the Gas Transporter, and all Parties shall provide nomination and production information required by the Operator to fulfill this responsibility. If all wells delivered through a measurement point have same the Percentage Interest and a Percentage Interest is a selection allowed by the Gas Transporter, the

methodology selected will be a fixed percentage. Otherwise, the Operator shall select a method that closely approximates a Parties' Entitlement Volume.

C. The Parties shall work in good faith to cause the nominations of their respective production to closely approximate their actual production. The Operator shall communicate changes in production to the Parties such that they can minimize imbalances. In the event a Parties' nomination is inconsistent with expected production, the Operator will request that the Party adjust on a timely its nomination to the Gas Transporter to more accurately reflect the expected production. The Parties agree that the Operator will allocate production according to the United States Department of Interior Mineral Management Service ("**MMS**") Surface Commingling Approval Letter in effect for the Measurement Point.

D. If the Gas Transporter changes its nomination, scheduling and/or balancing procedures, the provisions of this section shall be reviewed and amended as necessary to conform to the new procedures.

E. Each Party shall be responsible for its own pipeline imbalances and any associated penalties which it may incur because of failure to maintain nominations and production rates in accordance with the Gas Transporter's procedures and/or tariff (i.e. operational flow orders, critical day, Gas Transporter's declared force majeure event, etc.).

II. MONTHLY WELLHEAD IMBALANCES

After the end of each production month, the Gas Transporter will send a measurement statement to the Operator for the measured volumes for the sales meter during the preceding month. Also, the Gas Transporter will report to the Operator the allocated delivered volumes for each Party according to the Predetermined Allocation Methodology provided by Operator (**"Transporter's Allocated Volumes"**).

The Operator shall then calculate each Parties' total Entitled volume based on the Parties Working Interest in the applicable wells ("**Entitlement Volume**"). The Parties recognize that the Transporter's Allocated Volumes may differ from the Operator's Entitlement Volume. The difference between the Transporter's Allocated Volumes and the Field Entitlement Volumes shall be referred to as the "**Monthly Wellhead Imbalances**".

III. BALANCING AND CASH-OUT

A. For the sole purposes of implementing the terms of this Gas Balancing Agreement, the Operator shall furnish a statement to each Party ("**Balancing Statement and Invoice**") for each production month. The Balancing Statement and Invoice shall provide an accounting of the (i) quantities of gas, expressed in MMBtu (dry) (ii) the Transporter's Allocated Volumes; (iii) the Entitlement Volume (iv) the Monthly Wellhead Imbalance (iv) the **Cash-Out Price** (as hereinafter defined); and (v) Invoice Amount, if any.

B. Beginning with the month of first production, the Monthly Wellhead Imbalance shall be cash-settled between the Parties. The settlement payment shall be determined by multiplying (i) the Monthly Wellhead Imbalance (in MMBtu-dry) times (ii) the Cash-Out Price.

The monthly **Cash-Out Price** shall be the "Average Monthly Index Price" specified on the Gas Transporter's FERC tariff as posted on its bulletin board for the production month in which the imbalance was incurred (*as to the applicable zone and location*) less applicable maximum transportation costs or tarriff, if any.

C. If any Invoice Amount is owed by a Party, such payment shall be paid to the Operator within thirty (30) days of receipt of the Balancing Statement and Invoice. If a Party fails to remit the full amount payable when due, interest on the unpaid balance shall bear interest compounded monthly at the lesser of (i) using the prime rate at J.P. Morgan Chase & Co., plus two percent (2%) per annum from the date due until the date of payment, or (ii) the maximum lawful interest rate, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

If a Party, in good faith, disputes the amount of any such Statement or Invoice any part thereof, the disputing Party must first notify the Operator in writing of such dispute prior to payment of such amount as it concedes to be correct. If it is ultimately determined that the Party owes the disputed amount, the Party will pay that amount with interest immediately upon such determination. During the period of dispute, if non-payment of the disputed amount will impact the ability of the Operator to disburse funds to non-disputing Parties, then the Operator may, in its sole discretion, apply any future amounts that are due to the disputing Party to payments to non-disputing Parties that are due funds.

D. It shall be the responsibility of the Operator to disburse the Monthly Wellhead Imbalance settlement payment to the under-delivered Parties. The Parties agree that disbursement of funds due to an under-delivered Party is contingent on receipt of funds due from an over-delivered Party, and that the Operator is not obligated to pay funds out-of-pocket (other than those funds due as an over delivered Party). The Operator will disburse funds to under-delivered Parties within thirty (30) days of receiving payments from the over-delivered Party. Each Party agrees to indemnify, defend and hold harmless the other Parties from any and all claims, demands, causes of action and liabilities for payment of such settlement amount to the respective Parties.

E. If an invoice is outstanding for a period of ninety (90) days or longer, a Parties' right to take in kind shall be suspended. The remaining Parties shall have the right, but not the obligation, to produce, take, sell and deliver for such non-marketing Parties' account, in addition to the full share of gas to which the marketing Parties are otherwise entitled. Gas attributable to the non-marketing Party, taken by a marketing Party shall be cashed out monthly and the monies applied to the amounts outstanding. The non-marketing Parties' right to take in kind shall be reinstated once the amount due has been fully paid.

F. Each Party agrees that it will not utilize any information obtained hereunder for any purpose other than implementing the terms of this Gas Balancing Agreement.

G. Any error in any Balancing Statement and Invoice shall be promptly reported to the Operator, following which the Operator shall make the proper adjustment thereof within thirty (30) days after final determination of the correct quantities involved; provided, however, if no errors are reported to the Operator within two (2) years from the date of any Balancing Statement and Invoice, such statement shall be conclusively presumed to be correct. Any Party shall have the right to conduct an audit, at such Party's sole risk and expense, of the Operator's records relating to this Gas Balancing Agreement during said two (2) year period. In cases where the Gas Transporter reallocates volumes, the two (2) year limitation shall run from the date of the last Gas Transporter Reallocation.

H. Minerals Management Service ("MMS") take-in-kind volumes will not be subject to the Monthly Cash-out process described in this Gas Balancing Agreement. The Operator will be responsible for the MMS imbalance payments or receipts on a monthly basis. The Operator will settle with the MMS at the end of the RIK Program for all imbalances incurred by the MMS during the MMS RIK period. Any differences between the MMS cash-out price and the Cash-Out Price as defined herein shall be mutually borne by the Parties on a proportional basis. In the event of a settlement with the MMS of its imbalance, each Party shall be billed and will be obligated to pay for any negative differences. In the event of a positive difference between the MMS cash-out price and the Cash-Out price as defined herein, the Operator will disburse the positive difference to the Parties on a proportional basis within thirty (30) days after receipt from the MMS.

IV. ASSIGNMENT OF INTEREST

In the event a Party sells, assigns, exchanges, or otherwise transfers all or any undivided portion of its interest under this Gas Balancing Agreement, such transfer shall be made subject to the terms of this Gas Balancing Agreement; and, any assignee or transferee shall assume all of the assigning Party's rights, obligations and liabilities, insofar as such rights, obligations and liabilities pertain to the interest assigned. However, if any assignee should fail to perform pursuant to the terms and conditions hereof, the assignor shall remain obligated and liable for such performance.

V. ROYALTY AND TAXES

Each Party shall be responsible for paying all royalties, taxes and other burdens due and payable as such may relate to any cash settlement payments received by a Party for a Monthly Field Imbalance. Each Party agrees to indemnify, defend, and hold harmless all other Parties from any and all claims, demand, causes of action and liabilities for royalty payments asserted by its royalty owners. The term "royalty owners" shall include owners of royalties, overriding royalties, production payments and similar interests.

VI. OPERATING COSTS

Nothing herein shall change or affect each Party's obligation to pay its proportionate share of the costs and liabilities as set forth in the Operating Agreement.

VII. TERM

This Gas Balancing Agreement shall remain in force and effect as long as the Operating Agreement is in effect and thereafter until the final imbalance between the Parties is settled in full; and, shall accrue to the benefit and be binding upon the Parties hereto, their successors, representatives and assigns.

VIII. OPERATOR'S LIABILITY

Except as otherwise provided herein, the Operator is authorized to administer the provisions of this Gas Balancing Agreement, but shall have no liability to the other Parties for losses sustained or liability incurred which arise out of or in connection with performance of its duties hereunder as Operator, except such as a may result from its gross negligence or willful misconduct.

IX. CONFLICT

It is expressly understood and agreed by the Parties that entering into this Gas Balancing Agreement does not create a novation of any rights or obligations of the Parties under the Operating Agreement.

The Parties agree that this Gas Balancing Agreement shall govern only the Monthly Wellhead Imbalances described herein, and that the terms of this Gas Balancing Agreement shall govern if there is a conflict between the terms hereof and the Operating Agreement.

X. MISCELLANEOUS

A. This Gas Balancing Agreement is entered into in order to facilitate operations and accounting between the Parties, and shall have no effect upon agreements between a Party and the Gas Transporter.

B. This Gas Balancing Agreement is for accounting and system management purposes only, and is entered into by the Parties with the understanding that the balancing activities provided for herein shall not subject any non-jurisdictional entity to regulation by the Federal Energy Regulatory Commission ("FERC") as a "natural gas company" under the provisions of the Natural Gas Act. If, any time,

it should be determined that such balancing activities do result in such regulation, then this Gas Balancing Agreement shall immediately terminate and any imbalances covered herein shall be settled as provided in this Gas Balancing Agreement.

EXHIBIT "E"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

CERTIFICATION OF NONSEGREGATED FACILITIES

Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments and that it does not permit its employees to perform their services at any location under its control, where segregated facilities are maintained. Contractor certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in any Government contract between Contractor and Operator. As used in this certification, the term "segregated facilities" means any waiting rooms, work areas, rest rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom or otherwise. Contractor further agrees that (except where it has obtained identical certifications from proposed subcontractors) prior to the award of subcontracts exceeding $10,000 which are not exempt from the provisions of the Equal Opportunity Clause; that it will retain such certifications in its files; and that it will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certifications for specific time periods):

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES. A Certification of Non-segregated Facilities, as required by the May 9, 1967 order on Elimination of Segregated Facilities, by the Secretary of Labor (32 Fed. Reg. 7439, May 19, 1967), must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i. e., quarterly, semi-annually or annually). (1968 MAR.) (Note: The penalty for making false statements in offers is prescribed in 18. U.S.C. 1001.)

Whenever used in the foregoing Section, the term "contractor" refers to each party to this agreement.

EXHIBIT "F"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

NEWS RELEASE GUIDELINES

The Parties hereby establish the following guidelines regarding the issuing of a release to the news media concerning operations on any area affected by the Agreement to which this Exhibit is attached.

Subject to Article 7.5 (News Releases) of the Agreement, no release to the news media shall be made until all testing (excluding flow testing) in a well is completed. Upon receipt of all such final test results which indicates a commercial discovery, Operator will prepare a release using the following News Release Content Guidelines:

1. Name of Well
2. Location of Well by Area, Block and Adjacent State
3. Bonus Price and Sale Date
4. Tested Interval(s), if appropriate
5. Test(s) results, if appropriate
6. Participants and Percentages
7. Acreage Controlled

Proposed releases will be wired to the Non-Operating Party's at least 72 hours (exclusive of Saturdays, Sundays, and holidays) before being issued to the news media. Any Non-Operating Party desiring its name to be excluded from the releases will so advise Operator during this 72-hour period. Any Participating Party may prepare its own release ("Preparing Party"), using the Content Guidelines, following receipt of Operator's proposed release. The Preparing Party shall send the other Parties a copy of the proposed release by facsimile transmission. Any Party may have its name excluded from the proposed release by notifying the Preparing Party within seventy-two (72) hours following its receipt of the proposed release. A Non-Operating Party's news release shall not be issued in advance of the Operator's release.

EXHIBIT "G"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

INTEGRATED PROJECT TEAM EXHIBIT
(with Technology Sharing Provisions)

WHEREAS, Kerr-McGee Oil Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation herein collectively referred to as the "Parties", desire to further provide for the formation and operation of an Integrated Project Team for the purpose of assisting with preparation of a Development Plan for the Contract Area and in the planning, design and engineering of a Production System and accompanying Facilities for the Contract Area; and,

WHEREAS, Each of the Parties has experience in developing offshore oil and gas properties and the design and installation of a Production System will require significant engineering effort; and,

WHEREAS, The Parties desire to establish an understanding, relating to: (i) the costs and expenses of the Integrated Project Team to be charged to the Joint Account and the method by which such costs shall be shared, (ii) the overall operation, administration and management of the Integrated Project Team, and (iii) the exchange, development and use of technology collected or developed by or through this Integrated Project Team.

NOW, THEREFORE, in consideration of the premises and of the mutual promises exchanged and contained within this Integrated Project Team Exhibit, the Parties have reached the following agreement concerning the formation and operation of the Integrated Project Team.

<u>SECTION 1.0 DEFINITIONS</u>

As used in this Exhibit, the initially capitalized terms shall have the meanings assigned in Article 2.0 of the Operating Agreement or as specified below:

1.1 **<u>Confidential Work Product:</u>** shall mean all proprietary geophysical, geological, geochemical, drilling, engineering or other similar technical data, along with information, reports, studies, analysis, models or similar data and documents that are developed by the Integrated Project Team within the scope of its work or received from or on behalf of the Parties for use in the Integrated Project Team's work. The term shall include all proprietary information developed by the Integrated Project Team, the cost of which is charged to the Joint Account. The provisions of this Exhibit shall not be applicable to "Confidential Data", as that term is defined in the Operating Agreement.

1.2 **<u>Background Technology:</u>** shall mean any proprietary geophysical, geological, geochemical, drilling, engineering or other similar technical data, information, reports, studies, analysis, models or similar data and documents incorporating such information, which is (a) developed or obtained by a Party outside of the scope of the Operating Agreement (and this Exhibit), (b) developed or acquired by an individual Participating Party as a result of activities that are within

the scope of the Operating Agreement or this Exhibit but were conducted as a Non-Consent Operation, and for which the recoupment provisions of Article 16 of the Operating Agreement have not been met, and (c) that is identified as Background Technology and disclosed by a Party or exchanged by the Parties for use by the Integrated Project Team.

1.3 **Project Manager:** shall mean the designated representative of the chairing Party who will direct, supervise and oversee the work of the Integrated Project Team.

1.4 **Integrated Project Team ("IPT"):** shall mean the group of management, supervisory, technical and support personnel drawn from the staff of the Participating Parties or their respective Affiliates or contractors and assigned or timewriting to the IPT. The IPT shall assist in planning the efficient appraisal, development and operation of the Contract Area. An IPT shall be formed to assist in the preparation of any Development Plan for an Initial Production System or Subsequent Production System for the Contract Area pursuant to Article 12.0 *(Development Plans)* of the Operating Agreement.

SECTION 2.0 INTEGRATED PROJECT TEAM FORMATION

2.1 **Formation and Staffing of the Integrated Project Team:** An IPT of project, technical and support personnel may be established pursuant to the terms of Article 12.3 *(Integrated Project Team Election)* of the Operating Agreement. The Project Manager shall determine the make-up, size and composition of the IPT and shall notify the Participating Parties of the positions on the IPT, so long as it is within the scope of the approved IPT project. Each Participating Party may nominate a number of representatives equal to its Participating Interest times the total number of persons for the IPT determined by the Project Manager who possess specific backgrounds as identified by the Project Manager to progress the Development Plan. Each Participating Party may nominate members for positions at every level of the IPT, and may include project, technical or support personnel, with the exception of the Project Manager level. Each Party participating in the IPT shall have the right to percentage representation on the IPT up to its respective Participating Interest share of the total number of employees as members of the IPT. However, a Participating Party shall not be precluded from having more or less than its respective Participating Interest representation on the IPT, consistent with the needs of the IPT as determined by the Project Manager. The Project Manager must approve actual participation of any individual nominated by a Party for participation on the IPT, and such approval shall not be unreasonably withheld. In selecting team members, the Project Manager shall give Participating Party's, or its Affiliate's, employees preference over contractors and contractors shall not displace qualified employees as team members.

The Project Manager may dismiss an IPT member whose performance has become unsatisfactory or if such person has become superfluous to requirements of the IPT. The Project Manager shall provide to the Party whose member is being dismissed at least one month's written notice, or a shorter period of time as is practical in the case of a serious breach of security, confidentiality, or other of the Project Manager's policies. If a Party, other than the chairing Party, wishes to withdraw from the IPT any of its representatives, such Party shall provide at least one month's written notice to the Project Manager. If such Party's IPT member is leaving the employ of such Party, the IPT member may be withdrawn in such lesser time as may be required by the conditions of employment applicable to that employee or may be released immediately at the Project Manager's discretion.

If the Project Manager decides that a member of the IPT should be replaced, the Participating Party, whose representative is to be replaced, shall make arrangements to effect a reassignment of the member in question. The Participating Party whose member was removed shall then be entitled to nominate another person to fill the vacant position on the IPT. In the event a new position is created on the IPT, Operator shall notify the Participating Parties. The Participating Parties shall have the right for a period of thirty (30) days after receipt of such notice to nominate a representative to fill such new position. However, selection of the representative shall be at the Project Manager's sole discretion.

2.1.1 **Employee Staff Contribution:** Each Participating Party in the IPT AFE shall have the right (but not the obligation) to nominate its employees as members of the IPT. Nominated employees may include project, technical or support personnel. The individuals nominated for participation by the Participating Parties must have experience commensurate with the position to which they are being nominated, who could be expected to meaningfully participate and contribute to the work of the IPT.

2.1.2 **Affiliate and Contract Staff:** The IPT may utilize the resources of the Participating Parties' Affiliates, consultants and contractors to carry out the work of the IPT. Each Participating Party in the IPT may nominate Affiliate employees, consultants or contractors to serve on the IPT in the place of such Participating Party's employees. The individuals nominated for participation by the Participating Parties must have experience commensurate with the position to which they are being nominated, who could be expected to meaningfully participate and contribute to the work of the IPT.

2.2 **Project Manager:** The IPT shall operate under the direction of the Project Manager, who shall be selected by the chairing Party of the IPT. The Operator shall be the chairing Party of the IPT; provided, however, if Operator elects not to participate in the IPT a chairing Party shall be selected by a majority vote of the Participating Parties. The Project Manager shall be responsible for making team assignments and shall be responsible for the overall management and supervision of specific work tasks for the IPT. The Project Manager shall determine at the location(s) where the IPT work is to be undertaken. The Project Manager shall be responsible for selecting team members from the nominations provided by Parties and dismissing IPT members as needed in order to accomplish specific tasks or phases of the IPT. The Project Manager shall also be responsible for selecting outside contractors to perform certain IPT activities, acquiring supplies and services needed by the IPT and for instituting rules and procedures for maintaining confidential information. The Project Manager shall also be responsible for making presentations on any Initial or Subsequent Production System and associated documentation at meetings that are conducted under the Operating Agreement.

2.3 **Status of Team Members:** Each member of the IPT shall remain an employee of its respective company and each Party shall remain responsible for paying or causing to be paid their representatives' salaries, benefits and payroll burden as well as maintaining worker's compensation insurance on their representatives. Accordingly, each Party will continue to administer or cause to be administered the compensation, benefits, allowances and staff planning of its representatives on the IPT. Each Party retains the right to ultimately direct the details and means by which their representatives participate on the IPT. However, representatives who participate on the IPT will receive team assignments and general supervision from the Project Manager/supervisory team in connection with their day to day

work. An individual selected to the IPT shall, insofar as possible, and consistent with the needs of the IPT and the individual's employer, serve on the IPT for the duration of the IPT. Notwithstanding the above, some IPT members may be selected for specific tasks or phases of IPT work after which these team members may be dismissed by the Project Manager.

2.4 **Liability of Integrated Project Team Members:** To the extent allowed by law, each Party agrees to defend, hold harmless and indemnify the other Parties from and against any loss, damage, claim suit, liability, judgment and expense (including attorney fees and other costs of litigation) for any personal injury (including death) of its representatives on the IPT.

SECTION 3.0 WORK SCOPE AND DURATION OF INTEGRATED PROJECT TEAM

3.1 **Work Scope of the Integrated Project Team:** The primary objective for forming any IPT is to pool the talents of the Parties in preparing Development Plans and in planning, design, engineering, fabricating, transportation and installation of a Production System and accompanying Facilities. The proposal of the Development Plan (including the Initial Production System) and commitment of funds thereto shall be handled in accordance with Article 12.0 *(Development Plan)* of the Operating Agreement. To propose an IPT, the proposing Party shall provide the other Parties with: (1) a memo describing the anticipated scope of the team's work to be undertaken in reasonable detail such that the other Parties may make an informed decision concerning its participation in the Integrated Project Team; (2) a memo describing the type and number of staff required to complete the assignment; and (3) an AFE itemizing the estimated of the Cost of the Integrated Project Team, (4) proposed location(s) where IPT representatives will be housed, a list of goods and services covered by Project Team overhead and the proposed overhead recovery method, if not already agreed to by the Parties, and (5) the estimated duration of the IPT. The IPT AFE (and scoping memos) shall be handled pursuant to Article 12.3 *(Integrated Project Team Election)* of the Operating Agreement.

3.2 **Reports by the Integrated Project Team:** The IPT shall review the progress of its work with all Participating Parties at least quarterly, and present the results of any studies or planning upon their conclusion. The time and place of the IPT meetings shall be determined by the Project Manager.

3.3 **Duration of the Integrated Project Team:** The IPT shall remain in place until (1) the team has completed the work described in the approved IPT AFE and scoping memo, or (2) the planning, design, construction, installation and start-up phase of the Production System and accompanying Facilities designed/construction/installed under the direction of such IPT has been completed, or (3) IPT work has been terminated by unanimous approval of the Participating Parties, whichever is the earlier event. Upon dissolution of the IPT, the Operator shall conduct any further work required for the installation of the Production System and/or Facilities. Any IPT AFE in progress at the time of the IPT's dissolution shall continue to be accounted for under the applicable provisions of Exhibit "C".

SECTION 4.0 COSTS AND ADMINISTRATION OF THE INTEGRATED PROJECT TEAM

4.1 **Integrated Project Team Costs:** The costs and expenses for the IPT shall be charged to the Joint Account pursuant to Exhibit "C", *(Accounting Procedure)* of the Operating Agreement. Each Participating Party in the IPT shall be responsible for its Participating Interest share of the IPT expenses, regardless of its level of employee, Affiliate or consultant/contractor participation on the IPT.

4.1.1 **IPT Representative Charges:** Each Participating Party in an IPT shall recover the costs of its representatives assigned to the IPT through charges to the Joint Account under Sections I and II of Exhibit "C" (Accounting Procedure) of the Operating Agreement.

4.1.2 **Contractors and Consultants:** The Project Manager may retain the services of such consultants and contractors as is reasonably necessary to carry out the studies and tasks assigned to the IPT. Costs of consultants and contractors directly employed by the IPT shall be charged to the Joint Account under Section II.5 of Exhibit "C" *(Accounting Procedure)* of the Operating Agreement. Costs of consultants and contractors directly engaged by an Affiliate, but working as members of or timewriting to the IPT, may be charged to the Joint Account under Section II.7 of Exhibit "C" (*Accounting Procedure*) of the Operating Agreement. So long as the Costs of the consultant or contractor are within the scope of an approved AFE, the Project Manager's retention of consultants shall not require additional approval by the Participating Parties.

SECTION 5.0 CONFIDENTIALITY

5.1 **Confidentiality Obligation:** Each Party agrees to maintain as confidential and not to use or disclose to any third party the Confidential Work Product, except as expressly provided hereunder, for a confidentiality period commencing on the date of execution of the Operating Agreement and extending through the later of: (a) two (2) years following the termination of the IPT work pursuant to Section 93.3 of this Exhibit or (b) two (2) years following the date of termination of the Operating Agreement. After expiration of the confidentiality period the receiving Party's obligations of confidentiality and restrictions on use shall cease. Each Party agrees to treat the disclosure of the Confidential Work Product in the same manner as it treats its own confidential information.

5.1.1 **Background Technology:** The Parties shall use reasonable, good faith efforts to declare and list Background Technology and information that will be utilized by the IPT prior to establishment of the IPT. However a Participating Party may declare and list additional Background Technology after establishment of the IPT if it deems such technology will be beneficial to the IPT. Any Party claiming Background Technology shall not be subject to the confidentiality obligation of this Exhibit or the Operating Agreement as to the Background Technology. Prior to the claiming Party disclosing the Background Technology to the IPT, the other Participating Parties shall agree to exempt the Background Technology from the terms of this Exhibit and the Operating Agreement. If such agreement is not obtained, such Background Technology need not be disclosed to the IPT. The receiving Party shall maintain any Background Technology received as Confidential Work Product under this Exhibit. In no event will Background Technology be disclosed to a third party without the prior written consent

of the Party providing the Background Technology to the IPT.

5.1.2 **Supporting Agreements:** Each Party shall be responsible for insuring that its respective representatives fully abide by all obligations associated with the confidentiality of all information learned as a result of its participation on the IPT and agrees to convey such information to others in its company, or its Affiliates, on a "need-to-know" basis only. In this regard, there shall be limited reproduction of IPT-generated data. Upon the Project Manager's request, each Party shall require its respective representatives participating on the IPT to execute a confidentiality agreement consistent with the confidentiality obligations specified in the Operating Agreement and this Exhibit and shall furnish the other Parties with a copy of same upon request. Operator shall be responsible for securing confidentiality agreements from outside consultants or contract services; provided, however, a Non-Operator represented on the IPT by a consultant or contractor shall remain responsible for securing confidentiality agreements from such consultants or contractors.

5.1.3 **Consultant Agreements:** The Project Manager and each Party soliciting work from third party contractors and consultants (or from Affiliates) in connection with the IPT shall use reasonable, good faith efforts to secure contract terms with such third party (or Affiliates) that contain applicable confidentiality terms and support rights of the Parties consistent with this Agreement.

5.2 **Exceptions and Permitted Disclosures:**- Any Participating Party may disclose Confidential Work Product to third parties if such disclosure is either an exception to the confidentiality obligation as listed in Article *7.1.1 (Exceptions to Confidentiality)* or is a permitted disclosure under Article 7.1.2 *(Permitted Disclosures)* of the Operating Agreement.

5.3 **Security Policies:** All Parties' representatives assigned to or working under the direction of the IPT shall honor Operator's security system and shall treat all information directly or indirectly learned or received by virtue of its participation on the IPT as confidential in accordance with the provisions of Operator's security policies/procedures, and all revisions thereto that are made prior to termination of this Exhibit. A copy of the security policies/procedures and any revisions thereto shall be made available to Non-Operator representatives by the Project Manager for their use during the project. This obligation of confidentiality shall also apply to any other proprietary and confidential information that may relate to matters other than the Contract Area to which IPT members are exposed by virtue of working in Operator's offices. Operator will use reasonable efforts to minimize the exposure of Non-Operator representatives to the Operator's proprietary and confidential information. In no event shall confidential information be disclosed to a third party without the prior written consent of the Participating Parties except as provided in the Operating Agreement.

5.4 **Subsequent Disclosures:** Following the expiration of the period of confidentiality set forth in Section 5.1 above, each Party may freely use and disclose the Confidential Work Product without accounting to any other Party, subject only to whatever patent rights, copyright restrictions or confidentiality obligations owed to third parties. Subject to the obligations of confidentiality set forth herein, each Party has the right to copy, display, publish, distribute and prepare derivative works of all documents, drawings or other writings or materials created or conveyed under this Exhibit, including the rights to license, sell or otherwise transfer such

rights.

SECTION 6.0 USE OF CONFIDENTIAL WORK PRODUCT

6.1 **Receipt of Confidential Work Product:** Each Party will be entitled to receive the full reports of all technical studies, detail reports, general conclusions, numerical results, and design drawings from all engineering services that are charged to the Joint Account pursuant to an AFE in which it is a Participating Party, whether those engineering services are performed by a Party participating in the IPT, an Affiliate or by a third party.

6.2 **Right to use Confidential Work Product:** Each Participating Party may use for its own account (and free of cost) all Background Technology received by the IPT, and Confidential Work Product received or developed by the IPT under this Agreement, the cost of which is charged to the Joint Account. Each Participating Party may disclose Confidential Work Product to other members of joint ventures or production sharing arrangements in which the Party or its Affiliate has an ownership interest provided the other members agree to hold the Confidential Work Product in confidence and to use it only for the benefit of that joint venture or production sharing arrangement.

6.2.1 **Third Party Limitations:** The Parties acknowledge that various Background Technology may have been received from third parties under preexisting restrictions (e.g., that the Party may disclose the third party source information to a partner in a joint venture only under obligations of confidentiality and under restriction to use the information only in connection with the joint venture). Each delivering Party agrees to identify, in writing, any Background Technology subject to third party restrictions and disclose the nature of the restriction to the receiving Party prior to disclosure of the Background Technology. The delivering Party shall secure the receiving Party's acknowledgment of such restrictions prior to transmittal of such third party Background Technology. The receiving Party's acknowledgment constitutes its acceptance of such obligations and restrictions imposed upon disclosure and use of the Background Technology.

6.2.2 **Proprietary Software:** During the term of the IPT, a Party may be authorized to use various computer software and programs that are identified as being proprietary to one of the other Parties or its Affiliate. Such proprietary computer software and programs shall not be considered joint property and such computer software and programs are not a deliverable under this Agreement. Use of such proprietary software and programs is not a grant of license of any rights outside of this Agreement and the Parties retain all rights to such property. Computer software and programs which are not proprietary to one of the Parties or its Affiliate, but which were developed jointly by the IPT, shall be considered Confidential Work Product and joint property.

SECTION 7.0 INVENTIONS, PATENTS AND COPYRIGHTS

7.1 **Patent Assignment with Right to License and Sublicense:** Patents on inventions which are (1) conceived solely by outside contractors or consultants employed for the Joint Account, or conceived jointly among the Parties (each including its respective Affiliates) while working on the IPT and (2) from work which has been funded by the Joint Account will be assigned to the

Party designated as Operator, or the chairing Party if Operator is a Non-Participating Party, as of the date the patent is issued. The Operator, or chairing Party if applicable, agrees to grant each Participating Party an irrevocable, non-exclusive, worldwide, royalty-free license to practice under all such patents, including the right to grant sublicenses under such patents to any third party or Affiliate on such other terms and conditions that such Party deems appropriate, without accounting to any other Party.

7.2 **Patent Assignment and License With Limited Right to Sublicense:** Patents on inventions not covered in Section 7.1, that are conceived or first reduced to practice (actual or constructive), by a Party or its Affiliate, either alone or jointly with any outside contractors or consultants, and as a direct result of work that has been funded by the Joint Account, will be owned by that Party. The Party owning any such patent agrees to grant each other Participating Party an irrevocable, non-exclusive, worldwide, royalty-free license under all such patents to make, have made, use and have used such invention for such other Party's own business, including any joint venture or production sharing arrangement in which such other Party has an ownership interest. Further, each such other Participating Party has the right to extend these rights to its Affiliates.

7.3 **No Commitment to Disclose Technology:** Except as expressly set forth above, nothing in this Exhibit "G" will be deemed to require any Party or Affiliate to grant any licenses under any patents to anyone. The scope and content of any Background Technology disclosed under this Agreement will be determined in the sole discretion of the disclosing Party.

SECTION 8.0 WARRANTIES AND INDEMNITIES

8.1 **Disclaimer of Warranties:** ALL INFORMATION DISCLOSED OR RECEIVED BY THE PARTIES HEREUNDER SHALL BE PROVIDED ON AN "AS IS" BASIS WITHOUT ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY, VALIDITY OR UTILITY OF SUCH INFORMATION OR THAT IT CAN BE USED WITHOUT INFRINGING ANY THIRD PARTY PATENT, COPYRIGHT, OR OTHER PROPRIETARY RIGHT. WITHOUT LIMITING THE PRECEDING, ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED FROM THIS AGREEMENT. IN NO EVENT SHALL A PARTY CONVEYING OR DISCLOSING INFORMATION BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES ARISING OUT OF OR RESULTING FROM THE USE OF INFORMATION CONVEYED OR DISCLOSED UNDER THIS EXHIBIT.

8.2 **Indemnities:** Each Party agrees to defend, hold harmless and indemnify the other Parties from and against any loss, damage, claim, suit, liability, judgment and expense (including attorney fees and other costs of litigation) related to or in connection with its use (including use by others which it authorizes), outside of the Contract Area, of any Confidential Work Product, Background Technology or other information or other technology disclosed, exchanged under or developed pursuant to this Exhibit.

SECTION 9.0 MISCELLANEOUS PROVISIONS

9.1 **Export Controls:** Each Party agrees to abide by the United States Department of Commerce regulations concerning the export or re-export of United States source technical data, or the direct product thereof, to unauthorized destinations and regulations in respect of information supplied by or on behalf of any other Party hereunder.

9.2 **Independent Research:** Nothing herein shall in any way restrict or impair the right of any Party to conduct its own independent research, development, or design activities relating to the evaluation of alternate deepwater development systems even though such activities may parallel or overlap the activities of the IPT. Any such Party conducting such independent research activities shall be under no obligation pursuant to the Operating Agreement or this Exhibit to disclose any results of independent research to the other Party(ies) or with respect to the use or disposition of the results of independent research, including but not limited to all information and data resulting therefrom. Any Background Technology presently owned and developed by a Party prior to the effective date of the Operating Agreement shall remain the property of that Party

9.3 **Assignability:** A third party (not currently a Party to this Agreement) which acquires a Working Interest in the Contract Area may join the IPT upon the unanimous approval of the Participating Parties. A new Party joining the IPT must agree, in writing, to undertake all obligations set forth for a Party under this Exhibit. Such new Party will have all rights, duties and obligations under this Exhibit regarding the use of all Confidential Work Product exchanged or developed prior to the date it joins the IPT and during its participation thereunder. However, patent rights received by such new Party hereunder pursuant to Section 7.0 of this Exhibit shall be limited to patents based on developments after the date such Party joins the IPT. In the event that a Party assigns its entire interest in the Leases, the assigning Party shall have all the rights specified in this Exhibit, including patent rights and license rights thereunder, based on developments and exchanges prior to the effective date of such assignment and shall continue to have all obligations and duties with respect thereto as set forth in this Exhibit "G" relating to the confidentiality, restrictions on use, patents, indemnity, and as applicable, duties to license the other Parties.

9.4 **Confidential Information to a Non-Participating Party:** Any Party to the Operating Agreement who elected not to participate in an Integrated Project Team but who receives, upon the satisfaction of the applicable Non-Consent Provision of Article 16 (Non-Consent Operations) of the Operating Agreement, Confidential Data or Confidential Work Product resulting from the IPT, shall be subject to all obligations and duties, and shall have all the rights set forth in this Exhibit with respect to confidentiality, restrictions, licensing, sub-licensing, indemnity and export controls.

EXHIBIT "H"

Attached to and made a part of that certain operating agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

<u>POLICIES REGARDING ALCOHOL, DRUGS AND OTHER PROHIBITED MATERIAL FOR THOSE WITH ACCESS TO JOINT ACCOUNT FACILITIES</u>

The Parties to this Operating Agreement are committed to a safe, healthy, and productive workplace for all workers who hold access to the joint account facilities. The Parties recognize that the unauthorized use or possession of firearms, weapons, explosives, drugs, drug paraphernalia, or alcoholic beverages by workers holding access to joint account facilities could have serious adverse effects on the safety, efficiency and productivity of other employees, and, with respect to the abuse of alcohol and drugs, may cause a worker to be unfit for work.

The unauthorized possession or use of firearms, weapons or explosives, or the misuse of legitimate drugs, or the use, possession, distribution or sale of illicit or unprescribed controlled drugs on company business or premises, is strictly prohibited and is grounds for disciplinary action for Operator's employees. The possession or use of firearms, weapons or explosives, or the possession, use, distribution or sale of alcoholic beverages on company premises is not allowed or permitted without prior approval of appropriate senior management. If an employee of the Operator is found to have violated provisions of the Operator's policies regarding Alcohol, Drugs and other Prohibited Material, appropriate disciplinary action will be taken.

Being unfit for work because of the use of drugs or alcohol is strictly prohibited and is grounds for disciplinary action, including termination of employment. While this policy refers to alcohol and drugs, it is intended to apply to all forms of substance abuse.

The Operator has programs which recognize alcohol or drug dependency may be a treatable condition. Employees of the Operator who suspect they have an alcohol or drug dependency are encouraged to seek advice and to follow appropriate treatment promptly before it results in a job performance problems. Advisory programs or medical professional staff are available to advise and assist in securing treatment. The position and responsibilities of any employee of the Operator who has had or is found to have a substance abuse problem will be reviewed and may lead to that employee not being permitted to work in designated positions identified by management as being critical to the safety and well-being of employees or the public.

If an employee of the Operator suffering from alcohol or drug dependency refuses rehabilitation or fails to respond to treatment or fails to meet satisfactory standards of effective work performance, appropriate disciplinary action, up to and including termination, will be taken under review.

The Operator holds the right to conduct unannounced searches for firearms, weapons, explosives, drugs and alcohol on owned or controlled property. The Operator may also require its employees to submit to medical evaluation or alcohol and drug testing where cause exists to suspect alcohol or drug use. Unannounced periodic or random testing may be conducted when Operator determines it appropriate. A positive test result or refusal to submit to a drug or alcohol test is grounds for disciplinary action, including termination.

Contractor and vendor personnel, who hold access to joint account facilities, are made subject to Operator's policies regarding Alcohol, Drugs and other Prohibited Material, including the associated Search policies, as part of the contract with Operator. Common carrier personnel are governed by Department of Transportation regulations regarding such policies. Those who violate the policy are subject to being removed from joint account premises and may be denied future entry.

In addition to the above policies, it is a requirement of the Operator that those applicants accepting offers of regular employment, which would afford them access to joint account facilities for positions determined appropriate by Operator, must pass a drug test.

EXHIBIT "I"

Attached to and made a part of that certain Joint Operating Agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation Repsol E&P USA Inc. and Ridgewood Energy Corporation

TAX PARTNERSHIP PROVISIONS
RELATIONSHIP OF PARTIES AND TAX PROVISIONS

1. GENERAL PROVISIONS

1.1 Designation of Documents. This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the "Agreement"; and this exhibit is hereinafter referred to as the "Exhibit." Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2 Relationship of the Parties. The parties to this Agreement shall be hereinafter referred to as "Party" or collectively as "Parties." The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Partnership." For every other purpose of the Agreement the Parties understand and agree that: (i) their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)-sublessee(s), and not a partnership and that legal and beneficial title to oil and gas property interests and other assets subject to the provisions hereof shall at all times be in each of the Parties as otherwise provided in the Agreement; (ii) that the liabilities of the Parties shall be several and not joint or collective; (iii) that each Party shall be responsible solely for its obligations; and (iv) the Parties shall account to one another for tax purposes only as provided hereinbelow.

1.3 Priority of Provisions of this Exhibit. If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4 Survivorship

1.4.1 Any termination of the Agreement shall not affect the continuing application of the Partnership provisions for termination and liquidation.

1.4.2 Any termination of the Agreement shall not affect the continuing application of the Partnership provisions for the resolution of all matters regarding Federal and State income reporting.

1.4.3 These Partnership provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.5 Term. The effective date of the Partnership shall be the effective date of the Agreement. The Partnership shall continue in full force and effect from and after such date, until termination and liquidation.

2. INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS

2.1 Tax Returns. The Tax Matters Partner ("TMP"), as designated in § 3.1, shall prepare and file all required Federal and State partnership income tax returns. In preparing such returns the TMP shall use its best efforts and in doing so shall incur no liability to any other Party. Not less than sixty (60) days prior to the return due date (including extensions) the TMP shall submit to each Party for review a copy of the return as proposed.

2.2 Fair Market Value Capital Accounts. The TMP shall establish and maintain for each Party fair market value ("FMV") capital accounts and tax basis capital accounts. Upon request, the TMP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party's FMV capital accounts as of the end of the return period.

2.3 Gross Asset Value. Means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as agreed by the Partners;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(*g*); and (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the TMP reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the fair market value of such asset on the date of distribution as determined by the Partners; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(*m*), provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partners determine that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with

a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing income.

2.4 Allocation Year. Means (i) the period commencing on the effective date of the Agreement and ending on the last day of December of the same calendar year, (ii) any subsequent twelve month period commencing on the first day of January and ending on the following last day of December or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate profits, losses, and other items of Partnership income, gain, loss, or deduction pursuant to the Agreement.

2.5 Fair Market Value or FMV. Shall be the Gross Asset Value in such property except as approved pursuant to §4.4 hereof in a separate written agreement.

2.6 Information Requests. Each Party agrees to furnish to the TMP not later than ninety (90) days before the return due date (including extensions) such information relating to the operations conducted under this Agreement as may be required for the proper preparation of such returns and capital accounts.

3. TAX MATTERS PARTNER

3.1 Tax Matters Partner. Kerr-McGee Oil & Gas Corporation is designated TMP as defined in Internal Revenue Code (the "Code") §6231(a)(7). In the event of any change in the TMP, the Party serving as TMP at the beginning of a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Parties shall use their best efforts to comply with responsibilities outlined in this Section and Code §§6222 through 6233 and 6050K (and the Treasury Regulations thereunder) and in doing so shall incur no liability to any other Party. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

3.2 Information Request by the TMP. The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information (including information specified in Code §§6230(e) on partner identification and 6050K for transfers of partnership interests) the TMP may reasonably request to comply with the requirements of or furnish information to the Internal Revenue Service.

3.3 TMP Agreements with IRS

3.3.1 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

3.3.2 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code §6231(a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.

3.4 Inconsistent Treatment of Partnership Items. If any Party intends to file a notice of inconsistent treatment under Code §6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party's intended treatment of partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If any inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for the filing of its income tax return, the TMP need not be notified.

3.5 Request for Administrative Adjustment. No Party shall file pursuant to Code §6227 a request for an administrative adjustment of partnership items without first notifying all other parties. If all other Parties agree with the requested adjustment, the TMP shall file the request on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request, if shorter, any Party, including the TMP, may file a request for administrative adjustment on its own behalf.

3.6 Judicial Proceedings. Any Party intending to file a petition under Code §§ 6226, 6228 or any other Code section with respect to any partnership item or other tax matters involving the Partnership, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

4. TAX AND FMV CAPITAL ACCOUNT ELECTIONS

4.1 General Elections. For both income tax return and capital account purposes, the Partnership shall elect:

(a) to deduct currently intangible drilling and development costs ("IDC");
(b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;
(c) to use the accrual method of accounting;
(d) to report income on a calendar year basis;
(e) to amortize under Code Section 709 deferred organizational expenses over the shortest permissible period
(f) to amortize under Code Section 195 deferred business start-up expenses over the shortest permissible period
(g) under Code §754 to adjust the basis of partnership property, with the adjustments provided in Code §734 for a distribution of property and in Code §743 for a transfer of a partnership interest. In the case of distribution of property the TMP shall adjust all tax basis capital accounts.

In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s).

4.2 Depletion. Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of Treas. Reg. §1.704-1(b)(2)iv)(k)(2). For purposes of a simulated percentage depletion calculation the depletion rate shall be the rate specified in Code §613A(c)(1).

4.3 Election Out Under Code §761(a). The TMP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TMP with written objection within thirty (30) days of such notice.

4.4 Other Tax or FMV Capital Account Elections or Consents. Any election other than those referenced above must be approved by the affirmative vote of the Party or Parties owning a Majority Working Interest based upon post-Payout ownership.

5. CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS

5.1 Capital Contribution. The respective capital contributions of each Party to the Partnership shall be deemed to be (a) the Gross Asset Value of each Party's interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development and operation of the lease(s) and all other costs characterized as contributions or expenses borne by such Party under the Agreement.

5.2 Fair Market Value Capital Account. With respect to any Party, the Capital Account maintained for such Party in accordance with the following provisions:
(i) Each Party's Capital Account shall be increased by: (i) the amount of money and the Gross Asset Value of any property contributed by each Party to the Partnership; (ii) a Party's §6.1 allocated share of Partnership income and gain, or items thereof; (iii) that Party's share of Code § 705(a)(1)(B) items;
(ii) Each Party's Capital Account shall be decreased by: (i) the amount of money and the Gross Asset Value of any property contributed by each Party to the Partnership; (ii) a Party's §6.1 allocated share of Partnership loss and deductions, or items thereof; (iii) that Party's share of Code § 705(a)(2)(B) items;
(iii) In determining the amount of any increase or decrease for purposes of subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) with respect to liabilities assumed by the Partnership or any Party.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the TMP shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Party), are computed in order to comply with such Regulations, the TMP may make such modification, provided that it is not likely to have a material adverse effect on the amounts

distributable to any Party pursuant to Section 7.4 upon the dissolution of the Partnership. The TMP shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Parties and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(*q*) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

5.3 FMV Capital Account Revaluation. The FMV capital accounts will be revalued to reflect revaluation of partnership property according to Treas. Reg. §1.704-1(b)(2)(iv)(f) if the Parties agree pursuant to § 4.4 hereof.

6. PARTNERSHIP ALLOCATIONS

6.1 FMV Capital Account Allocations. Each item of income, gain, loss or deduction shall be allocated to each party as follows:

6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amounts received from the sale of production and of the fair market value of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

6.1.2 Exploration cost, IDC and operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset .

6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.

6.1.5 Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depreciable or depletable property.

6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement.

6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its repetitive contribution, or obligation to contribute, to such costs or expenses.

6.1.8 Any other item of profit or loss shall be allocated to the Parties so that the FMV capital account balances of the Parties most clearly reflect their respective percentage or fractional interests under the Agreement.

6.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Party shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Party's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Party who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Party's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Party unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of partnership income and gain shall be specially allocated to each such Party in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Deficit of such Party as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Party would have an Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this paragraph were not in the agreement.

(d) Gross Income Allocation. In the event that any Party has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Party is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate

sentences of Section 1.704-2(g)(1) and 1.704-2(i)(5), such Party shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant this Section shall be made only if and to the extent that such Party would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if paragraphs (c) and (d) of this Section were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated among the Party's in proportion to their Percentage Interests.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated to the Party who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

6.3 Tax Return and Tax Basis Capital Account Allocations

6.3.1 Tax Allocations; Code Section 704(c). Unless otherwise expressly provided for in this §6.3, the allocations of partnership items of income, gain, loss, or deduction for tax return, fair market value capital account, and tax basis capital account purposes shall follow the principles of the allocations under §6.1. Except as otherwise provided in this Section, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Parties in the same manner as such items are allocated for book purposes. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Parties so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

6.3.2 The Parties recognize that under Code §613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party's share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

6.3.3 The Parties recognize that under Code §613A(c)(7)(D) the computation of gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. However, as provided in Treas. Reg. §1.704-1(b)(4)(v) for oil and gas properties, the amount realized is allocated as follows: (i) first, an amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under this Section; (ii) next, from the remainder of the amount realized, if any, an amount up to any remaining precontribution gain under Code §704(c), but only to the extent not included in the allocation under the first allocation step, is allocated to the Parties having contributed the respective property; and (iii) finally, any amount of realization remaining after the allocations under (i) and (ii) is allocated in accordance with the first sentence of this § 6.1.6.

termination). The assets shall be valued and distributed to the parties in the order provided in §§ 7.2 through 7.4.

7.2 Reversion. First, all cash representing unexpended contributions by any Party and any property subject to the provisions hereof in which no interest has been earned by any other Party under the Agreement shall be returned (or deemed returned) to the contributor.

7.3 Balancing. Second, the FMV capital accounts of the Parties shall be determined as described hereunder. The TMP shall take the actions specified under this § 7.3 in order to cause the ratios of the Parties' FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. This is hereafter referred to as the "balancing of the FMV capital accounts" and, when completed, the FMV capital accounts of the Parties shall be referred to as "balanced."

7.3.1 The fair market value of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such fair market value, shall be allocated in accordance with §§ 6.1.5 and 6.1.6. If thereafter any Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with Treas. Reg. §1.704-1(b)(2)(ii)(b)(3) such Party shall be allocated an amount of Partnership net income sufficient to bring such Party's capital account balance to zero.

7.3.2 Except as provided in § 7.2, an undivided interest in each and every property shall be deemed distributed to the Parties in accordance with the ratios of their FMV capital accounts.

Should the parties disagree on the FMV of properties then the TMP will hire a nationally recognized independent engineering firm to prepare an appraisal of the FMV of the properties.

7.4 Final Distribution. After the FMV capital accounts of the Parties have been adjusted pursuant to § 7.3, all remaining property and interests deemed held by the Partnership shall be deemed distributed to the Parties in accordance with their positive FMV capital account balances.

8. CORRESPONDENCE

8.1 Correspondence. All correspondence relating to the preparation and filing of the Partnership's income tax returns and capital accounts shall be sent to:

____

____

____

End of Exhibit

EXHIBIT "J"

Attached to and made a part of that certain Operating Agreement dated March 1, 2007 by and between Kerr-McGee Oil & Gas Corporation, Repsol E&P USA Inc. and Ridgewood Energy Corporation

SAFETY, HEALTH AND ENVIRONMENTAL

Safety, Health and Environmental Management Systems

1. Plan Requirements for Operator: Operator shall have an effective Safety & Environmental Management Plan ("SHEMP"), in accordance with API RP75, or an equivalent standard, including Operator's internal policies, for all operations conducted under the Operating Agreement to which this Exhibit is attached.
2. Overview of Plan for Non-Operators: Upon the written request of any Non-Operator, the Operator will present to the Non-Operators, at a meeting called in accordance with the Operating Agreement, a sufficient overview of its SHEMP to evidence compliance with Paragraph 1 herein.
3. Operator's SHEMP Performance as an Agenda Item: Upon written request, Operator's SHEMP performance shall be an agenda item for all meetings of the Parties where past SHEMP statistical performance as well as ongoing and future SHEMP improvement initiatives are presented and discussed.

Safety, Health and Environmental Reporting

4. Operator's Obligation to Notify Non-Operators: The Operator shall notify the Non-Operators in a timely manner after any of the following incidents occur.
   (a) well blow-out,
   (b) oil spill greater than 50 barrels,
   (c) fatality or accident resulting in lost time injuries of one (1) or more people,
   (d) an incident where property damage is estimated to be in excess of $250,000, or
   (e) an incident that causes a significant loss of production; and

   such notification will be followed by a written report.

5. Maintenance and Non-Operator's Review of SHEMP Statistics: SHEMP statistics for activities and operations conducted under the Operating Agreement will be maintained and be accessible to Non-Operator's in accordance with the provisions of the Operating Agreement. SHEMP statistics are defined as: Recordable Injuries, Lost Time Injuries, Lost Time Injury Frequency, Reporatble Spills, Fines ro Incidents of Non-compliance (all as defined by OSHA). In addition to opportunities to review data through audits, Operator will, upon written request, furnish SHEMP performance information annually and be amenable to an annual meeting with Non-Operators specifically to review and discuss performance of the Production System, Facility(ies) or operation(s) applicable to this Operating Agreement.

Safety, Health an Environmental Inspections

6. Non-Operator's Right of Access: For purposes of conducting environmental and safety inspections and audits, the Non-Operator's shall have the right of access to activities and operations and shall have access to Operator's files as provided for in this Operating Agreement. Operator will cooperate fully in these environmental and safety audits.